UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EPOCH HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Epoch Holding Corporation

2)	Aggregate number of securities to which transaction applies:

23,900,048 shares of common stock, which consists of: (i) 23,868,559 shares of common stock issued and outstanding as of January 8, 2013 (including shares of unvested restricted common stock) and (ii) 31,489 shares of common stock underlying options to purchase shares of common stock outstanding as of January 8, 2013

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00013640 by the underlying value of the transaction of $669,007,057, which has been calculated as the sum of: (a) the product of 23,868,559 shares of common stock (including shares of unvested restricted common stock) issued and outstanding as of January 8, 2013 and the merger consideration of $28.00 per share; plus (b) the product of: (i) 31,489 shares of common stock underlying options to purchase shares of common stock outstanding as of January 8, 2013, and (ii) the difference between $28.00 per share and the weighted-average exercise price of such options of $6.17 per share

4)	Proposed maximum aggregate value of transaction:

$669,007,057

5)	Total fee paid:

$91,253

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED JANUARY 15, 2013

EPOCH HOLDING CORPORATION

640 Fifth Avenue

New York, New York 10019

(212) 303-7200

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[—], 2013

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Epoch Holding Corporation (“Epoch”) to be held on [—], 2013, at [—], local time, at [—].

On December 6, 2012, we entered into a merger agreement, which we refer to as the “merger agreement,” providing for the acquisition of Epoch by The Toronto-Dominion Bank, a Canadian chartered bank (“TD”). Pursuant to the terms of the merger agreement, Empire Merger Sub, Inc., a wholly owned subsidiary of TD (“Merger Sub”), will merge with and into Epoch, which we refer to as the “merger,” with Epoch continuing as the surviving corporation and becoming a wholly owned subsidiary of TD. At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement by and between Epoch, TD and Merger Sub, thereby approving the merger.

If the merger is completed, you will be entitled to receive $28.00 in cash, without interest and less any applicable withholding taxes, for each share of Epoch common stock you own.

The approval of a majority of the outstanding shares of Epoch common stock is required to adopt the merger agreement, thereby approving the merger. Our board of directors, after considering various factors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Epoch and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement, thereby approving the merger.

The accompanying proxy statement provides you with detailed information about the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. You can also obtain other information about Epoch from documents that we have filed with the Securities and Exchange Commission. The proxy statement also describes the actions and determinations of our board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the entire proxy statement carefully.

Your vote is important to us regardless of the number of shares you own. We greatly appreciate your cooperation in voting your shares. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card or submitting your proxy by telephone or over the Internet.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Epoch’s named executive officers by Epoch based on or otherwise relating to the merger. Our board of directors recommends that you vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

If you have any questions about the special meeting or the merger after reading the proxy statement, you may contact Morrow & Co., LLC, our proxy solicitor, toll free at (800) 278-2141 or collect at (203) 658-9400.

On behalf of the board of directors, we thank you for your support of Epoch Holding Corporation and appreciate your consideration of this matter.

Allan R. Tessler	William W. Priest
Chairman of the Board of Directors	Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement dated [—], 2013 and the enclosed proxy card are first being mailed to stockholders on or about [—], 2013.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED JANUARY 15, 2013

EPOCH HOLDING CORPORATION

640 Fifth Avenue

New York, New York 10019

(212) 303-7200

Notice of Special Meeting of Stockholders

To Be Held On [—], 2013

To the Stockholders of Epoch Holding Corporation:

Notice is hereby given that a special meeting of the stockholders of Epoch Holding Corporation, a Delaware corporation (“Epoch”), will be held on [—], 2013 at [—], local time, at [—] for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of December 6, 2012, by and between Epoch, The Toronto-Dominion Bank (“TD”) and Empire Merger Sub, Inc. (“Merger Sub”), which provides for the merger of Merger Sub, a wholly owned subsidiary of TD, with and into Epoch, with Epoch continuing as the surviving corporation (the “merger”), and the conversion of each outstanding share of common stock of Epoch (other than shares owned by Epoch, TD or Merger Sub and dissenting shares under Delaware law) into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes.

2.	To consider and vote upon a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to Epoch’s named executive officers in connection with the consummation of the merger.

3.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the Epoch board of directors, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only stockholders of record at the close of business on [—] are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of our record stockholders will be available at our corporate headquarters located at 640 Fifth Avenue, New York, New York 10019, during ordinary business hours for 10 days prior to the special meeting.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Epoch common stock. The Epoch board of directors unanimously recommends that Epoch stockholders vote “FOR” the proposal to adopt the merger agreement.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY TELEPHONE, VIA THE INTERNET, BY MAIL OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE INTERNET AND TELEPHONE VOTING PROCEDURES ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS BY USE OF A CONTROL NUMBER AND TO ALLOW YOU TO CONFIRM THAT YOUR INSTRUCTIONS HAVE BEEN PROPERLY RECORDED. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Epoch common stock as of the record date. All stockholders should also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read this proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of Epoch common stock, please contact Epoch’s proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Toll Free: (800) 278-2141

Collect: (203) 658-9400

By Order of the Board of Directors,

Adam Borak
Corporate Secretary

New York, New York

[—], 2013

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your shares of Epoch common stock are voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement.

If your shares of Epoch common stock are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

If your shares of Epoch common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of common stock can be voted in favor of the proposals at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, at:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Toll Free: (800) 278-2141

Collect: (203) 658-9400

PROXY STATEMENT

This proxy statement contains information related to our special meeting of stockholders to be held on [—], 2013 at [—], local time, at [—], and at any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of Epoch Holding Corporation as part of the solicitation of proxies by Epoch’s board of directors for use at the special meeting.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes information found in this proxy statement. The proxy statement contains a more detailed description of the terms described in this summary. You are urged to read this proxy statement carefully, including the annexes and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary term sheet. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 68 of this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “Epoch” and the “company” refer to Epoch Holding Corporation and, where appropriate, its subsidiaries. We refer to The Toronto-Dominion Bank as “TD,” and Empire Merger Sub, Inc. as “Merger Sub.”

Parties Involved in the Merger (Page 16)

Epoch Holding Corporation

Epoch Holding Corporation, a Delaware corporation, is a holding company headquartered in New York, New York whose sole line of business is investment advisory and investment management services. Epoch’s operations are conducted through its wholly owned subsidiary, Epoch Investment Partners, Inc., which we refer to as “EIP.” EIP is a registered investment adviser under the Investment Advisers Act of 1940, as amended, serving institutional, sub-advisory and high net worth clients worldwide. As of December 31, 2012, EIP’s assets under management were approximately $24.5 billion.

Epoch common stock is currently listed on NASDAQ under the symbol “EPHC.”

Epoch’s principal executive offices are located at 640 Fifth Avenue, New York, New York 10019 and its telephone number is (212) 303-7200.

The Toronto-Dominion Bank

The Toronto-Dominion Bank is a Canadian chartered bank. TD and its subsidiaries are collectively known as TD Bank Group. TD Bank Group is the sixth largest bank in North America by branches and serves approximately 22 million customers in four key businesses operating in a number of locations in key financial centers around the globe: Canadian Personal and Commercial Banking; Wealth and Insurance; U.S. Personal and Commercial Banking; and Wholesale Banking. TD Bank Group also ranks among the world’s leading online financial services firms, with more than 8.5 million online customers. TD Bank Group had approximately CDN$811 billion in assets on October 31, 2012. TD trades under the symbol “TD” on the Toronto and New York Stock Exchanges.

TD’s principal executive offices are located at P.O. Box 1, Toronto-Dominion Centre, King Street W. and Bay Street, Toronto, Ontario, Canada M5K 1A2 and its telephone number is (888) 751-9000.

Empire Merger Sub, Inc.

Empire Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of TD formed for the purpose of effecting the merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at P.O. Box 1, Toronto-Dominion Centre, King Street W. and Bay Street, Toronto, Ontario, Canada M5K 1A2 and its telephone number is (888) 751-9000.

The Merger (Page 48)

The proposed transaction is the acquisition of Epoch by TD pursuant to the Agreement and Plan of Merger, dated as of December 6, 2012, by and between Epoch, TD and Merger Sub. We refer to that Agreement and Plan of Merger as the “merger agreement.” The acquisition will be effected by the merger of Merger Sub, a wholly owned subsidiary of TD, with and into Epoch, with Epoch continuing as the surviving corporation and becoming a wholly owned subsidiary of TD. We refer to that merger as the “merger.”

Expected Timing of the Merger

We currently anticipate that the merger will be completed in the first half of 2013. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both TD and Epoch could result in the merger being completed at a later time, or not at all. There may be substantial amount of time between the special meeting and the completion of the merger.

Merger Consideration (Page 48)

If the merger is completed, each issued and outstanding share of our common stock, par value $0.01 per share, which we refer to as “Epoch common stock” or “our common stock” (other than shares owned by us, TD or Merger Sub and dissenting shares under Delaware law), will be converted into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration,” and, without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the shares of Epoch common stock will thereafter represent only the right to receive the per share merger consideration. At or immediately prior to the effective time of the merger, TD will deposit sufficient funds to pay the aggregate per share merger consideration with the paying agent in the merger. Once a stockholder has provided the paying agent with his or her stock certificates and the other items specified by the paying agent, the paying agent will promptly pay the stockholder the per share merger consideration.

The Special Meeting (Page 17)

Date, Time and Place (Page 17). The special meeting will be held on [—], 2013 at [—], local time, at [—].

Purpose (Page 17). At the special meeting, you will be asked to consider and vote upon (1) a proposal to adopt the merger agreement, thereby approving the merger; (2) a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Epoch’s named executive officers in connection with the consummation of the merger (this proposal being referred to in this proxy statement as the “compensation proposal”); and (3) a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the Epoch board of directors, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (this proposal being referred to in this proxy statement as the “meeting adjournment proposal”).

Record Date and Voting (Page 17). Only stockholders who hold shares of our common stock at the close of business on [—], the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [—] shares of our common stock outstanding.

Quorum (Page 18). The holders of a majority of the outstanding shares of our stock as of the close of business on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

Required Vote (Page 18). Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the meeting adjournment proposal and the compensation proposal require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares represented in person or by proxy and entitled to vote on the proposal.

Share Ownership of Our Directors and Executive Officers (Page 66). As of [—], the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [—] shares of our common stock, representing approximately [—]% of the outstanding shares of our common stock.

Voting Agreements (Page 19). In connection with the execution of the merger agreement, TD and Merger Sub entered into voting and support agreements, which we refer to as the “voting agreements,” with certain of Epoch’s directors and certain members of Epoch’s senior management and the trustees of certain trusts for their benefit holding as of the date of the merger agreement in the aggregate approximately 28% of the outstanding shares of our common stock. Following certain sales effected by an Epoch director in connection with his tax and estate planning as permitted by his voting agreement, the shares subject to voting agreements represented approximately 26% of the outstanding shares of Epoch common stock as of the date of this proxy statement. Pursuant to the terms of the voting agreements, such stockholders have agreed in their capacities as Epoch stockholders, among other things: (i) to vote their shares in favor of the adoption of the merger agreement and against any alternative proposal; and (ii) not to transfer any shares of our common stock subject to the voting agreements, subject to certain exceptions. The voting agreements and the covenants and agreements set forth in the voting agreements shall automatically terminate (without any further action of the parties) on the earliest to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Voting and Proxies (Page 18). Any Epoch stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail or voting by telephone or over the Internet, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Epoch common stock in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Epoch common stock using the instructions provided by your broker, bank or other nominee. If you do not return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

How Outstanding Options and Unvested Restricted Stock Will Be Treated (Page 37)

Pursuant to the merger agreement, the following will occur at the effective time of the merger:

•

each option to acquire shares of our common stock that is outstanding immediately prior to the merger will automatically be terminated at the effective time of the merger and converted into the right of the holder to receive a cash payment equal to the number of shares of our common stock issuable upon exercise of such option multiplied by the amount by which $28.00 exceeds the exercise price for each share of our common stock then issuable upon exercise of the option; and

•

each unvested restricted share of our common stock outstanding immediately prior to the merger will become vested and free of restrictions, and each resulting vested share of our common stock will be cancelled and converted into the right to receive from the surviving corporation $28.00 in cash and otherwise treated as common stock in accordance with the terms of the merger agreement.

As of December 6, 2012, the total amount expected to be paid to current and former Epoch employees and directors in respect of unvested restricted shares and options was approximately $34.1 million.

Delisting and Deregistration of Our Common Stock (Page 36)

Upon completion of the merger, we will remove our common stock from listing on NASDAQ and price quotations in the public market will no longer be available for our common stock and the registration of our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated.

Determination, Approval and Recommendation of Our Board of Directors (Page 29)

Our board of directors, after considering various factors, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Epoch and the holders of our common stock and has approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the meeting adjournment proposal and “FOR” the compensation proposal.

Certain factors considered by Epoch’s board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 26 of this proxy statement.

Opinion of Epoch’s Financial Advisor (Page 30)

On December 5, 2012, Credit Suisse Securities (USA) LLC, which we refer to as “Credit Suisse,” rendered its oral opinion to the Epoch board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of the date of the opinion, the merger consideration to be received by the holders of our common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Credit Suisse’s opinion was directed to the Epoch board of directors, and only addressed the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any holder of Epoch common stock as to how such stockholder should vote or act with respect to any matter relating to the merger. See “Proposal 1: Adoption of the Merger Agreement—Opinion of Epoch’s Financial Advisor” beginning on page 30 of this proxy statement.

Interests of Certain Persons in the Merger (Page 36)

In considering the recommendations of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that stockholders vote “FOR” the adoption of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

For example:

•	as of the date of the merger agreement, our executive officers and directors beneficially owned 6,784,374 shares of Epoch common stock, including 291,815 shares of unvested restricted common stock;

•

unvested restricted stock held by certain of our executive officers and members of our board of directors will become vested immediately prior to the merger and will be cancelled in exchange for the merger consideration in the merger;

•

our current and former directors and officers will continue to be indemnified following completion of the merger for certain claims related to the merger or to such person’s service as a director or officer of Epoch prior to the merger and will have the benefit of director and officer liability insurance for six years following completion of the merger; and

•

TD has caused a subsidiary to enter into employment agreements with certain members of our existing management team as of the date of the merger agreement, which will be effective upon the completion of the merger.

No Solicitation of Acquisition Proposals (Page 55)

Subject to certain exceptions, the merger agreement prohibits Epoch from, among other things: (i) initiating, soliciting, knowingly encouraging or knowingly facilitating the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposal, (ii) having any discussions or negotiations with or providing any confidential information or data to any person relating to an acquisition proposal, or engaging in any negotiations concerning an acquisition proposal, (iii) approving or recommending, or proposing to approve or recommend, any acquisition proposal, (iv) approving or recommending, or proposing to approve or recommend, or executing or entering into, any letter of intent, agreement in principle, merger agreement, asset or share purchase or share exchange agreement or other similar agreement related to any acquisition proposal, (v) entering into any agreement or agreement in principle requiring, directly or indirectly, Epoch to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement or (vi) proposing or agreeing to do any of the foregoing.

Epoch may, however, take and may permit its subsidiaries and its and their directors, officers, employees and representatives to take, prior to obtaining stockholder approval of the proposal to adopt the merger agreement, in response to a bona fide written “acquisition proposal” (as defined below in “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation”) that the Epoch board of directors concludes in good faith constitutes or is reasonably likely to result in a “superior proposal” (as defined below in “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation”), any actions described in clause (ii) of the paragraph above if the Epoch board of directors, after consultation with its outside legal advisors, determines in good faith that failure to take such action is more likely than not to result in a violation of its fiduciary duties under applicable law.

Changes in Board Recommendation (Page 55)

Prior to obtaining stockholder approval of the proposal to adopt the merger agreement, the Epoch board of directors may, upon receipt of an acquisition proposal that the Epoch board of directors concludes in good faith constitutes or is reasonably likely to result in a superior proposal, and in certain other circumstances, change its recommendation that Epoch stockholders adopt the merger agreement, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving TD the opportunity to propose changes to the merger agreement in response to a proposal for an acquisition transaction or other events or developments. If the Epoch board of directors changes its recommendation with respect to the merger agreement, TD may terminate the merger agreement and receive a termination fee as more fully described below.

Conditions to the Merger (Page 59)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	the adoption of the merger agreement by the affirmative vote of a majority of the outstanding shares of Epoch common stock;

•

the “revenue run rate” (as defined below in “Terms of the Merger Agreement—Conditions to Completion of the Merger”) of Epoch and its subsidiaries as of the fifth business day prior to the closing date being at least 80% of the revenue run rate of Epoch and its subsidiaries as of November 30, 2012;

•

the absence of any order having been issued by any governmental entity or court of competent jurisdiction, that would, or any proceeding having been commenced by any governmental entity seeking to, prevent, restrain or enjoin the consummation of the merger;

•	the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” waiting period and receipt of all other regulatory approvals; and

•

the accuracy of all representations and warranties made by the other party in the merger agreement (several of which are subject to a material adverse effect standard); and performance in all material respects by the other party of its obligations under the merger agreement.

How the Merger Agreement May Be Terminated (Page 60)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by mutual written consent, or by either TD or Epoch under any of the following circumstances, at any time before the completion of the merger:

•

the merger has not been completed on or before October 6, 2013, unless the failure of the effective time to occur by such date shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

•	if Epoch stockholder approval is not obtained at the special meeting or any adjournment or postponement thereof;

•

if a governmental entity which must grant a requisite regulatory approval has denied such approval and such denial has become final and nonappealable or any governmental entity or court of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement; or

•

if the other party has breached any of its covenants, agreements, representations or warranties under the merger agreement, which breach of covenant, agreement, representation or warranty (i) is incapable of being cured prior to the closing date or is not cured within 30 days following written notice of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement.

The merger agreement may be terminated by TD if:

•

prior to obtaining Epoch stockholder approval, the Epoch board of directors fails to recommend the merger and adoption of the merger agreement by Epoch stockholders or shall have effected a change in recommendation;

•

prior to obtaining Epoch stockholder approval, the Epoch board of directors fails to reaffirm the recommendation to Epoch stockholders to adopt the merger agreement within 10 business days of TD’s written request to provide such reaffirmation following Epoch’s receipt of an acquisition proposal;

•	Epoch materially breaches the merger agreement provisions relating to acquisition proposals in any respect adverse to TD;

•	Epoch materially breaches its obligation under the merger agreement by failing to call, give notice of, convene and hold the Epoch stockholders meeting in accordance with the merger agreement; or

•

a tender offer or exchange offer for 20% or more of the outstanding shares of Epoch common stock is commenced (other than by TD or a subsidiary thereof) and the Epoch board of directors recommends that Epoch stockholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified under the Exchange Act.

The merger agreement may be terminated by Epoch if:

•

prior to obtaining Epoch stockholder approval, (i) Epoch has not breached its obligations under the merger agreement provisions relating to acquisition proposals in any material respect, (ii) the Epoch board of directors authorizes Epoch to enter into a binding definitive agreement to effect a transaction constituting a superior proposal, (iii) Epoch prior to or concurrently with such termination has paid TD in immediately available funds a termination fee of $20,000,000 and (iv) Epoch enters into such binding definitive agreement substantially concurrently with such termination.

See the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 60 of this proxy statement.

Effects of Termination of the Merger Agreement (Page 61)

Generally, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated under the merger agreement will be paid by the party incurring those expenses. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Epoch may be required to pay to TD a termination fee of $20,000,000. See the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination; Expenses” beginning on page 61 of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid.

Specific Performance (Page 62)

The merger agreement provides that the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or other equitable relief to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

U.S. Tax Considerations for Our Stockholders (Page 43)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined below in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences”) of our common stock for U.S. federal income tax purposes. A U.S. holder who exchanges shares of our common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the merger to you. See “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences” beginning on page 43 of this proxy statement.

Regulatory Matters (Page 41)

The merger is subject to the mandatory notification and waiting period requirements of the HSR Act, which requires that we and TD furnish certain information and materials relating to the merger to the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division” and the Federal Trade Commission, which we refer to as the “FTC.” Under the HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. The required notification and report forms under the HSR Act with the Antitrust Division and the FTC were filed by Epoch on December 21, 2012 and by TD on December 31, 2012. On January 8, 2013, we and TD received notice from the FTC of early termination of the HSR Act waiting period.

The merger is subject to a mandatory notification to the applicable securities regulatory authorities in each of the Canadian provinces, other than the province of Prince Edward Island. TD provided the required notice to such regulatory authorities on January 4, 2013. The parties may not consummate the merger until the applicable waiting period expires without receipt of a regulatory notice of objection or until approval is given. In addition, the merger is subject to prior approval from the Investment Industry Regulatory Organization of Canada and the TSX Venture Exchange, exemption orders from the Toronto Stock Exchange and the TSX Venture Exchange, and mandatory notification to the Investment Industry Regulatory Organization of Canada. TD filed a letter requesting the applicable approvals and exemptions and providing the appropriate notice on December 20, 2012. The Toronto Stock Exchange and TSX Venture Exchange granted their applicable approval and exemptions on January 11, 2013.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained or waiting periods to expire, in order to complete the merger.

Stock Prices and Dividends (Page 65)

Our common stock is listed on NASDAQ, under the trading symbol “EPHC.” The closing sale price of our common stock on NASDAQ on December 5, 2012, which was the last trading day before we announced the merger, was $21.91. On [—], 2013, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $[—].

Under the terms of the merger agreement, we may continue to declare or pay quarterly dividends to our common stockholders not in excess of $0.10 per share. No adjustment to the merger consideration will be made on account of the previously announced $0.75 per share special dividend or any ordinary quarterly dividends payable prior to the consummation of the merger.

Litigation Relating to the Merger (Page 42)

Shortly after the announcement of the proposed transaction, four purported class action complaints were filed by purported shareholders of Epoch against Epoch, the individual directors of Epoch, and TD. One action was filed in the Supreme Court of the State of New York, County of New York, two were filed in the Delaware Court of Chancery, and a fourth was filed in the Supreme Court of the State of New York, County of Nassau.

Specifically, on December 11, 2012, a purported shareholder of Epoch filed an action in the Supreme Court of the State of New York, County of New York, captioned Cindy Goldman TTEE GSS 508 Trust Dated May 16, 2008 v. Epoch Holding Corporation, et al., which we refer to as the “Goldman Action.” The plaintiff alleges that the directors of Epoch breached their fiduciary duties in connection with the proposed transaction with TD, and that TD aided and abetted those alleged breaches of fiduciary duty. The suit names as defendants all directors of Epoch, Epoch, and TD. Similar claims against the same group of defendants were filed in the Supreme Court of the State of New York, County of Nassau, on December 24, 2012, captioned Katcher v. Epoch Holding Corporation, et al.

On December 21, 2012, another purported shareholder of Epoch filed an action in the Delaware Court of Chancery, captioned Reich v. Epoch Holding Corporation, et al., which we refer to as the “Reich Action.” Like the actions in New York Supreme Court, this action alleges that the directors of Epoch breached their fiduciary duties in connection with the proposed transaction with TD, and that both TD and Merger Sub aided and abetted those alleged breaches of fiduciary duty. The suit names as defendants all directors of Epoch, Epoch, TD and Merger Sub. On December 26, 2012, another purported shareholder action was filed in the Delaware Court of Chancery, captioned Hodgson v. Epoch Holding Corporation, et al., which we refer to as the “Hodgson Action.” The Hodgson Action also brings breach of fiduciary duty claims against the directors of Epoch, and aiding and abetting claims against Epoch, TD and Merger Sub.

Epoch and its directors answered the complaint in the Reich Action on December 28, 2012. On January 3, 2013, the Court of Chancery entered an order consolidating the Reich and Hodgson Actions as In re Epoch Holding Corporation Stockholder Litigation and appointed lead counsel for the consolidated action.

On January 8, 2013, in respect of the Goldman Action, Epoch and its directors filed a motion to dismiss the complaint or in the alternative to stay the action pending resolution of parallel proceedings in Delaware. That motion remains pending before the court.

Epoch and its board of directors believe these claims are entirely without merit, and intend to vigorously defend against these actions.

Our Stockholders Will Have Appraisal Rights (Page 44)

Under Delaware law, stockholders who do not wish to accept the cash consideration payable for their shares of our common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal by the Delaware Court of Chancery of the fair value of their shares of our common stock. This value could be more than, less than or equal to the $28.00 per share merger consideration. This right of holders of our common stock to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand an appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•

you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares of Epoch common stock in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert your appraisal rights. If you or your nominee fail to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right to appraisal. See “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 44 of this proxy statement for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will receive only the judicially determined fair value of their shares of Epoch common stock if such stockholders file suit in the Delaware Court of Chancery and litigate the resulting appraisal case to a decision.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact Morrow & Co., LLC, which is assisting us in the solicitation of proxies, toll free at (800) 278-2141 or collect at (203) 658-9400.

Neither the U.S. Securities Exchange Commission, which we refer to as the “SEC,” nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of our common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving these materials?

A: You are receiving this proxy statement and the accompanying proxy card because you owned shares of our common stock at the close of business on [—], the record date for the special meeting of stockholders. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q: When and where is the special meeting?

A: The special meeting will take place on [—], 2013 at [—], local time, at [—].

Q: What matters will be voted on at the special meeting?

A: We will ask you to consider and vote upon (1) a proposal to adopt the merger agreement by and between Epoch, TD and Merger Sub, pursuant to which Merger Sub will merge with and into Epoch with Epoch continuing as the surviving company and becoming a wholly owned subsidiary of TD, (2) a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to Epoch’s named executive officers in connection with the consummation of the merger, and (3) a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the Epoch board of directors, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q: What is the proposed transaction?

A: Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into Epoch, with Epoch being the surviving corporation and a wholly owned subsidiary of TD. After the merger is completed, our common stock will cease to be traded on NASDAQ.

Q: What will I receive if the merger is completed?

A: You will have the right to receive $28.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own, unless you are a dissenting stockholder and you validly exercise your appraisal rights under Delaware law. In either case, as a result of the merger, your shares will be cancelled and you will not own shares in the surviving corporation.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates now. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q: What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A: If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

Q: What vote is required to adopt the merger agreement, thereby approving the merger?

A: Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock.

Q: What vote is required for the meeting adjournment proposal?

A: Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares represented in person or by proxy and entitled to vote on the proposal.

Q: What vote is required for the compensation proposal?

A: Approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares represented in person or by proxy and entitled to vote on the proposal.

Q: What constitutes a quorum?

A: The presence at the special meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at any meeting of Epoch stockholders shall constitute a quorum for the transaction of any business at such meeting. When a quorum is once present to organize a meeting of Epoch stockholders, it is not broken by the subsequent withdrawal of any Epoch stockholders. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q: How does the Epoch board of directors recommend that I vote?

A: Our board of directors, after considering various factors, recommends that our stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the approval, on a non-binding, advisory basis, of the compensation proposal, and “FOR” the approval of the meeting adjournment proposal. You should read “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 26 of this proxy statement for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q: What is the difference between holding shares as a stockholder of record and a beneficial owner?

A: Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote at the special meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the special meeting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from the stockholder of record.

Q: How do I vote my shares of Epoch common stock?

A: Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of our common stock directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker, bank or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of our common stock if you hold your Epoch common stock as a stockholder of record in certificate form or if you hold your Epoch common stock in your name directly with our transfer agent, Continental Stock Transfer & Trust Company, which includes shares acquired and held through our equity incentive plans. If you are a registered holder of our common stock, you may vote in any of the following ways:

•

Via Internet—Prior to the special meeting, the website for Internet voting is www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials. If you vote via the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

•

Via Telephone—You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Via Mail—If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

•	At the Special Meeting—Stockholders of record can vote at the special meeting.

Q: If I hold my shares through a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A: As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

If you hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

Q: What happens if I return my proxy card but I do not indicate how to vote?

A: If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the approval, on a non-binding, advisory basis, of the compensation proposal, and “FOR” the approval of the meeting adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What happens if I abstain from voting on a proposal?

A: If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and it will have no effect on the meeting adjournment proposal or on the compensation proposal.

Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A: Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone or vote via the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at Epoch Holding Corporation, 640 Fifth Avenue, 18th Floor, New York, New York 10019, Attn: Corporate Secretary, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or via the Internet, or by voting at the special meeting.

Q: What does it mean if I receive more than one set of materials?

A: This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: When do you expect the merger to be completed?

A: The parties to the merger agreement are working toward completing the merger as promptly as possible. The parties currently expect to complete the merger in the first half of 2013, although there can be no assurance that the parties will be able to do so. Completion of the merger is subject to a number of conditions specified in the merger agreement.

Q: If the merger is completed, how will I receive the cash for my shares?

A: If the merger is completed and your shares of our common stock are held in “street name,” the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a stockholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions.

Q: Is the merger taxable to me?

A: The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined below in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences”) of our common stock for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who exchanges shares of our common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in the shares of our common stock surrendered.

You should read “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences” beginning on page 43 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger to you. Because individual circumstances may differ, we recommend that you consult your tax advisor to determine the particular U.S. federal, state, local, and/or foreign tax consequences of the merger to you.

Q: What happens if the merger is not completed?

A: If the merger agreement is not adopted by the stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, our common stock will continue to be listed and traded on NASDAQ. We may be required to pay a termination fee as described under “Terms of the Merger Agreement—Termination Fee; Effect of Termination; Expenses” beginning on page 61 of this proxy statement.

Q: Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A: Yes. As a holder of shares of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the section entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 44 of this proxy statement.

Q: Who will count the votes?

A: The votes will be counted by the inspector of election appointed for the special meeting.

Q: Where can I find the voting results of the special meeting?

A: Epoch intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Epoch files with the SEC are publicly available when filed. See “Where Stockholders Can Find More Information” beginning on page 68 of this proxy statement.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Morrow & Co., LLC, our proxy solicitation firm, toll free at (800) 278-2141 or collect at (203) 658-9400, or write to the following address:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Epoch and may include projections of Epoch’s future financial performance based on Epoch’s anticipated growth strategies and trends in Epoch’s business.

These statements are only predictions based on Epoch’s current expectations and projections about future events. There are important factors that could cause Epoch’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding:

•	the failure to receive, on a timely basis or otherwise, the required approvals by Epoch’s stockholders and governmental or regulatory agencies;

•	the risk that a condition to closing of the proposed transaction, including the satisfaction of the revenue run-rate requirement, may not be satisfied;

•	Epoch’s ability to consummate the proposed transaction;

•	the ability of Epoch to retain and hire key personnel and maintain relationships with business partners pending consummation of the proposed transaction;

•

the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which Epoch operates, as detailed from time to time in Epoch’s reports filed with the SEC;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	risk that the announcement of the proposed merger may negatively affect our relationship with our clients and employees; and

•	exposure to litigation risks, including the impact or outcome of existing or potential litigation relating to the merger.

There can be no assurance that the proposed transaction will in fact be consummated.

These risks and uncertainties are not exhaustive. Additional information about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in Epoch’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Item 1.A in Epoch’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Epoch or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. Neither Epoch nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of this communication. Epoch is not under any duty to update or revise any of these forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

All information contained in this proxy statement concerning TD, Merger Sub and their affiliates has been supplied by TD and has not been independently verified by us.

PARTIES INVOLVED IN THE MERGER

Epoch Holding Corporation

640 Fifth Avenue

New York, New York 10019

Telephone: (212) 303-7200

Epoch Holding Corporation, a Delaware corporation, is a holding company headquartered in New York, New York whose sole line of business is investment advisory and investment management services. Epoch’s operations are conducted through its wholly owned subsidiary, Epoch Investment Partners, Inc. EIP is a registered investment adviser under the Investment Advisers Act of 1940, as amended, serving institutional, sub-advisory and high net worth clients worldwide. As of December 31, 2012, EIP’s assets under management were approximately $24.5 billion.

Epoch common stock is currently listed on NASDAQ under the symbol “EPHC.” Detailed descriptions about Epoch’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2012, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 68 of this proxy statement.

The Toronto-Dominion Bank

P.O. Box 1

Toronto-Dominion Centre

King Street W. and Bay Street

Toronto, Ontario, Canada M5K 1A2

Telephone: (888) 751-9000

The Toronto-Dominion Bank is a Canadian chartered bank. TD and its subsidiaries are collectively known as TD Bank Group. TD Bank Group is the sixth largest bank in North America by branches and serves approximately 22 million customers in four key businesses operating in a number of locations in key financial centers around the globe: Canadian Personal and Commercial Banking; Wealth and Insurance; U.S. Personal and Commercial Banking; and Wholesale Banking. TD Bank Group also ranks among the world’s leading online financial services firms, with more than 8.5 million online customers. TD Bank Group had approximately CDN$811 billion in assets on October 31, 2012. TD trades under the symbol “TD” on the Toronto and New York Stock Exchanges.

Empire Merger Sub, Inc.

c/o The Toronto-Dominion Bank

P.O. Box 1

Toronto-Dominion Centre

King Street W. and Bay Street

Toronto, Ontario, Canada M5K 1A2

Telephone: (888) 751-9000

Empire Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of TD formed for the purpose of effecting the merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on [—], 2013, at [—], local time, at [—], or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We intend to mail this proxy statement and the accompanying proxy card on or about [—], 2013 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•

adopt the merger agreement, which provides for the merger of Merger Sub with and into Epoch, with Epoch continuing as the surviving corporation and a wholly owned subsidiary of TD, and the conversion of each outstanding share of Epoch common stock (other than shares owned by Epoch, TD or Merger Sub and dissenting shares under Delaware law) into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes;

•	approve a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to Epoch’s named executive officers in connection with the consummation of the merger; and

•

approve the adjournment of the special meeting, if necessary or appropriate in the view of the Epoch board of directors, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendations of Our Board of Directors

The Epoch board of directors, after considering various factors, determined that the merger agreement and transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Epoch and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. Certain factors considered by the Epoch board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 26 of this proxy statement.

Record Date and Voting Information

Holders of record of our common stock at the close of business on [—], the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, [—] shares of our common stock were outstanding and entitled to vote. A list of stockholders will be available for review at our executive offices located at 640 Fifth Avenue, New York, New York 10019 during ordinary business hours from [—], 2013 through and including the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof. Each holder of record of our common stock on the record date will be entitled to one vote for each share held as of the record date on each matter submitted to stockholders for approval at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as adoption of the merger agreement. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes” and are discussed in greater detail below.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of Epoch stockholders shall constitute a quorum for the transaction of any business at such meeting. When a quorum is once present to organize a meeting of Epoch stockholders, it is not broken by the subsequent withdrawal of any Epoch stockholders. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Required Vote; Effect of Abstentions and Broker Non-Votes

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Epoch common stock. Approval of the meeting adjournment proposal and the compensation proposal require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares represented in person or by proxy and entitled to vote on the proposal.

Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular item. Because under the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Epoch common stock, abstentions and broker non-votes will have the same effect as a vote “AGAINST” adoption of the merger agreement. Abstentions and broker non-votes will have no effect on the meeting adjournment proposal or on the compensation proposal.

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Stockholders

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of our common stock should vote by telephone, via the Internet, by mail or by attending the special meeting and voting by ballot, according to the instructions described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or via the Internet, you do not need to return your proxy card.

Voting Methods

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Via Internet—Prior to the special meeting, the website for Internet voting is www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials. If you vote via the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

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Via Telephone—You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Via Mail—If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

•	At the Special Meeting—Stockholders of record can vote at the special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation proposal, and “FOR” the approval of the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Epoch stock certificates for the payment of the merger consideration.

Revocation of Proxies

Epoch stockholders retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone or vote via the Internet. Epoch stockholders can revoke their proxy or change their vote at any time before it is exercised by giving written notice to our Corporate Secretary at Epoch Holding Corporation, 640 Fifth Avenue, 18th Floor, New York, New York 10019, Attn: Corporate Secretary, specifying such revocation. Epoch stockholders may also change their vote by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or via the Internet, or at the special meeting.

Voting by Epoch’s Directors and Executive Officers

In connection with the execution of the merger agreement, TD and Merger Sub entered into voting agreements with certain of Epoch’s directors and certain members of Epoch’s senior management and the trustees of certain trusts for their benefit holding as of the date of the merger agreement in the aggregate approximately 28% of the outstanding shares of Epoch common stock. Pursuant to the terms of the voting agreements, the stockholders have agreed in their capacities as Epoch stockholders, among other things: (i) to vote their shares in favor of the adoption of the merger agreement and against any alternative proposal; and (ii) not to transfer any shares of Epoch common stock subject to the voting agreements, subject to certain exceptions, including transfers of Epoch common stock by such stockholders to family members, trusts and charitable organizations.

Following execution of the voting agreements, Jeffrey L. Berenson, a non-employee director of Epoch, sold 400,000 shares of Epoch common stock on December 10, 2012 and 200,000 shares of Epoch common stock on December 11, 2012. Such sales were effected for tax and estate planning purposes as permitted by Mr. Berenson’s voting agreement. Following all such transfers, the shares subject to voting agreements represent approximately 26% of the outstanding shares of Epoch common stock as of the date of this proxy statement. In addition, for estate planning purposes, certain other parties to the voting agreements transferred shares of Epoch common stock to certain family members, trusts and charitable organizations, each of which became subject to the obligations of the voting agreements upon receipt of the shares of Epoch common stock.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws shall be shared equally by TD and Epoch. We have engaged the services of Morrow & Co., LLC to solicit proxies for the special meeting. In connection with its retention by us, Morrow & Co., LLC has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. We have agreed to pay Morrow & Co., LLC a fee of $10,000 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Epoch and some brokers may be householding Epoch’s proxy materials by delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Epoch that your broker or Epoch will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent under Section 233 of the DGCL. If at any time you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Epoch if you are a stockholder of record. You can notify Epoch by sending a written request to our Corporate Secretary at Epoch Holding Corporation, 640 Fifth Avenue, New York, New York 10019, or by calling our Corporate Secretary at (212) 303-7200. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Adjournments and Postponements

Although an adjournment of the special meeting is not expected to be required, if the meeting adjournment proposal is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement. If a quorum exists, then the chairman or a vote by a majority of the shares casting votes, excluding abstentions, at the special meeting may adjourn the meeting. Alternatively, if no quorum exists, the holders of a majority of the shares of stock present in person or represented by proxy at the special meeting may adjourn the meeting.

Any adjournment may be made without notice, other than by an announcement made at the special meeting, unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide at least 10 days’ notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purposes of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes to approve the proposal to adopt the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use. If the special meeting is adjourned or postponed and the record date remains unchanged, unrevoked proxies will continue to be effective for purposes of voting on the new meeting date.

Attending the Special Meeting

In order to attend the special meeting in person, you must be any of the following: a stockholder of record on the record date, a beneficial owner (and have your account statement evidencing your beneficial ownership of Epoch common stock as of the record date), a holder of a valid proxy from a stockholder of record, or an invited guest of Epoch. You will be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Epoch, with Epoch continuing as the surviving corporation and becoming a wholly owned subsidiary of TD.

At the effective time of the merger, each unvested restricted share of our common stock outstanding immediately prior to the merger will become vested and free of restrictions, and each resulting vested share of our common stock will be cancelled and converted into the right to receive from the surviving corporation $28.00 in cash and otherwise treated as common stock in accordance with the terms of the merger agreement.

At the effective time of the merger, each option to acquire shares of our common stock that is outstanding immediately prior to the merger will automatically be terminated at the effective time of the merger and converted into the right of the holder to receive a cash payment equal to the number of shares of our common stock issuable upon exercise of such option multiplied by the amount by which $28.00 exceeds the exercise price for each share of our common stock then issuable upon exercise of the option.

Background of the Merger

As part of the ongoing evaluation of Epoch’s business, Epoch’s board of directors and senior management have regularly reviewed and assessed the company’s operations and financial performance and opportunities to increase stockholder value and achieve long-term strategic goals, including, among other things, sub-advisory relationships, strategic alliances and partnerships, potential opportunities for business combinations and other strategic alternatives. From time to time, representatives of Epoch met with third parties to discuss such opportunities.

In early 2011, representatives of TD contacted William W. Priest, Chief Executive Officer of Epoch, to discuss potential joint business opportunities between the companies, including the possibility of a sub-advisory relationship, a significant equity investment in Epoch by TD, or the acquisition of Epoch by TD. Preliminary discussions among representatives of TD and Mr. Priest and Timothy T. Taussig, Chief Operating Officer of Epoch, continued intermittently during April and May 2011. Thereafter, the Epoch board of directors authorized management to provide TD with non-public information for due diligence purposes, and in late May 2011, TD and Epoch executed a non-disclosure agreement to allow for sharing of non-public information.

From May 2011 through October 2011, the parties continued to have intermittent, high-level discussions regarding potential joint business opportunities, including the possibility of a sub-advisory relationship and/or the acquisition of Epoch. During this period, Epoch provided due diligence materials to TD. On October 18, 2011, representatives of TD gave a presentation to Epoch senior management regarding TD’s views of a potential acquisition of Epoch by TD.

From November 2011 through early April 2012, the parties continued to have discussions regarding a potential acquisition of Epoch by TD. In January 2012, the Epoch board of directors authorized management to retain Credit Suisse to serve as Epoch’s financial advisor in connection with such a transaction based on, among other things, Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm, including Credit Suisse’s experience and reputation as a financial advisor to investment management and other financial services companies. The Epoch board of directors also noted that Credit Suisse did not have any material relationships with either Epoch or TD that the Epoch board of directors believed would impair Credit Suisse’s ability to provide the board with objective advice. On January 17, 2012, Epoch engaged Credit Suisse. From February to early April 2012, TD performed business, financial, accounting and legal due diligence on Epoch.

Throughout the course of these early discussions with TD, as well as the discussions described below, Epoch management kept the Epoch board of directors apprised of the status of such discussions. On several occasions, certain non-management members of the Epoch board of directors participated directly in such discussions with TD. During such period, representatives of special counsel to Epoch, Skadden, Arps, Slate,

Meagher & Flom LLP, which we refer to as “Skadden,” and Greenberg Traurig LLP, regular outside counsel to Epoch, which we refer to as “Greenberg Traurig,” periodically advised the members of the Epoch board of directors as to the status of the TD discussions as well as the board’s fiduciary duties.

Discussions between Epoch, with the assistance of its legal and financial advisors, Credit Suisse and Skadden, on the one hand, and TD and its legal advisor, Simpson Thacher & Bartlett LLP, which we refer to as “Simpson Thacher,” and its financial advisor, on the other hand, regarding a potential acquisition of Epoch by TD continued until early April 2012, when both Epoch and TD agreed to terminate discussions at that time because an agreement on price and other key transaction terms could not be reached.

In April and May 2012, Epoch updated its annual comprehensive review of its business to identify steps to support continued growth and profitability. The results of such review were presented at a meeting of the Epoch board of directors on May 17, 2012. Highlights included the need for new hires at various levels throughout the firm in order to support anticipated growth of the business and succession planning. The Epoch board of directors regularly discussed issues of key personnel risk and its potential impact on the business. In its evaluation of key personnel risk, the board noted that, as with any independent investment management company, Epoch’s financial performance and its ability to maintain and attract clients is heavily dependent on the continued services of key personnel at various levels throughout the firm and that a priority for the company would be to identify successors to certain key personnel.

During the summer and early fall of 2012, representatives of TD and Epoch met on several occasions to, among other things, continue their dialogue about possible strategic transactions, and Mr. Priest kept the non-management directors apprised of such meetings. In late October 2012, the parties re-opened discussions regarding a potential acquisition of Epoch by TD. Shortly thereafter, Epoch provided TD updated due diligence materials, including certain financial projections for Epoch, which are described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of Epoch” beginning on page 34 of this proxy statement and a conceptual framework for creating a transition and incentive program for Epoch employees in connection with any potential acquisition of Epoch by TD.

On November 1, 2012, TD sent Epoch a proposal outlining certain material terms of a potential business combination between TD and Epoch, which included as a condition thereof that specified Epoch senior executives would be required to enter into employment agreements with TD, which would become effective upon the closing of the acquisition, and which also included a general framework for management incentive and retention arrangements.

During the period from November 1 to November 8, 2012, members of Epoch senior management and certain non-management members of the Epoch board of directors met periodically to discuss the various aspects of TD’s proposal and potential responses thereto. Also attending certain of these meetings were representatives of Credit Suisse, Skadden and Greenberg Traurig. During this period, Mr. Priest updated the non-management directors on an individual basis regarding the status of TD’s proposal and the discussions with TD and solicited views from the directors regarding potential responses to TD.

On November 8, 2012, TD and Epoch discussed the parties’ positions on the key transaction issues, including those related to client and employee retention in connection with a potential transaction.

From early November 2012 until the execution of the merger agreement, at various regular and special meetings of the Epoch board of directors where a possible transaction with TD was discussed, the board considered possible alternatives to a transaction with TD, including remaining independent, seeking other strategic business relationships with third parties and conducting a public or private “auction,” and the risks associated with such alternatives. The board noted that for investment management firms the public disclosure of a possible sale can pose significant risks to its existing operations, including by potentially adversely impacting the company’s ability to attract and retain clients and personnel. The board noted that a significant loss of existing clients due to any instability created by public disclosure of such an auction process could have a material adverse impact on the company’s business. The board also considered the potential range of possible buyers and their likely level of interest in acquiring Epoch and the level of TD’s interest given its goal of acquiring a U.S. platform for its investment management business. In light of these considerations, the board determined that the substantial risks to Epoch’s business and prospects from an auction or similar sale process substantially outweighed the potential benefits, if any, and did not consider it in the best interests of Epoch to undertake such a process.

On November 11, 2012, a special meeting of Epoch’s board of directors was held via conference call. In addition to the board, members of Epoch’s senior management and representatives of Credit Suisse, Skadden and Greenberg Traurig attended the meeting. Mr. Priest updated the board on the status of the discussions with TD. Mr. Priest then reviewed for the directors TD’s proposed conditions, including the requirement that certain Epoch senior executives enter into employment agreements with TD and that, as is customary in investment management acquisitions, the transaction be conditioned on the receipt of consent from clients representing a percentage of Epoch’s management fee revenues to be agreed upon. The board and management engaged in a discussion of these issues. Additionally, the Epoch board of directors reviewed the financial projections for Epoch, which were the same financial projections provided to TD. Members of the Epoch board of directors discussed with Epoch’s senior management the assumptions underlying the financial projections presented, noting that the projections showed slower growth than historical patterns. Epoch’s management briefed the board on the factors underlying the projections, including lagging investment performance in Epoch’s U.S. investment strategies in the current year likely to result in slower AUM growth in these strategies, a reduction in anticipated performance fees, increased costs associated with newly leased premises and increased expenses to cover personnel hires required to minimize key personnel and succession risks in the business. Representatives of Skadden and Greenberg Traurig reviewed with the board its fiduciary duties. At the request of the Epoch board of directors, Credit Suisse then reviewed its preliminary financial analyses with respect to Epoch.

Following this discussion, the Epoch board of directors directed Credit Suisse and Epoch senior management to contact TD on behalf of Epoch to continue discussing the terms of a potential transaction. The board then discussed declaring a special dividend of $0.75 per share of Epoch common stock, which was consistent with the company’s practice in recent years. The board agreed to reconvene on November 12, 2012 to formally approve the special dividend, and the special dividend was formally approved and announced on such date.

Following the November 11, 2012 board meeting, as directed by the Epoch board of directors, Credit Suisse contacted TD requesting that TD make a proposal to Epoch with respect to purchase price.

During the period from November 11 to November 20, 2012, TD and Epoch, with the assistance of their respective legal and financial advisors, engaged in negotiations regarding terms of a potential transaction. During this period, the parties discussed, among other things, a potential purchase price for Epoch’s shares and the form of consideration to be paid to Epoch stockholders. Regarding the form of consideration, TD proposed paying a mix of cash and TD common shares, with the number of TD common shares fixed at the time of signing of the merger agreement. Epoch’s board of directors’ view was that this approach could subject Epoch’s stockholders to price risk based on movements in the market price of TD’s common shares during the period between signing and closing. Accordingly, Epoch’s board of directors generally preferred either an all cash transaction or a transaction where the value of the stock portion of consideration was fixed at the time of signing of the merger agreement.

On November 20, 2012, a teleconference took place among all but one of the members of the Epoch board of directors, which was also attended by members of Epoch senior management and representatives of Credit Suisse, Skadden and Greenberg Traurig. Mr. Priest reviewed with the board of directors the status of the ongoing discussions with TD and stated that the parties had, to this point, not reached agreement on certain key issues, including transaction price, form of consideration and acceptable conditions to closing. The board then discussed the key issues and noted that TD’s most recent proposal regarding price was no more than $28.00 per share, and in the event such consideration was payable in a combination of cash and TD common shares, the number of TD common shares would be fixed at the time of signing of the merger agreement, and Epoch’s most recent proposal regarding price was a fixed value of $28.25 per share. The non-management directors noted that it was unlikely that TD would agree to a purchase price in excess of $28.00 per share, based on the negotiations between the parties. After a discussion of the issues, the non-management members of the board participating in the call directed Credit Suisse and Epoch senior management to communicate a counterproposal that included a purchase price of $28.00 fixed value upon consummation of the transaction, whether in cash or in a combination of cash and TD common shares, and certain other provisions designed to enhance the certainty of completion of the proposed transaction. The non-management members of the board participating in the call further directed that if TD agreed to these terms, then Epoch senior management should expand the discussions with TD to include a detailed negotiation of a definitive merger agreement and related documentation. The participating members of the board discussed that, if TD and Epoch determined that the transaction consideration should consist of a mixture of cash and TD stock, then it should be explored whether “collars” could be structured to minimize the effects of movements in TD’s stock price. Following this meeting, Credit Suisse conveyed Epoch’s proposal to representatives of TD.

During the period from November 22 to November 28, 2012, TD and Epoch, with the assistance of their respective advisors, continued negotiations regarding terms of a potential transaction. During this period, the parties began exchanging drafts of a merger agreement and a form of voting and support agreement reflecting their respective positions on the issues.

On November 28, 2012, Epoch held a regular meeting of its board of directors in conjunction with Epoch’s 2012 annual stockholders meeting. During a portion of the board meeting, which was also attended by representatives of Credit Suisse, Skadden and Greenberg Traurig, Mr. Priest and representatives of Credit Suisse and Skadden updated the board on the status of negotiations with TD. During this meeting, the directors discussed the open issues, and the board directed Epoch senior management to have counsel prepare revised drafts of the merger agreement and form of voting and support agreement reflecting the views of the directors expressed at the meeting. The board also requested that Epoch senior management instruct Johnson Associates, Inc., the board’s regular independent compensation consulting firm, who we refer to as “Johnson Associates,” to be prepared to review the key proposed employment terms and how they compare to current market practice, and present their findings at the next special meeting of the Epoch board of directors. An executive session of the independent directors took place at the end of this meeting, where each of the independent directors expressed and discussed their views relating to the potential transaction.

Following this meeting, TD and Epoch’s board of directors agreed to continue discussions on the basis of a purchase price of $28.00 per share, payable in cash, subject to, among other things, TD’s completion of due diligence, TD and Epoch board approval and mutual agreement on the transaction terms.

During the period from November 29 to December 5, 2012, TD and Epoch, with the assistance of their respective advisors, continued to negotiate the terms of the draft merger agreement and draft voting and support agreement. During this period, TD also delivered to Epoch term sheets containing TD’s proposed employment terms for certain senior executives at Epoch and reiterated TD’s position that execution of agreements with Epoch’s senior management would be required prior to execution of a definitive merger agreement. TD negotiated these employment terms with Epoch senior management during this period.

On the afternoon of December 5, 2012, Epoch held a special meeting of its board of directors to review the proposed transaction with TD. The special meeting was also attended by representatives of Credit Suisse, Skadden, Greenberg Traurig and Johnson Associates. At the meeting, representatives of Skadden and Credit Suisse reviewed with the board the history and current status of negotiations between the parties. As part of this discussion, the Skadden representatives reviewed the remaining open issues between the parties with respect to the merger agreement, the final terms of the voting and support agreements and the details of post-closing employee transition and incentive arrangements. Representatives of Skadden and Greenberg Traurig then reviewed with the directors their fiduciary duties.

Credit Suisse then reviewed with the board its financial analyses with respect to Epoch and the proposed transaction and, at the request of the board, rendered its oral opinion to the board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated December 5, 2012) with respect to the fairness, from a financial point of view, to the holders of Epoch common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. See “Proposal 1: Adoption of the Merger Agreement—Opinion of Epoch’s Financial Advisor” beginning on page 30 of this proxy statement.

Following this presentation, representatives of Skadden reviewed with the board of directors the detailed terms of the merger agreement and voting and support agreements, including the history of negotiations on the material transaction terms and the remaining open issues.

Following this presentation and the ensuing discussion, Messrs. Priest and Taussig were excused from the meeting. Representatives of Skadden then gave the non-management directors a detailed overview of the proposed terms of the employment agreements being negotiated between TD and certain members of Epoch senior management, including Messrs. Priest and Taussig, regarding such items as salary, transition and incentive awards and vesting and non-compete provisions. During this discussion, it was noted that TD required certain key employees, including Messrs. Priest and Taussig, to invest 30% of their after-tax merger proceeds in Epoch-advised funds, which proceeds would be subject to forfeiture if the employee resigns without good reason or is terminated for cause during the three-year period following closing.

Next, representatives of Johnson Associates discussed with the non-management members of the board their views on each of the key proposed employment terms and how they related to current market practice. Johnson Associates confirmed that the terms were reasonable and customary in the industry. At the conclusion of this discussion, Mr. Tessler requested that all advisors (other than the representative from Greenberg Traurig) be excused from the meeting so that the independent directors could meet in private.

Following this executive session, the full Epoch board of directors reconvened and discussed the terms of the proposed transaction in detail, and approved the form, terms, provisions and conditions of each of the voting and support agreements as presented to the board, the merger agreement (substantially in the form presented) and the transactions contemplated by the merger agreement including the merger, subject to finalization of transaction documentation by Skadden and Epoch senior management.

Throughout the evening of December 5, 2012 and the early morning of December 6, 2012, senior management of Epoch and TD, along with representatives of Skadden and Simpson Thacher finalized the terms of the merger agreement and the voting agreements, along with the employment agreements and other employee transition and incentive matters.

In the early morning of December 6, 2012, officers of TD and Epoch executed the merger agreement, and officers of TD and the applicable Epoch directors and stockholders executed their respective voting and support agreements. TD and Epoch then issued press releases publicly announcing entry into the merger agreement.

Reasons for the Merger

In evaluating the merger agreement and the merger, the Epoch board of directors consulted with Epoch’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that Epoch stockholders vote for the adoption of the merger agreement, the Epoch board of directors considered a variety of factors, including the following:

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the Epoch board of directors’ belief that Epoch obtained the highest price per share that TD was willing to agree to, taking into account the negotiations of the parties, which the Epoch board of directors also believed was the best price per share reasonably available to the Epoch stockholders based on the Epoch board’s belief, with the assistance of Epoch’s management and advisors, that TD was more likely than any other third party to be able to acquire Epoch in a timely manner and at the best price reasonably available given, among other factors, the lack of conditionality in TD’s offer and TD’s familiarity with Epoch’s business, desire to acquire a U.S. platform for its investment management business, perceived capacity to pay, and ability to evaluate and consummate a transaction in a timely manner;

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information with respect to Epoch’s financial condition, results of operations, business, competitive position and business strategy, on both an historical and prospective basis, as well as current industry, economic and market conditions and trends;

•	the risks and uncertainties associated with maintaining Epoch’s existence as an independent company;

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the fact that Epoch’s financial performance and its ability to maintain and attract clients is heavily dependent on the continued services of key personnel and that Epoch has not yet identified successors to certain key personnel;

•	the significant costs and challenges in hiring key employees at the most senior level to support further growth and to mitigate key personnel and succession risk;

•	the fact that the merger consideration consists solely of cash, providing Epoch stockholders with certainty of value and liquidity upon consummation of the merger;

•

recent and historical market prices for Epoch common stock, as compared to the merger consideration, including the fact that the merger consideration of $28.00 per share represents an approximate premium of:

•	28% over $21.91, the closing price per share of Epoch’s common stock on December 5, 2012, the last trading day prior to the announcement of the merger agreement;

•	29% over the average price per share of Epoch’s common stock over the 30 days ended December 5, 2012; and

•	25% over the average price per share of Epoch common stock over the 90 day period prior to December 5, 2012;

•

the general risks of market conditions that could affect the price of Epoch common stock (including, but not limited to, factors and events impacting the investment management industry, the regulatory environment and general business and economic conditions) as well as the risks and uncertainties discussed in Epoch’s public filings with the SEC;

•

the Epoch board of directors’ review of other strategic alternatives for Epoch, including the Epoch board of directors’ knowledge of Epoch’s financial condition, results of operations, business, competitive position and business strategy, on both historical and prospective bases, and of the risk-adjusted probabilities associated with achieving Epoch’s long-term strategic plan as a stand-alone company as compared to the certainty of value and opportunity afforded to Epoch stockholders by the merger consideration;

•

the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of Epoch” below, including the fact that Epoch’s actual financial results in future periods could differ materially and adversely from the projected results;

•

the financial analyses reviewed and discussed with the Epoch board of directors by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Epoch board of directors on December 5, 2012 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the holders of Epoch common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. See “Proposal 1: Adoption of the Merger Agreement—Opinion of Epoch’s Financial Advisor” beginning on page 30 of this proxy statement;

•

the likelihood that, in the Epoch board of directors’ view, conducting a private or public “auction” process of Epoch would pose substantial risks, including being disruptive to client and employee retention;

•

the fact that the non-management members of the Epoch board of directors were kept informed of the discussions with TD and provided their views to management regarding transaction terms and that Epoch’s legal and financial advisors assisted management in the negotiation of the merger agreement and provided the Epoch board of directors with updates regarding the status of negotiations, which provided the board with additional perspectives on the negotiations in addition to those of Epoch’s management;

•

after reviewing publicly available and other financial information with respect to TD with the assistance of its legal and financial advisors, the Epoch board of directors’ belief that TD has adequate financial resources to pay the aggregate merger consideration;

•	the fact that the merger will be subject to the approval of Epoch stockholders;

•

the fact that Epoch’s directors and certain members of Epoch’s senior management and the trustees of certain trusts for their benefit (together representing ownership of approximately 28% of Epoch common stock as of the date the merger agreement was approved) executed a voting and support agreement in favor of adopting the merger, and that such commitment terminates automatically upon termination of the merger agreement and therefore does not impede the ability of such stockholders to vote in favor of a superior proposal following termination of the merger agreement;

•

the fact that TD required certain key employees, including Messrs. Priest and Taussig, to invest 30% of their after-tax merger proceeds in Epoch-advised funds, which funds would be subject to forfeiture if the employee resigns without good reason or is terminated for cause during the three-year period following closing, which could potentially help to minimize risks related to satisfying the condition to consummation of the merger relating to the receipt of consent from clients representing at least 80% of Epoch’s management fee revenues, which we refer to in this proxy statement as the “revenue run rate condition”; and

•	the fact that Epoch stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law.

The Epoch board of directors also specifically considered the following terms of the merger agreement:

•	the limited number and nature of the conditions to TD’s obligation to consummate the merger;

•

Epoch’s ability, under circumstances described in the merger agreement, to provide information to, and engage in discussions or negotiations with, a third party who makes an unsolicited bona fide acquisition proposal and, upon payment of a termination fee of $20,000,000, to terminate the merger agreement if necessary to accept a superior proposal, as described below under “Terms of the Merger Agreement—Termination Fee; Effect of Termination; Expenses” beginning on page 61 of this proxy statement;

•	Epoch’s ability to specifically enforce TD’s obligations under the merger agreement, including TD’s obligations to consummate the merger;

•

the ability of the Epoch board of directors, subject to certain conditions, to change its recommendation supporting the merger to the extent Epoch’s board of directors determines in good faith that the failure to change its recommendation is more likely than not to result in a violation of its fiduciary duties under applicable law;

•	the customary nature of the representations, warranties and covenants of Epoch in the merger agreement; and

•

the fact that the terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Epoch’s business during the pendency of the merger.

In the course of its deliberations, the Epoch board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that Epoch engaged in negotiations solely with TD regarding a potential transaction rather than conducting a private or public “auction” process of Epoch;

•

the fact that Epoch will no longer exist as an independent company and Epoch stockholders will forgo any future increase in value that might result from Epoch’s earnings or possible growth as an independent company;

•

the restrictions on the conduct of Epoch’s business prior to the completion of the merger, which could delay or prevent Epoch from undertaking business opportunities that may arise pending completion of the merger;

•

the deal protection measures in the merger agreement, including the fact that any time prior to the consummation of the merger, upon termination of the merger agreement by Epoch in order to enter into an agreement with respect to a superior proposal, Epoch would be required to pay the $20,000,000 termination fee. After reviewing the termination fee with the assistance of its legal and financial advisors, the Epoch board of directors believed that the termination fee (equal to approximately 3% of the equity value of the transaction) was reasonable and should not be preclusive of competing offers following the announcement of the transaction;

•

the fact that, in connection with satisfying the revenue run rate condition, Epoch will need to seek consents from clients in connection with the merger, including the potential resulting disruptions to Epoch’s business and relationships and potential resulting loss of clients;

•

the fact that certain of Epoch’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Epoch’s other stockholders, including certain employment agreements between TD and certain of our executive officers. See “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 36 of this proxy statement. However, the Epoch board of directors also considered the views of Johnson Associates that the terms of such agreements were reasonable and customary in the industry;

•	the fact that Epoch has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from Epoch stockholders, including the possibility that conditions to the parties’ obligations to complete the merger, including the revenue run rate condition, may not be satisfied, and the potential resulting disruptions to Epoch’s business and relationships and potential resulting loss of clients;

•	the potential negative effect of the pendency of the merger on Epoch’s business and relationships with employees and clients; and

•	the fact that the merger consideration will be taxable to Epoch stockholders.

After considering the foregoing potentially negative and potentially positive factors, the Epoch board of directors concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Epoch board of directors is not exhaustive but is intended to reflect the material factors considered by the Epoch board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Epoch board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Epoch board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Epoch board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Epoch board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15 of this proxy statement.

Recommendation of Our Board of Directors

The Epoch board of directors, after considering various factors, determined that the merger agreement and transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Epoch and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger.

The Epoch board of directors recommends a vote “FOR” the proposal to adopt the merger agreement.

Opinion of Epoch’s Financial Advisor

On December 5, 2012, Credit Suisse rendered its oral opinion to the Epoch board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of the date of the opinion, the merger consideration to be received by the holders of Epoch common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Credit Suisse’s opinion was directed to the Epoch board of directors and only addressed the fairness, from a financial point of view, to the holders of Epoch common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Epoch common stock as to how such stockholder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated December 4, 2012, of the merger agreement, certain related agreements and certain publicly available business and financial information relating to Epoch;

•	reviewed certain other information relating to Epoch, including financial forecasts, provided to or discussed with Credit Suisse by Epoch;

•	met with the management of Epoch to discuss the business and prospects of Epoch;

•

considered certain financial and stock market data of Epoch, and compared that data with similar data for other companies with publicly held securities in businesses that Credit Suisse deemed similar to that of Epoch;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Epoch reviewed by Credit Suisse, the management of Epoch advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of Epoch’s management as to the future financial performance of Epoch, and Credit Suisse expressed no opinion with respect to such forecasts or the assumptions upon which they were based. Credit Suisse assumed, with Epoch’s board of directors’ consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Epoch and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Epoch, nor was Credit Suisse furnished with any such evaluations or appraisals. With the consent of the Epoch board of directors, Credit Suisse assumed that the final form of the merger agreement, when executed by the parties thereto would conform to the draft reviewed by Credit Suisse in all respects material to its analyses.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Epoch common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise (including any employment, compensation, investment, reinvestment or other agreements or arrangements entered into by Epoch or TD with management of Epoch in connection with the merger), including, without limitation, any aspect or implication of any such other agreements, arrangements or understandings on the merger consideration to be received by the holders of Epoch common stock in the merger. Credit Suisse’s opinion also did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It was assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse’s opinion did not address the merits of the merger as compared to alternative transactions or strategies that might be available to Epoch, nor did it address Epoch’s underlying decision to proceed with the merger. Credit Suisse’s opinion was for the information of the Epoch board of directors in connection with its consideration of the merger and does not constitute advice or a recommendation to any holder of Epoch common stock as to how such stockholder should vote or act on any matter relating to the merger.

In preparing its opinion to the Epoch board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Epoch or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges and implied enterprise value multiples indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Epoch’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Epoch board of directors in connection with its consideration of the proposed merger and were among many factors considered by the Epoch board of directors in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of the Epoch board of directors with respect to the merger.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to the Epoch board of directors on December 5, 2012. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and investments on its balance sheet).

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of December 4, 2012, and estimates of financial performance for Epoch were based on financial forecasts provided by Epoch management. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2012 and 2013 were based on publicly available research analyst estimates for those companies. Net debt for Epoch was adjusted to include certain accruals for annual cash bonuses, and EBITDA for the selected companies in the selected companies analysis was adjusted to exclude certain non-recurring items.

Selected Companies Analyses

Credit Suisse considered certain financial data and stock market information for Epoch and selected companies with publicly traded equity securities that Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Epoch in one or more respects, including the nature of their business, size, diversification and financial performance.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated 2012 EBITDA;

•	Enterprise Value as a multiple of estimated 2013 EBITDA;

•	Share price as a multiple of estimated 2012 earnings per share; and

•	Share price as a multiple of estimated 2013 earnings per share.

With respect to the selected companies analysis, the selected companies with publicly traded equity securities and resulting high, median, mean and low multiples were:

•	BlackRock, Inc.

•	Franklin Resources, Inc.

•	T.Rowe Price Group, Inc.

•	Invesco Ltd.

•	Affiliated Managers Group, Inc.

•	AllianceBernstein Holding LP

•	Eaton Vance Corp.

•	Legg Mason, Inc.

•	Waddell & Reed Financial, Inc.

•	Federated Investors, Inc.

•	Janus Capital Group, Inc.

•	GAMCO Investors, Inc.

•	Cohen & Steers, Inc.

•	Manning & Napier, Inc.

•	Virtus Investment Partners, Inc.

•	Calamos Asset Management, Inc.

•	Pzena Investment Management, Inc.

•	Artio Global Investors Inc.

	Enterprise Value / EBITDA		Share Price / Earnings Per Share
	2012E EBITDA	2013E EBITDA	2012E Earnings Per Share	2013E Earnings Per Share
High	13.7x	11.2x	24.5x	16.9x
Median	8.8x	8.2x	14.6x	13.1x
Mean	8.6x	8.1x	15.3x	13.6x
Low	2.8x	6.1x	10.5x	10.9x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges to corresponding financial data for Epoch based on Epoch management’s forecasts to calculate implied valuation reference ranges per share of Epoch common stock. Credit Suisse applied multiples of 8.5x to 12.0x to Epoch management’s estimate of 2012E EBITDA, 8.0x to 9.5x to Epoch management’s estimate of 2013E EBITDA, 15.0x to 20.0x to Epoch management’s estimate of 2012E earnings per share and 13.0x to 17.0x to Epoch management’s estimate of 2013E earnings per share, which resulted in an implied per share reference range of approximately $18.67 to $26.94, as compared to the proposed merger consideration of $28.00 per share of Epoch common stock in the merger.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions that Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to Epoch in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. The financial data reviewed included the implied Enterprise Value (based on the purchase price paid in the transaction) as a multiple of EBITDA for the last twelve months, which we refer to as “LTM EBITDA.” The selected transactions and resulting high, median, mean and low multiples were:

Date Announced	Acquiror	Target
06/2012	Eaton Vance Corp.	Hexavest, Inc.
01/2011	Henderson Group Plc	Gartmore Group Plc
10/2010	Royal Bank of Canada	BlueBay Asset Management
05/2010	Man Group	GLG Partners
02/2010	Affiliated Managers Group, Inc.	Pantheon Ventures
01/2010	Aberdeen Asset Management	Royal Bank of Scotland Asset Management Holdings/Royal Bank of Scotland Asset Management Ltd (assets)
12/2009	Piper Jaffray Companies	Advisory Research, Inc.
12/2009	Affiliated Managers Group, Inc.	Highbury Financial Inc.
10/2009	Invesco	Morgan Stanley Retail Assets Management Business, including Van Kampen (assets)
09/2009	Ameriprise Financial	Columbia Management (Long-Term Assets)
08/2009	Macquarie Group	Delaware Investments
06/2009	BlackRock, Inc.	Barclays Global Investors
01/2009	Credit Agricole Asset Management Group	Societe Generale Asset Management
12/2008	Management Team	Neuberger Investment Management

Enterprise Value / LTM EBITDA
High	18.7x
Median	8.9x
Mean	10.2x
Low	4.7x

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 10.0x to 15.0x to Epoch’s LTM EBITDA, which resulted in an implied valuation reference range of $21.43 to $31.75 per share of Epoch common stock as compared to the proposed merger consideration of $28.00 per share of Epoch common stock in the merger.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis of Epoch. For purposes of this analysis, Credit Suisse relied upon the financial forecasts for Epoch provided by the management of Epoch. In performing this analysis, Credit Suisse applied a range of terminal 2017E EBITDA multiples of 8.0x to 9.5x and applied discount rates of 13.0% to 15.0%. This analysis resulted in an implied valuation reference range of $26.90 to $32.88 per share of Epoch common stock as compared to the proposed merger consideration of $28.00 per share of Epoch common stock in the merger.

Other Matters

Epoch retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will receive a transaction fee currently expected to be $5.0 million for its services, $1.0 million of which became payable upon the rendering of its opinion and the principal portion of which is contingent upon completion of the merger. In addition, Epoch has agreed to reimburse Credit Suisse for expenses incurred in connection with its engagement and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have provided investment banking and other financial services to TD and certain of its affiliates including, during the last two years, having acted as a co-managing underwriter of various offerings of debt securities by TD and/or certain of its affiliates. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Epoch, TD and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. As the Epoch board of directors was aware, certain executive officers of Epoch were previously employees of Credit Suisse’s asset management division. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Epoch, TD and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Certain Projections Prepared by the Management of Epoch

Epoch does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. In connection with the evaluation of a possible transaction, Epoch’s management prepared certain non-public financial projections covering multiple years that were not intended for public disclosure. During the course of its discussions with TD, Epoch management provided to TD the projections summarized below under the heading “Internal Projections.” These internal projections also were provided to Credit Suisse which was authorized to use them in connection with its financial analyses and the preparation of its opinion.

The internal projections provided below reflect various assumptions and estimates of Epoch’s management made in good faith including, without limitation, estimates of assets under management net inflows, market appreciation, fee rates, personnel and operating expenses, and tax rates. Note that although the internal financial projections are presented on a calendar year basis, Epoch’s financial statements are prepared based on a fiscal year ending on June 30.

Internal Projections (dollars in millions)

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E
Total Operating Revenue	$106.9	$124.2	$147.6	$170.1	$194.1
EBITDA	$52.1	$60.7	$74.4	$87.5	$101.5
Net Income	$30.0	$34.3	$41.7	$49.2	$57.2

EBITDA, as presented herein, may be considered a non-GAAP (as defined below) financial measure. Epoch provided this information to TD and Credit Suisse. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. generally accepted accounting principles (“GAAP”), and non-GAAP financial measures as used by Epoch may not be comparable to similarly titled amounts used by other companies.

The following table presents a reconciliation of EBITDA (non-GAAP) to net income (GAAP) for each of the periods indicated:

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E
EBITDA	$52.1	$60.7	$74.4	$87.5	$101.5
Depreciation & Amortization	(1.1)	(1.8)	(1.9)	(2.0)	(2.1)
Total Other Income	1.0	0.7	—	—	—
Income Tax Expense	(22.1)	(25.3)	(30.8)	(36.3)	(42.2)

Net Income	$30.0	$34.3	$41.7	$49.2	$57.2

The following table shows the calculation of unlevered free cash flow from EBITDA. The following unlevered free cash flow estimates were used by Credit Suisse in performing its discounted cash flow analysis described above under “Proposal 1: Adoption of the Merger Agreement—Opinion of Epoch’s Financial Advisor” beginning on page 30 of this proxy statement, but such information was not included in the internal financial projections provided to TD.

Unlevered Free Cash Flow (dollars in millions)

	Year Ended December 31,
	2013E	2014E	2015E	2016E	2017E
EBITDA	$61	$74	$87	$101	$110
Depreciation & Amortization	(2)	(2)	(2)	(2)
Tax Expense	(25)	(31)	(36)	(42)
Depreciation & Amortization	2	2	2	2
Capital Expenditures	(0)	(0)	(0)	(1)
Increase in Working Capital	(2)	(2)	(2)	(3)

Unlevered Free Cash Flow	$33	$41	$48	$56

The internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. Epoch cautions you that the internal financial projections are speculative in nature and based upon subjective decisions and assumptions. The summary of these internal financial projections is not being included in this proxy statement to influence your decision whether to vote for the merger, but because

(except as noted above) these internal financial projections were provided by Epoch management to TD and Credit Suisse in contemplation of a potential transaction.

These internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Epoch’s management. Important factors that may affect actual results and cause the internal financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to Epoch’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods, factors and events impacting the investment management industry, the ability to retain the continued services of key personnel, the costs and challenges in recruiting additional senior personnel, investment performance of its products, the regulatory environment, general business and economic conditions, and other factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15 of this proxy statement). Because the internal financial projections cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. The internal financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial projections in this proxy statement should not be regarded as an indication that any of Epoch, TD or their respective affiliates, advisors or representatives considered the internal financial projections to be predictive of actual future events, and the internal financial projections should not be relied upon as such. None of Epoch, TD or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Epoch does not intend to make publicly available any update or other revision to these internal financial projections. None of Epoch or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding Epoch’s ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. Epoch has made no representation to TD, in the merger agreement or otherwise, concerning these internal financial projections.

Delisting and Deregistration of Our Common Stock

Epoch common stock is registered as a class of equity securities under the Exchange Act and is quoted on NASDAQ under the symbol “EPHC.” As a result of the merger, we will become a wholly owned subsidiary of TD, with no public market for our common stock. After the merger, our common stock will cease to be traded on NASDAQ, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, we will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to our common stock.

Financing of the Merger

There is no financing condition to the merger. TD anticipates using cash on hand to finance the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Epoch board of directors with respect to the merger, Epoch stockholders should be aware that executive officers and directors of Epoch have certain interests in the merger that may be different from, or in addition to, the interests of Epoch stockholders generally. These interests are summarized below.

Consideration Payable to Directors and Executive Officers Pursuant to the Merger

As a group, the Epoch directors and executive officers beneficially owned an aggregate of approximately 6,416,507 shares of the Epoch common stock as of December 6, 2012 (not including unvested restricted stock awards discussed below). In the event that the merger were to occur and the directors and executive officers did not exercise their appraisal rights, the directors and executive officers would receive the same cash consideration per share of Epoch common stock (on the same terms and conditions) as the other Epoch stockholders who do not exercise their appraisal rights. If the directors and executive officers of Epoch continue to hold all of the shares of Epoch common stock beneficially owned by them as of December 6, 2012, upon consummation of the merger, the directors and executive officers would receive an aggregate of approximately $179.7 million in cash. Dispositions of shares of Epoch common stock by Epoch directors and officers and vesting of currently unvested restricted stock awards (described in more detail below), in each case prior to the consummation of the merger, will change the total amount of cash consideration the directors and executive officers will receive in respect of their shares of Epoch common stock upon consummation of the merger.

Equity-Based Awards Held by Epoch Directors and Officers

Set out below is a discussion of the treatment in connection with the merger of stock options and unvested restricted stock awards held by our directors and executive officers. For purposes of valuing the payment that could be realized by the directors and executive officers in respect of such awards in connection with the merger, the discussion below assumes that the directors and executive officers will not exercise their appraisal rights in connection with the merger (i.e., that they will receive consideration for these awards based on the same $28.00 per share consideration payable to all other Epoch stockholders in connection with the merger).

Treatment of Unvested Restricted Stock Awards

Epoch directors and executive officers hold 291,815 shares of unvested restricted stock; these unvested restricted stock awards are outstanding shares of Epoch common stock which are subject to forfeiture until the occurrence of the applicable vesting event. In accordance with the terms of the merger agreement, immediately prior to the merger, each share of unvested restricted stock will become fully vested. Upon the consummation of the merger, the vested shares would be converted into the right to receive the merger consideration in the same manner as other outstanding shares of Epoch common stock. The approximate value of the cash payments that each director and executive officer of Epoch would receive in respect of such unvested restricted stock awards is set forth in the table below. This information is based on the number of shares of unvested restricted stock held by Epoch’s directors and executive officers as of December 6, 2012. Vesting of currently unvested restricted stock awards prior to the consummation of the merger will decrease the total amount of cash consideration received in respect of unvested restricted stock, with a corresponding increase to the total amount of cash consideration received in respect of vested Epoch common stock, upon consummation of the merger.

Name of Executive Officer or Director	Number of Unvested Restricted Shares(1)	Cash Consideration for Unvested Restricted Shares
William W. Priest	79,509	$2,226,252
Adam Borak	32,688	915,264
David N. Pearl	80,475	2,253,300
Timothy T. Taussig	83,118	2,327,304
Allan R. Tessler	2,671	74,788
Enrique R. Arzac	3,561	99,708
Jeffrey L. Berenson	2,671	74,788
John L. Cecil	3,561	99,708
Peter A. Flaherty	3,561	99,708

(1)	The unvested restricted shares include 134,342 shares scheduled to vest on February 15, 2013, of which 37,065 shares vest for Mr. Priest, 17,038 shares vest for Mr. Borak, 38,798 shares vest for Mr. Pearl, and 41,441 shares vest for Mr. Taussig.

Stock Options

Executive officers of Epoch hold stock options to acquire an aggregate of 76,052 shares of Epoch common stock. The stock options held by the executive officers each have an exercise price of $6.17 per share. All of these stock options were fully vested prior to December 6, 2012, pursuant to their normal vesting schedules. Under the merger agreement and in accordance with the terms of the outstanding vested stock options, executive officers who hold options will have the right to exercise their options before the merger; in such case, shares of Epoch common stock received in respect of option exercises will be treated in the same manner as other shares of Epoch common stock in the merger and would be converted into the right to receive the merger consideration. In connection with the merger, outstanding options will not be assumed or replaced and will terminate upon consummation of the merger and will be converted into the right to receive an amount in cash equal to the product of (x) the excess of the per share merger consideration over the applicable exercise price of such option and (y) the number of shares of Epoch common stock issuable upon exercise of such option. The following table sets forth the number of stock options held by Epoch’s executive officers as of December 6, 2012.

Name of Executive Officer or Director	Number of Outstanding Stock Options(1)
William W. Priest	—
Adam Borak	38,938
David N. Pearl	37,114
Timothy T. Taussig	—

(1)

Subsequent to December 6, 2012, Messrs. Borak and Pearl exercised all of the stock options shown in the table above, in accordance with their terms, and no longer hold any Epoch stock options. Messrs. Borak and Pearl now hold 38,938 and 37,114 additional shares of Epoch common stock, respectively, pursuant to these option exercises.

Agreements with Executive Officers

Agreement with Mr. Priest. In connection with the execution of the merger agreement, TD entered into an employment agreement with Mr. Priest which amends and restates his existing employment agreement with Epoch and will be effective upon the consummation of the merger. The employment agreement with TD sets forth the terms and conditions of Mr. Priest’s employment following the consummation of the merger. The employment agreement provides that during the five year period following the consummation of the merger, Mr. Priest will serve as an Executive Vice President of TD Bank Group and Chief Executive Officer of Epoch and also as a member of the Epoch board of directors and Chairman of Epoch’s Operating Committee. Mr. Priest will have an annual base salary of $600,000 and will be eligible to participate in Epoch’s Annual Incentive Plan (described below) for Epoch’s first three fiscal years following the consummation of the merger. The employment agreement also provides that Mr. Priest will be entitled to receive a transition award upon the consummation of the merger, which will be an amount equal to 1.5 times the sum of Mr. Priest’s 2012 salary and 2012 annual incentive. This award will be made in the form of restricted stock units with respect to TD shares which will become vested in three equal installments on each of the third, fourth and fifth anniversaries of the closing of the merger, subject to Mr. Priest’s continued employment through each such vesting date. The transition award will also become vested immediately upon Mr. Priest’s death, disability, termination without cause or termination by Mr. Priest for good reason (in each case as defined in the employment agreement). Vested portions of the transition award will be paid out in cash equal to the value of the TD shares under the award at the time of vesting.

Mr. Priest has also agreed, as part of his employment agreement with TD, to invest 30% of the after-tax proceeds received by him as a result of the merger, in respect of his shares of Epoch common stock and unvested restricted stock awards, in Epoch-advised funds. These amounts will be subject to forfeiture unless Mr. Priest remains employed with TD for three years following the consummation of the merger, provided that such forfeiture restrictions will lapse earlier upon any termination of his employment without cause by TD or due to Mr. Priest’s death, disability or resignation for good reason (in each case as defined in his employment agreement).

Mr. Priest’s employment agreement with TD provides that he will be entitled to severance benefits in the event that his employment is terminated without cause or he resigns for good reason (as defined in the employment agreement) in the five year period following the consummation of the merger. In such case, Mr. Priest would be entitled to receive payments equal to 2 times the sum of his then base salary and average annual incentive paid to Mr. Priest for the three years preceding the year in which the date of termination occurs, which amount would be paid in a lump sum following such termination. Mr. Priest will not be entitled to severance payments under his existing employment agreement with Epoch upon or in connection with the closing of the merger.

Agreements with Other Executive Officers. In connection with the execution of the merger agreement, TD also entered into employment letter agreements with Mr. Pearl and Mr. Taussig. These letter agreements, which will be effective upon the consummation of the merger, set forth the terms and conditions of the executives’ employment following the consummation of the merger. Each executive will receive an annual base salary of $450,000 and will be entitled to participate in the Annual Incentive Plan (described below) during the first three fiscal years following the consummation of the merger. The employment letter agreements also provide that each of the executives will be entitled to receive a transition award upon the consummation of the merger, which will be an amount equal to 1.5 times the sum of the executive’s 2012 salary and 2012 annual incentive. This transition award will be made in the form of restricted stock units with respect to TD shares and will become vested in three equal installments on each of the third, fourth and fifth anniversaries of the closing of the merger, subject to the executive’s continued employment through each such vesting date. The transition awards will also become vested immediately upon the executive’s death, disability, termination without cause by TD or resignation by the executive for good reason (in each case as defined in the employment letter agreement). Vested portions of the transition award will be paid out in cash equal to the value of the TD shares underlying the award at the time of vesting.

Mr. Pearl and Mr. Taussig have also agreed, as part of their employment agreements, to invest 30% of the after tax proceeds received by them as a result of the merger, in respect of their respective shares of Epoch common stock and unvested restricted stock and stock option awards, in Epoch-advised funds. These amounts will be subject to forfeiture unless the executive remains employed with TD for three years following the consummation of the merger, provided that such forfeiture restrictions will lapse earlier upon any termination of the executive’s employment without cause by TD or due to the executive’s death, disability or resignation for good reason (in each case as defined in their employment agreements).

The employment agreements with Mr. Pearl and Mr. Taussig also provide that each executive will be entitled to severance benefits in the event that the executive’s employment is terminated without cause or by the executive for good reason (in each case as defined in the employment agreement) in the five year period following the consummation of the merger. In such case, the executive would be entitled to receive payments equal to 1.5 times the sum of the executive’s then base salary and annual incentive for the fiscal year preceding the fiscal year of termination, which amount would be paid in quarterly installments during the eighteen month period following such termination.

Annual Incentive Plan. Under the agreements described above, each of Mr. Priest, Mr. Pearl and Mr. Taussig are eligible to earn an annual incentive during the first three years following the consummation of the merger under Epoch’s Annual Incentive Plan. The Annual Incentive Plan generally provides for a bonus pool that may be allocated among all Epoch employees. A portion of each executive’s award under the Annual Incentive Plan must be deferred into unvested unit awards, subject to vesting conditions. Amounts subject to this mandatory deferral are invested in either Epoch-advised funds or TD restricted share units. Upon a termination of an executive’s employment due to retirement, death, disability, termination without cause by TD or resignation for good reason (in each case as defined in the employment agreement), the executive will remain eligible for a pro-rata Annual Incentive Plan bonus for the fiscal year of termination, except that such amount will not be pro-rated if the termination occurs following the end of the fiscal year but prior to the payment of the Annual Incentive Plan awards for that year.

Merger Agreement Provisions. The merger agreement contains certain agreements by TD with respect to employees of Epoch following the merger. Those agreements apply to the executive officers as well and are described more fully in the section entitled “Terms of the Merger Agreement—Employee Benefits Matters” beginning on page 57 of this proxy statement.

For other information with respect to the arrangements between Epoch and certain executive officers described in this section, see the information included under “Proposal 1: Adoption of the Merger Agreement—Golden Parachute Compensation” below (which is incorporated into this section by reference).

Director and Officer Indemnification

Directors and officers of Epoch have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. For more information, see the section entitled “Terms of the Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 57 of this proxy statement.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Epoch’s named executive officers based on the merger, assuming that the merger closing date is [—], 2013, and the named executive officers are terminated without cause on the same day immediately following the merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimburse- ments ($)(5)	Other ($)(6)	Total ($)
William W. Priest	$5,300,000	$2,226,252	—	—	—	$4,050,000	$11,576,252
Adam Borak	—	915,264	—	—	—	900,000	1,815,264
David N. Pearl	3,750,000	2,253,300	—	—	—	3,600,000	9,603,300
Timothy T. Taussig	3,750,000	2,327,304	—	—	—	3,600,000	9,677,304

(1)

These amounts represent severance which would be payable under the applicable named executive officer’s employment agreement with TD in the event of a qualifying termination of his employment immediately following the consummation of the merger. These amounts are estimated based upon the 2011 annual incentive. The 2012 annual incentive will be determined in the first quarter of 2013. Mr. Priest will not be entitled to severance payments under his existing employment agreement with Epoch upon or in connection with the closing of the merger. The severance entitlements described above are those that would apply under his employment agreement with TD upon a qualifying termination of employment following the merger. No prior employment agreements exist for Messrs. Pearl, Taussig and Borak. None of these payments are due solely as a result of the completion of the merger (i.e., there are no “single trigger” payments due under the employment agreements).

(2)

These amounts represent the value of Epoch unvested restricted stock, the vesting of which will be accelerated immediately prior to the consummation of the merger (based on a value per share of $28.00). See page 37 of this proxy statement regarding the number of unvested shares held by each of the named executive officers. These amounts include shares scheduled to vest on February 15, 2013 (37,065 shares for Mr. Priest, 17,038 shares for Mr. Borak, 38,798 shares for Mr. Pearl, and 41,441 shares for Mr. Taussig).

(3)	None of the named executive officers will be entitled to additional pension or non-qualified deferred compensation benefits in connection with the merger.

(4)	None of the named executive officers will be entitled to additional perquisites or employee benefits in connection with the merger.

(5)	None of the named executive officers will be entitled to a tax reimbursement or gross-up in respect of the payments described in the table.

(6)

These amounts represent the value of the transition award to be awarded to the applicable named executive officer. These amounts are estimated based upon the executive officer’s 2012 salary and 2011 annual incentive. Actual amounts of transition awards will be based upon the applicable executive’s 2012 salary and 2012 annual incentive. The 2012 annual incentive will be determined in the first quarter of 2013.

The tabular disclosure set forth above assumes that each of the listed named executive officers (i) is terminated without cause immediately following consummation of the merger under circumstances that entitle such individual to severance payments and benefits under his new employment agreement with TD, (ii) becomes entitled to payment in respect of unvested restricted shares of Epoch common stock based on $28.00 per share merger consideration being paid to Epoch stockholders in connection with the merger, and (iii) becomes entitled to accelerated vesting of the transition award.

Voting Agreements

In connection with the execution of the merger agreement, TD and Merger Sub have entered into voting and support agreements, which we refer to as the “voting agreements,” with certain of Epoch’s directors and certain members of Epoch’s senior management and the trustees of certain trusts for their benefit holding as of the date of the merger agreement in the aggregate approximately 28% of the outstanding shares of Epoch common stock. Following certain sales effected by Mr. Berenson, a non-employee director of Epoch, in connection with his tax and estate planning as permitted by his voting agreement, the shares subject to the voting agreements represent approximately 26% of the outstanding shares of Epoch common stock as of the date of this proxy statement. Pursuant to the terms of the voting agreements, such stockholders have agreed in their capacities as Epoch stockholders, among other things: (i) to vote their shares in favor of the adoption of the merger agreement and against any alternative proposal; and (ii) not to transfer any shares of Epoch common stock subject to the voting agreement, subject to certain exceptions. The voting agreements and the covenants and agreements set forth in the voting agreements shall automatically terminate (without any further action of the parties) on the earliest to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Regulatory Matters

The HSR Act and the regulations promulgated thereunder require that we and TD file notification and report forms with respect to the merger and related transactions with the Antitrust Division and the FTC. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division and the FTC on December 21, 2012 by Epoch and on December 31, 2012 by TD. On January 8, 2013, we and TD received notice from the FTC of early termination of the HSR Act waiting period.

At any time before or after the completion of the merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

The merger is subject to a mandatory notification to the applicable securities regulatory authorities in each of the Canadian provinces, other than the province of Prince Edward Island. TD provided the required notice to such regulatory authorities on January 4, 2013. The parties may not consummate the merger until the applicable waiting period expires without receipt of a regulatory notice of objection or until approval is given. In addition, the merger is subject to prior approval from the Investment Industry Regulatory Organization of Canada and the TSX Venture Exchange, exemption orders from the Toronto Stock Exchange and the TSX Venture Exchange, and mandatory notification to the Investment Industry Regulatory Organization of Canada. TD filed a letter requesting the applicable approvals and exemptions and providing the appropriate notice on December 20, 2012. The Toronto Stock Exchange and TSX Venture Exchange granted their applicable approval and exemptions on January 11, 2013.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on us or, after completion of the transaction, TD.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other regulatory filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is adopted by our stockholders, conditions may be placed on the merger that could cause us to abandon it.

Litigation Relating to the Merger

Shortly after the announcement of the proposed transaction, four purported class action complaints were filed by purported shareholders of Epoch against Epoch, the individual directors of Epoch, and TD. One action was filed in the Supreme Court of the State of New York, County of New York, two were filed in the Delaware Court of Chancery, and a fourth was filed in the Supreme Court of the State of New York, County of Nassau.

Specifically, on December 11, 2012, a purported shareholder of Epoch filed an action in the Supreme Court of the State of New York, County of New York, captioned Cindy Goldman TTEE GSS 508 Trust Dated May 16, 2008 v. Epoch Holding Corporation, et al. The complaint names as defendants all directors of Epoch, Epoch, and TD. The plaintiff alleges that the directors of Epoch breached their fiduciary duties by approving the proposed transaction with TD, and that TD aided and abetted those alleged breaches of fiduciary duty. Specifically, the lawsuit alleges, among other things, that the merger agreement was reached through an unfair process that benefitted the personal and financial positions of the directors of Epoch at the expense of the shareholders of Epoch, that the merger consideration is inadequate, and that the deal protection devices in the merger agreement have precluded other bidders from making competing offers for Epoch. The plaintiff seeks, among other things, injunctive relief and attorneys’ fees concerning the alleged breaches of fiduciary duty and to prohibit the defendants from consummating the merger. Similar claims against the same group of defendants were filed in the Supreme Court of the State of New York, County of Nassau, on December 24, 2012, captioned Katcher v. Epoch Holding Corporation, et al.

On December 21, 2012, another purported shareholder of Epoch filed an action in the Delaware Court of Chancery, captioned Reich v. Epoch Holding Corporation, et al. Like the actions in New York Supreme Court, this action alleges that the directors of Epoch breached their fiduciary duties in connection with the proposed transaction with TD, and that both TD and Empire Merger Sub, Inc. aided and abetted those alleged breaches of fiduciary duty. The Reich Action seeks, among other things, injunctive relief and attorneys’ fees concerning the alleged breaches of fiduciary duty and to prohibit the defendants from consummating the merger. The suit names as defendants all directors of Epoch, Epoch, TD, and Merger Sub. On December 26, 2012, another purported shareholder action was filed in the Delaware Court of Chancery, captioned Hodgson v. Epoch Holding Corporation, et al. The Hodgson Action also brings breach of fiduciary duty claims against the directors of Epoch, and aiding and abetting claims against Epoch, TD, and Merger Sub, seeking similar relief.

Epoch and its directors answered the complaint in the Reich Action on December 28, 2012. On January 3, 2013, the Court of Chancery entered an order consolidating the Reich and Hodgson Actions as In re Epoch Holding Corporation Stockholder Litigation and appointed lead counsel for the consolidated action.

On January 8, 2013, in respect of the Goldman Action, Epoch and its directors filed a motion to dismiss the complaint or in the alternative to stay the action pending resolution of parallel proceedings in Delaware. That motion remains pending before the court.

Epoch and its board of directors believe these claims are entirely without merit, and intend to vigorously defend against these actions.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Department regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the “IRS,” and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This summary does not address or consider all of the U.S. federal income tax consequences that may be applicable to U.S. holders of our common stock in light of their particular circumstances. For example, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters’ rights. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; holders who hold their shares of our common stock as part of a hedge, straddle, conversion transaction, or other integrated investment; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of employee stock options or otherwise as compensation; holders who own five percent or more of our common stock; and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. In addition, this summary does not address any aspects of foreign, state, local, estate, gift, or other tax laws that may be applicable to a particular holder in connection with the merger.

The tax consequences of the merger to stockholders who hold their shares of our common stock through a partnership or other flow-through entity will generally depend on the status of the stockholder and the activities of the partnership or other flow-through entity. Partners in a partnership holding shares of our common stock should consult their tax advisors regarding the tax consequences of the merger to them.

Further, this summary does not address any tax consequences of the merger to holders of options to acquire shares of our common stock whose options are cancelled in exchange for cash pursuant to the merger. Such option holders should consult their tax advisors regarding the tax consequences of the merger to them.

This summary is provided for general information only and is not tax advice. Holders of our common stock are urged to consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, as well as any potential tax consequences of the merger arising under foreign, state, local, estate, gift, and other tax laws.

Exchange of Common Stock for Cash

A U.S. holder’s receipt of the merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding at the applicable rate (currently 28 percent) on all cash payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the substitute IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Appraisal Rights

Under Section 262 of the DGCL, any holder of Epoch common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares and receive payment of the fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Epoch common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, Epoch, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Epoch common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Epoch common stock must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Epoch a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Epoch common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of Epoch common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Epoch of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

If shares of Epoch common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Epoch common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

Epoch Holding Corporation

640 Fifth Avenue

New York, New York 10019

Attention: Corporate Secretary

If the merger is completed, Epoch will give written notice of the effective time within 10 days after the effective time to each former Epoch stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Epoch common stock held by all dissenting stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Epoch has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed, the appraisal proceeding shall be conducted as to the shares of Epoch stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Epoch common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal within 120 days after the effective time, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorney and expert witness fees. Each dissenting stockholder is responsible for his, her or its own attorney and expert witness expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an Epoch stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about Epoch, TD or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described in the section entitled “Where Stockholders Can Find More Information” beginning on page 68 of this proxy statement. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other stockholders.

Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Epoch, TD or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Epoch’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where Stockholders Can Find More Information” beginning on page 68 of this proxy statement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will be merged with and into Epoch, whereupon the separate existence of Merger Sub will cease, and Epoch will continue as the surviving company and a wholly owned subsidiary of TD.

At the effective time of the merger, each outstanding share of Epoch common stock (other than treasury shares and any shares owned by Epoch, TD, Merger Sub, any of their respective wholly owned subsidiaries, or any person who properly demands appraisal of their shares pursuant to the DGCL), will be converted into the right to receive $28.00 in cash, without interest and subject to any applicable withholding taxes.

In the event that, from the date of the merger agreement until the effective time of the merger, the number of outstanding shares of Epoch common stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or non-cash distribution, recapitalization, or other similar transaction, the merger consideration and any dependent terms will be appropriately and proportionately adjusted and as so adjusted, from and after the date of such event, be the merger consideration or other dependent item, as applicable.

Certificate of Incorporation; Bylaws; Directors and Officers

As of the effective time of the merger, the certificate of incorporation of Epoch will by virtue of the merger be amended and restated so as to read in its entirety as set forth in Annex I of the merger agreement and the bylaws of Epoch will by virtue of the merger be amended and restated so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving company shall be “Epoch Holding Corporation.” In addition, as of the effective time of the merger, the directors of Merger Sub and the officers of Epoch immediately prior to the effective time of the merger will be the directors and officers of the surviving company until their successors have been duly elected or appointed, or their earlier death, resignation or removal.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by TD that is no later than the date that is the third business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that can only be satisfied at such closing, but subject to the satisfaction or waiver of such conditions) or such other date or time as the parties may mutually agree. The effective time of the merger will be at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger in accordance with the DGCL.

Treatment of Equity Awards

The treatment of all Epoch equity awards, including those held by Epoch’s directors and executive officers is summarized below.

Each option to acquire shares of our common stock that is outstanding immediately prior to the merger will automatically be terminated at the effective time of the merger and converted into the right of the holder to receive a cash payment equal to the number of shares of our common stock issuable upon exercise of such option multiplied by the amount by which $28.00 exceeds the exercise price for each share of our common stock issuable upon exercise of the option.

Each share of our common stock granted subject to vesting or other lapse restrictions which is outstanding immediately prior to the merger will become fully vested immediately prior to the merger, such that each such share will be treated as common stock in accordance with the terms of the merger agreement.

Exchange of Shares in the Merger

Prior to the effective time of the merger, TD will appoint a paying agent to handle the exchange of shares of Epoch common stock for the merger consideration. At or immediately prior to the effective time of the merger, TD will deposit (or cause to be deposited) with the paying agent all of the cash sufficient to pay the aggregate merger consideration. At any time after the effective time of the merger, shares of Epoch common stock will represent only the right to receive the merger consideration (except to the extent appraisal rights have been properly exercised in respect of such shares).

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of Epoch common stock certificates a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon delivery of such certificates to the paying agent, and providing instructions for effecting the surrender of the Epoch common stock certificates in exchange for the merger consideration.

Upon surrender of an Epoch common stock certificate for cancellation to the paying agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the paying agent, the holder of an Epoch common stock certificate will be entitled to receive the merger consideration pursuant to the merger agreement. The surrendered certificates of Epoch common stock will then be cancelled.

If the payment of the merger consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the merger consideration, the certificate surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and the person requesting such payment must pay the paying agent in advance any applicable stock transfer or other taxes or establish to the reasonable satisfaction of the paying agent that such taxes have been paid or are not payable.

As soon as reasonably practicable after the effective time of the merger, the paying agent shall deliver to each holder of shares held in “street name” the amount of cash each holder is entitled to receive, without such holder being required to deliver a stock certificate to the paying agent in order to receive the merger consideration. The amount will be deposited into the bank or brokerage account of such holder without any further action required by the holder of shares held in “street name.”

No interest will be paid or will accrue on any cash payable under surrender of any Epoch common stock certificate.

Lost, Stolen or Destroyed Certificates

In the event any Epoch common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by TD, the posting by such person of a bond in such reasonable amount as TD may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Epoch to TD and representations and warranties made by TD to Epoch. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, certain of the representations and warranties that Epoch made in the merger agreement are qualified by certain confidential disclosures that Epoch delivered to TD concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description thereof as characterizations of the actual state of facts or conditions of Epoch or TD. Epoch’s representations and warranties under the merger agreement relate to, among other things:

•	Epoch’s organization, good standing and corporate power;

•	the absence of restrictions or encumbrances with respect to the capital stock of Epoch and its subsidiaries;

•	Epoch’s capital structure and absence of agreements relating to the capital stock of Epoch;

•

the authority of Epoch to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Epoch;

•

the absence of (i) any conflict with or violation of any contract of Epoch or its subsidiaries, (ii) any conflict with or violation of the organizational documents of Epoch and its subsidiaries, or (iii) any conflict with or violation of applicable laws as a result of the execution and delivery by Epoch of the merger agreement and the consummation by Epoch of the merger;

•	no ownership by Epoch and its subsidiaries of equity interests in a specified company;

•	required regulatory filings and governmental approvals;

•	compliance with SEC filing requirements for Epoch’s SEC filings since June 30, 2009, including compliance with GAAP and SEC requirements of financial statements;

•	absence of undisclosed liabilities;

•	accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	approval by Epoch’s board of directors of the merger agreement;

•	the required vote of Epoch stockholders to adopt the merger agreement;

•	absence of undisclosed broker’s and finder’s fees;

•	the absence of litigation;

•	compliance with applicable laws;

•	absence of certain changes and events since June 30, 2012;

•	receipt by the Epoch board of directors of an opinion of Epoch’s financial advisor;

•	tax matters;

•	compliance with securities law matters since June 30, 2009 and adequacy of internal controls and disclosure controls and procedures;

•	absence of affiliate transactions;

•	environmental matters;

•	intellectual property;

•	material contracts, the performance of obligations, and the absence of breaches thereunder;

•	employee benefit plans, compensation, labor and employment matters;

•	insurance;

•	title to or valid leasehold interests in real property; and

•	the absence of any additional representations and warranties.

The merger agreement also contains customary representations and warranties made by TD that are subject to specified exceptions and qualifications contained in the merger agreement. TD’s representations and warranties to Epoch under the merger agreement, relate to, among other things:

•	TD’s and Merger Sub’s organization, good standing and corporate power;

•

authority of TD and Merger Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against TD and Merger Sub;

•

the absence of (i) any conflict with or violation of any contract of TD or (ii) any conflict with or violation of the organizational documents of TD and Merger Sub or (iii) any conflict with or violation of applicable laws as a result of the execution and delivery by TD and Merger Sub of the merger agreement and consummation by TD and Merger Sub of the merger;

•	required regulatory filings and governmental approvals;

•	accuracy of information supplied to Epoch by TD for use in this proxy statement, as it may be amended or supplemented from time to time;

•	availability of funds to consummate the merger;

•	the absence of any additional representations and warranties and disclaimers.

None of the representations and warranties in the merger agreement survive the completion of the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Epoch, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (x) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of Epoch and its subsidiaries taken as a whole or (y) that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Epoch’s ability to perform its obligations under the merger agreement or consummate the transactions contemplated under the merger agreement on a timely basis; except that with respect to clause (x), in determining whether a “material adverse effect” with respect to Epoch has occurred, the effect on Epoch and its subsidiaries, to the extent caused by, resulting from or relating to the following, shall be excluded:

•	any change in laws, rules or regulations or GAAP;

•	the announcement of the merger agreement;

•

any changes in general economic conditions or prevailing interest rates, currency exchange rates or the financial or capital markets generally affecting the investment management industry, except to the extent of disproportionate impact on Epoch and its subsidiaries (relative to other companies in their industry);

•

the failure by Epoch and its subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of the merger agreement (but not the underlying reasons therefore or causes thereof);

•	hurricanes, earthquakes, floods or other natural disasters, except to the extent of disproportionate impact on Epoch and its subsidiaries (relative to other companies in their industry);

•	actions taken, or failure to take any action, which TD has requested in writing;

•	the commencement of a war, armed hostilities or acts of terrorism, except to the extent of disproportionate impact on Epoch and its subsidiaries (relative to other companies in their industry); or

•

any termination of client accounts or management contracts or reduction in assets under management or the revenue run rate of any client account (but not the underlying reasons therefore or causes thereof).

For purposes of the merger agreement, a “material adverse effect” means, with respect to TD, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, TD’s ability to perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

Covenants Regarding Conduct of Business by Epoch Pending the Merger

Epoch has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, Epoch and its subsidiaries have agreed to (i) conduct its business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by governmental entities, preserve its business relationships with clients, customers, vendors and others doing business with it and retain the services of its officers and key employees in all material respects; and (iii) take no action which would reasonably be expected to adversely affect or materially delay the consummation of the transactions contemplated under the merger agreement.

Except as (i) required by applicable law or (ii) set forth in Epoch’s confidential disclosure schedule delivered to TD concurrently with the execution of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger, Epoch may not, and may not permit any of its subsidiaries to, without the prior written consent of TD:

•	adjust, split, combine or reclassify any capital stock or other equity interest;

•

set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Epoch common stock equal to no more than $0.10 per share with record and payment dates consistent with past practice and payment of the special dividend equal to $0.75 per share that was declared on November 12, 2012; provided, however, that no dividend shall be paid by Epoch on common stock if Epoch shall be required to borrow funds to do so; and (B) dividends paid by any of Epoch’s subsidiaries so long as such dividends are only paid to Epoch or any of its other wholly owned subsidiaries;

•

issue or commit to issue any additional shares of capital stock or other equity interests (except pursuant to the exercise of Epoch stock options outstanding as of the date of the merger agreement), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interests;

•	enter into any new line of business or change its investment and risk management and other material operating policies in any material respect, except as required by law or a governmental entity;

•

sell, license, lease, transfer, mortgage, encumber or otherwise dispose of rights, assets or properties, except for sales, licenses, leases, transfers, mortgages, encumbrances or other dispositions (i) of rights, assets or properties which are not Epoch management contracts, and for an amount not exceeding $500,000 in the aggregate or (ii) by Epoch or any of its wholly owned subsidiaries to Epoch or any of its wholly owned subsidiaries;

•

make any acquisition of or investment in any other person, by purchase or other acquisition of assets, stock or other equity interests (other than for the account of Epoch’s clients pursuant to investment management services provided in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture, strategic relationship (or similar arrangement) or other business organization or by contributions to capital, other than (i) any such acquisitions or investments not exceeding $1,000,000 in the aggregate or (ii) from Epoch or a wholly owned subsidiary of Epoch by Epoch or another wholly owned subsidiary of Epoch;

•

enter into, renew or extend (i) any loan or contract that calls for aggregate annual payments by Epoch or any subsidiary of $1,000,000 or more, (ii) any material contract (excluding certain specified contracts) or (iii) any broker and finder agreements or any agreements or transactions with affiliates; or make any material change in any of such loans or Epoch contracts, other than in the case of clauses (i) and (ii), renewals of such Epoch contracts for a term of one year or less without material changes to the terms thereof;

•

except as required by the terms of any Epoch contract or material employee benefit plan in effect as of the date of the merger agreement, as contemplated by the employment agreements entered into with certain Epoch employees as of the date of the merger agreement or as otherwise agreed to by the parties: (i) increase the annual total compensation or benefits of any Epoch employee, except for increases in the annual total compensation or benefits of Epoch employees who are non-executive officers in the ordinary course of business consistent with past practice and consistent with the aggregate estimates previously provided to TD by Epoch; (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Epoch employee; (iii) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Epoch material employee benefit plan; (iv) hire, or terminate the employment of, any Epoch employee, except for the hiring or termination of employment, of Epoch employees whose annual total compensation is not expected to be in excess of $1,000,000 in the ordinary course of business consistent with past practice; provided that Epoch may hire or terminate the employment of Epoch employees with annual total compensation expected to exceed $1,000,000 following consultation with TD; (vi) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Epoch material employee benefit plan or awards made thereunder; or (vii) pay any bonus except for annual bonuses in respect of 2012, which bonuses shall be calculated and paid in the ordinary course of business consistent with past practice in accordance with the terms of Epoch’s material employee benefit plans, including certain amounts prior to December 31, 2012, with a portion of bonus amounts being deferred;

•

make, or commit to make, or otherwise authorize any capital expenditures in excess of (A) $1,000,000 per project or related series of projects or (B) $2,000,000 in the aggregate, except in accordance with the expenditures budgeted in the capital expenditure budget delivered to TD prior to the date of the merger agreement;

•

incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness of any other person (other than for indebtedness not exceeding $1,000,000 in the aggregate or for indebtedness of Epoch’s subsidiaries to Epoch or any of its wholly owned subsidiaries);

•	enter into any swap or hedging transaction or other derivative agreement;

•

except pursuant to agreements or arrangements in effect on the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets to, or enter into any agreement or arrangement with, any of its officers or any other Epoch employees or its directors or any of their family members, or any affiliates or associates of any of its officers, other Epoch employees or directors, and, in the case of any such agreements or arrangements relating to compensation, benefits, severance or termination pay or related matters, only as otherwise permitted under the merger agreement, as applicable;

•

(i) settle any claim, action, investigation or proceeding other than solely for monetary damages not in excess of $500,000, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise adversely affecting its business or operations in any material respect;

•

adopt or implement any amendment of its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Epoch), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•

make any changes in its methods, practices or policies of financial accounting, except as may be required under law, rule, regulation or GAAP, in each case as approved in writing by Epoch’s independent public accountants;

•

decrease, subsidize, rebate, discount, waive or defer the fees chargeable by Epoch under Epoch’s investment management and advisory contracts, in each case, which would represent a reduction in the fee rate in respect of such account(s) as compared to the fee rate in effect as of the date of the merger agreement in excess of a specified threshold, and other than pursuant to and in accordance with any Epoch contract as in effect as of the date of the merger agreement and disclosed to TD and other than in the ordinary course of business consistent with past practice;

•

introduce any material new products (including investment strategies) or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements other than in the ordinary course of business consistent with past practice;

•

make or change any material tax election, file any amended tax return, settle or compromise any tax liability of Epoch or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes of Epoch or any of its subsidiaries, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund, incur any material liability for taxes outside the ordinary course of business, make any changes in its methods, practices or policies of tax accounting; or

•	agree to, or make any commitment to, take any of the foregoing actions.

No Solicitation of Acquisition Proposals; Changes in Board Recommendation

As of the date of the merger agreement until the effective time of the merger or, if earlier, the date on which the merger agreement is terminated, Epoch shall not and shall cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees not to and shall not authorize or permit any representatives acting on its behalf or on behalf of any of its subsidiaries to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposal, (ii) have any discussions or negotiations with or provide any confidential information or data to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, (iii) approve or recommend, or propose to approve or recommend, any acquisition proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset or share purchase or share exchange agreement or other similar agreement related to any acquisition proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, Epoch to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement, or (vi) propose or agree to do any of the foregoing.

Notwithstanding the foregoing, prior to obtaining stockholder approval of the proposal to adopt the merger agreement, Epoch is permitted to, in response to a bona fide written acquisition proposal that the Epoch board of directors concludes in good faith constitutes or is reasonably likely to result in a superior proposal, Epoch may, and may permit its subsidiaries and its and its subsidiaries’ respective directors, officers, employees and representatives, to take any actions described in clause (ii) of the paragraph above if the Epoch board of directors, after consultation with its outside legal advisors, determines in good faith that failure to take such action is more likely than not to result in a violation of its fiduciary duties under applicable law.

The merger agreement provides that, prior to obtaining stockholder approval of the proposal to adopt the merger agreement, the Epoch board of directors may terminate the merger agreement in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a superior proposal if and only if:

•

such acquisition proposal was unsolicited and the Epoch board of directors has concluded in good faith that such acquisition proposal still constitutes a superior proposal after giving effect to all of the adjustments which may be offered by TD;

•

Epoch has notified TD, at least four business days in advance, of such proposed termination, specifying the material terms and conditions of any such superior proposal and furnishing to TD a copy of the relevant proposed transaction agreements with the party making such superior proposal and all other material documents; and

•

during the four business day period described above, Epoch has negotiated, and has caused its financial and legal advisors to negotiate, with TD in good faith (to the extent TD desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal.

If the merger agreement is terminated in such a circumstance, Epoch must pay TD the termination fee prior to or concurrently with such termination as more fully described below.

In the event of any material revisions to the superior proposal, Epoch shall be required to deliver a new written notice to TD and to again comply with the above requirements, except that the four business day notice period described above shall be reduced to three business days with respect to such revised superior proposal.

In addition to the foregoing, prior to obtaining stockholder approval, Epoch and the Epoch board of directors shall be permitted to (x) withdraw, modify or qualify in any manner adverse to TD the Epoch board of director’s recommendation to Epoch stockholders that they vote to adopt and approve the merger agreement or (y) adopt, approve or publicly recommend, declare advisable or otherwise endorse the adoption or approval of any acquisition proposal, which we refer to here as a “change in recommendation,” if and only if:

•

the Epoch board of directors, after consultation with its outside legal advisors, determines in good faith that failure to take such action is more likely than not to result in a violation of its fiduciary duties under applicable law; and

•

Epoch has notified TD, at least four business days in advance, of its intention to change its recommendation, specifying in reasonable detail the reasons therefor, and if the Epoch board of directors intends to effect a change in recommendation in relation to an acquisition proposal, (i) such acquisition proposal was unsolicited and the Epoch board of directors has concluded in good faith that such acquisition proposal still constitutes a superior proposal after giving effect to all adjustments that may be offered by TD, (ii) the notice provided by Epoch to TD at the beginning of the four business day period specifies the material terms and conditions of any such superior proposal and includes a copy of the relevant proposed transaction agreements with the party making such superior proposal and all other material documents and (iii) during the four business day period Epoch has negotiated, and has caused its financial and legal advisors to negotiate, with TD in good faith (to the extent TD desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal.

If the Epoch board of directors effects a change in recommendation under the merger agreement, TD may terminate the merger agreement and receive the termination fee as more fully described below.

For the purposes of the merger agreement, the term “acquisition proposal” is defined as any inquiry, proposal or offer from any person (other than TD or any of its subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (i) acquisition, purchase or sale of a business or assets (including rights under Epoch’s management contracts) that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of Epoch’s subsidiaries) of Epoch and its subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Epoch or EIP or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of Epoch or any of its subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of Epoch, any of its subsidiaries or the surviving parent entity in such transaction.

For the purposes of the merger agreement, the term “superior proposal” is defined as a bona fide written acquisition proposal (with all references to “20% or more” being deemed to be references to “more than 50%”), which the Epoch board of directors concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Epoch from a financial point of view than the transactions contemplated by the merger agreement and (ii) is reasonably capable of being completed on the terms proposed on a timely basis.

Required Company Vote

As promptly as practicable following the date on which the SEC confirms it has no further comment to this proxy statement, Epoch is obligated to duly take all action to call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement. Subject to Epoch’s right to effect a recommendation withdrawal and/or terminate the merger agreement (described above), Epoch is obligated to include in this proxy statement the recommendation of the Epoch board of directors that Epoch stockholders vote in favor of the proposal to adopt the merger agreement.

Consents, Approvals and Filings

TD and Epoch have each agreed to use, and cause their respective subsidiaries to use, their reasonable efforts to:

•

take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the merger and to consummate the transactions contemplated by the merger agreement; and

•

to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by Epoch or TD or any of their respective subsidiaries in connection with the merger or other transactions contemplated under the merger agreement.

TD and Epoch agree to cooperate with each other and use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities.

TD and Epoch agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of the merger agreement, the transactions contemplated by the merger agreement, including using reasonable efforts to:

•	modify or amend any contracts, plans or arrangements to which TD or Epoch is a party if necessary in order to satisfy the conditions set forth in the merger agreement;

•	lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated under the merger agreement; and

•	defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by the merger agreement or seeking material damages.

Employee Benefits Matters

Under the merger agreement, Epoch employees will continue to participate in Epoch’s benefit plans until at least December 31, 2013 and thereafter will generally move into the corresponding employee benefit plans sponsored or maintained by TD to the same extent as similarly situated employees of TD. With respect to each TD plan in which Epoch employees ultimately participate, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement, service with Epoch will generally be treated as service with TD. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any TD benefit plan. TD benefit plans will waive pre-existing condition limitations to the same extent waived under the applicable Epoch plan and Epoch employees will be given credit for deductibles, co-payments and out-of-pocket maximums paid under Epoch plans.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, from and after the effective time of the merger, TD agreed to cause the surviving company to, to the fullest extent Epoch would be permitted to do so by law, indemnify and hold harmless, and advance expenses to the present and former directors and officers of Epoch or any of its subsidiaries (each an “indemnified party”) from and against any and all losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party upon receipt of an undertaking, to the extent required by the DGCL, from such indemnified party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such indemnified party was not entitled to indemnification under the merger agreement), judgments, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any event or occurrence related to the fact that such indemnified party is or was a director or officer of Epoch or any of its subsidiaries or was prior to the effective time serving at the request of any such party as a director, officer, employee, trustee, agent, partner or fiduciary of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) the merger agreement, or any of the transactions contemplated by the merger agreement and all actions taken by an indemnified party in connection with the merger agreement, in each case in his or her capacity as a director or officer of Epoch or any of its subsidiaries, whether in any case asserted or arising before or after the effective time of the merger.

The merger agreement provides that TD shall purchase a tail policy with respect to Epoch’s current directors’ and officers’ insurance providing for coverage for a period of six years after the effective time of the merger, provided that the aggregate cost for such endorsement does not exceed 250% of the current annual premium paid by Epoch in the aggregate, and if TD is unable to maintain or obtain such insurance, TD shall obtain as much insurance as called for under the merger agreement as may be available for such cost. The merger agreement further provides that, subject to certain restrictions, Epoch may purchase a six-year tail policy with the consent of TD prior to the effective time of the merger, and TD shall maintain such policy in full force and effect and continue to honor all obligations under such policy.

Stockholder Litigation

Epoch shall consult with TD on a regular basis with respect to, and shall give TD the opportunity to participate in the defense or settlement of, any stockholder litigation against Epoch and/or its directors relating to the transactions contemplated by the merger agreement, and no such settlement shall be agreed to without TD’s prior written consent (such consent not to be unreasonably withheld or delayed).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between TD and Epoch in the preparation and filing of this proxy statement;

•	reasonable access to information about Epoch will be made available upon TD’s request;

•	confidentiality obligations of and access by TD to certain information about Epoch pursuant to the confidentiality agreement between TD and Epoch;

•

Epoch providing TD with notice of any changes that would have a material adverse effect on Epoch or would be reasonably likely to cause or constitute a material breach of any of Epoch’s representations, warranties or covenants contained in the merger agreement;

•

Epoch’s furnishing to TD of financial statements, internal management financial control reports, board and committee reports relating to the financial performance and risk management of Epoch, and revenue run rate reports;

•

the use by Epoch of reasonable best efforts to ensure that no takeover statute is or becomes applicable to the merger agreement, the merger, voting agreements or the other transactions contemplated by the merger agreement;

•	client consents and fund approvals;

•	the use by Epoch of reasonable best efforts with respect to delisting Epoch common stock from NASDAQ and terminating its registration under the Exchange Act;

•	the exemption of dispositions of Epoch common stock by our officers and directors under Section 16 of the Exchange Act; and

•

agreement by each of TD and Epoch not to take any action that would cause the requirements of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by the merger agreement with respect to the sub-advised funds.

Conditions to Completion of the Merger

The obligations of TD, Merger Sub and Epoch to effect the merger shall be subject to the satisfaction or waiver by such party at or prior to the effective time of the merger of the following conditions:

•	the adoption of the merger agreement by Epoch stockholders;

•

the absence of any order having been issued by any governmental entity or court of competent jurisdiction that would, or any proceeding having been commenced by any governmental entity seeking to, prevent, restrain or enjoin the consummation of the merger; and

•	the expiration or termination of the waiting period under the HSR Act, and receipt of all other required regulatory approvals.

Epoch’s obligation to effect the merger is subject to the satisfaction, or waiver by Epoch of or prior to the effective time of the merger, of the following additional conditions:

•

TD’s representations and warranties being true and correct as of the closing date as if made at and as of such time, except to the extent the facts or matters causing the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be expected to materially adversely affect TD’s ability to consummate the merger; and

•	TD having performed in all material respects all obligations required to be performed by it under the merger agreement.

In addition, TD’s obligations to effect the merger are subject to the satisfaction or waiver by TD at or prior to the effective time of the merger, of the following conditions:

•

our representation and warranty with respect to the absence of a material adverse effect on us being true and correct as of the date of the merger agreement and the closing date as if made at and as of such time;

•

our representation and warranty with respect to capitalization being true and correct as of the date of the merger agreement and the closing date as if made at and as of such time, except for any failures of such representation and warranty that, individually or in the aggregate, are de minimis in nature and amount;

•

our representations and warranties with respect to organization, corporate authority and Epoch’s ownership of certain equity interests being true and correct in all material respects as of the date of the merger agreement and the closing date as if made at and as of such time (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of the merger agreement, which need only be true and correct as of such specified date);

•

our other representations and warranties made by us in the merger agreement being true and correct as of the date of the merger agreement and the closing date (in each case without giving effect to any material adverse effect or materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of the merger agreement, which need only be true and correct as of such specified date), except for failures of such representations and warranties to be true and correct to the extent that such failures have not had and would not have, individually and in the aggregate, a material adverse effect on us;

•	our having performed in all material respects all obligations required to be performed by us under the merger agreement; and

•

the “revenue run rate” (as defined below) of Epoch and its subsidiaries as of the fifth business day prior to the closing date being at least 80% of the revenue run rate of Epoch and its subsidiaries as of November 30, 2012.

The “revenue run rate” of the company and its subsidiaries means the aggregate annualized investment advisory and sub-advisory fees that are payable to us or our affiliates (including our subsidiaries) in respect of certain client accounts as to which we provide investment advisory or sub-advisory services, and is determined by multiplying the assets under management of Epoch and its subsidiaries for each such account by the applicable annual fee rate for such account. For purposes of determining the revenue run rate in connection with the related closing condition, the assets under management reflected in such revenue run rate will, among other things, exclude any increase or decrease in assets under management solely resulting from market appreciation or depreciation or currency fluctuations (in the case of assets under management that are not denominated in U.S. dollars since November 30, 2012).

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by mutual written consent, or by either TD or Epoch under any of the following circumstances, at any time before the completion of the merger:

•

the merger has not been completed on or before October 6, 2013 (the “end date”), unless the failure of the effective time to occur by the end date shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

•	if Epoch stockholder approval is not obtained at the special meeting or any adjournment or postponement thereof;

•

if a governmental entity which must grant a requisite regulatory approval has denied such approval and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

if the other party has breached any of its covenants, agreements, representations or warranties under the merger agreement, which breach of covenant, agreement, representation or warranty (i) is incapable of being cured prior to the closing date or is not cured within 30 days following written notice of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement.

The merger agreement may also be terminated by TD if:

•

prior to obtaining Epoch stockholder approval, the Epoch board of directors fails to recommend the merger and the adoption of the merger agreement by Epoch stockholders or shall have effected a change in recommendation;

•

prior to obtaining Epoch stockholder approval, the Epoch board of directors fails to reaffirm the recommendation to Epoch stockholders to adopt the merger agreement within 10 business days of TD’s written request to provide such reaffirmation following Epoch’s receipt of an acquisition proposal;

•	Epoch materially breaches the merger agreement provisions relating to acquisition proposals in any respect adverse to TD;

•	Epoch materially breaches its obligation under the merger agreement by failing to call, give notice of, convene and hold the special meeting in accordance with the merger agreement; or

•

if a tender offer or exchange offer for 20% or more of the outstanding shares of Epoch common stock is commenced (other than by TD or a subsidiary thereof) and the Epoch board of directors recommends that Epoch stockholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified under the Exchange Act.

The merger agreement may also be terminated by Epoch if:

•

prior to obtaining Epoch stockholder approval, (i) Epoch has not breached its obligations under the merger agreement provisions relating to acquisition proposals in any material respect, (ii) the Epoch board of directors authorizes Epoch to enter into a binding definitive agreement to effect a transaction constituting a superior proposal, (iii) Epoch prior to or concurrently with such termination has paid TD in immediately available funds the termination fee (as defined below) and (iv) Epoch enters into such binding definitive agreement substantially concurrently with such termination.

Termination Fee; Effect of Termination; Expenses

Under the merger agreement, Epoch will be required to pay TD a termination fee equal to $20,000,000 (the “termination fee”) if the merger agreement is terminated:

•

by TD due to failure of the Epoch board of directors to recommend the merger and adoption of the merger agreement by Epoch stockholders or if the Epoch board of directors effects a change in recommendation;

•

by TD if prior to obtaining stockholder approval, the Epoch board of directors fails to reaffirm the recommendation to Epoch stockholders to adopt the merger agreement within 10 business days of TD’s written request to provide such reaffirmation following Epoch’s receipt of any acquisition proposal;

•	by TD if Epoch materially breaches the merger agreement provisions relating to acquisition proposals in any respect adverse to TD;

•	by TD if Epoch materially breaches its obligation under the merger agreement by failing to call, give notice of, convene and hold the special meeting in accordance with the merger agreement;

•

by TD if a tender offer or exchange offer for 20% or more of the outstanding shares of Epoch common stock is commenced (other than by TD or a subsidiary thereof) and the Epoch board of directors recommends that Epoch stockholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified under the Exchange Act;

•	by Epoch to enter into a binding definitive agreement to effect a transaction constituting a superior proposal;

•

(A) by either TD or Epoch if the effective time shall not have occurred before the end date or if Epoch stockholder approval is not obtained at the special meeting or any adjournment or postponement thereof or (B) by TD because Epoch has breached its covenants, agreements, representations or warranties under the merger agreement, and in any such case an acquisition proposal with respect to Epoch shall have been publicly announced or otherwise communicated or made known to the senior management or the Epoch board of directors at any time after the date of the merger agreement, and if within 15 months of such termination Epoch or any of its subsidiaries enters into a definitive agreement with respect to, the Epoch board of directors or Epoch approves or recommends to its stockholders, or Epoch or any of its subsidiaries consummates any transaction contemplated by, any acquisition proposal (in this context involving an acquisition of shares or assets of Epoch at the 50% level).

If the merger agreement is validly terminated, the obligations of the parties will terminate and there will be no liability on the part of any party with respect thereto, except for the confidentiality provisions, provisions relating to the effect of termination and certain general provisions of the merger agreement, each of which will survive the termination of merger agreement; provided, however, that neither TD nor Epoch will be released from any liabilities or damages arising out of willful and material breach of any provision of the merger agreement (provided that in no event will TD, Epoch or Merger Sub be liable for any punitive damages).

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws shall be shared equally by TD and Epoch.

Specific Performance

The merger agreement provides that the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to injunctive or other equitable relief to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

Third Party Beneficiaries

The merger agreement provides that it will be binding upon and inure solely to the benefit of Epoch, TD and Merger Sub. With certain exceptions, the merger agreement is not intended to confer upon any person other than Epoch, TD and Merger Sub any rights or remedies.

Amendments; Waivers

Subject to compliance with applicable law, the merger agreement may be amended by Epoch, TD and Merger Sub at any time before or after approval by Epoch stockholders of the matters presented in connection with the merger, by a written agreement signed on behalf of each of the parties. However, amendments which by law require approval by stockholders must be further approved by Epoch stockholders if Epoch stockholders have already approved the matters presented in connection with the merger.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” requires Epoch to submit a proposal to Epoch stockholders for a non-binding, advisory vote to approve the payment by Epoch of certain compensation to the named executive officers of Epoch that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute,” and which we refer to as the compensation proposal, gives Epoch stockholders the opportunity to vote on an advisory basis on the compensation that Epoch’s named executive officers will or may be entitled to receive from Epoch or TD that is based on or otherwise relates to the merger.

The compensation that Epoch’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger is summarized in the table in the section entitled “Proposal 1: Adoption of the Merger Agreement—Golden Parachute Compensation” beginning on page 40 of this proxy statement, which we refer to as the “golden parachute compensation table,” and the associated narrative discussion. That summary includes all compensation and benefits that may be paid or become payable to Epoch’s named executive officers that are based on or otherwise relate to the merger.

The Epoch board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Epoch board of directors recommends that the stockholders of Epoch approve the following resolution:

“RESOLVED, that the stockholders of Epoch approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the golden parachute compensation table and the related narrative disclosures.”

The vote on the compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Epoch or TD. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Epoch stockholders.

Under our bylaws, the compensation proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting and entitled to vote on the proposal.

The Epoch board of directors recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Epoch stockholders are being asked to approve a proposal, which we refer to as the meeting adjournment proposal, to approve the adjournment of the special meeting, if necessary or appropriate in the view of the Epoch board of directors, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the Epoch stockholders approve the meeting adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of Epoch common stock that have previously voted against the merger proposal. Among other things, approval of the meeting adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

The Epoch board of directors believes that if the number of shares of Epoch common stock present or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement, it is in the best interests of the holders of Epoch common stock to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

The vote on the meeting adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the meeting adjournment proposal and vice versa. Under our bylaws, the meeting adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting and entitled to vote on the proposal.

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. If you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The Epoch board of directors recommends that you vote “FOR” the meeting adjournment proposal.

STOCK PRICES AND DIVIDENDS

Our common stock trades on NASDAQ under the symbol “EPHC.” As of January 8, 2013, there were 23,868,559 shares of our common stock outstanding, held by approximately 900 stockholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on NASDAQ and the dividends declared per share in the periods shown.

	Common Stock Prices						Dividends Declared
	High			Low			Regular Dividends	Special Dividends
FY 2013—Quarter Ended
March 31 (through January [—], 2013)	$	[—	]	$	[—	]	$0.10	—
December 31		27.90			20.56		0.10	0.75
September 30		24.50			20.07		0.08	—

FY 2012—Quarter Ended
June 30		$27.80			$22.15		$0.08	—
March 31		26.02			22.36		0.08	—
December 31		24.80			12.71		0.08	0.75
September 30		20.01			12.17		0.06	—

FY 2011—Quarter Ended
June 30		$17.85			$14.71		$0.06	—
March 31		16.43			14.34		0.06	—
December 31		17.85			12.51		0.05	0.75
September 30		12.88			9.43		0.05	—

On December 5, 2012, the last trading day before we publicly announced the execution of the merger agreement, the high and low sale prices for our common stock as reported on NASDAQ were $22.07 and $21.49 per share, respectively, and the closing sale price on that date was $21.91. On [—], 2013, the last trading day before the date of this proxy statement, the high and low sale prices for our common stock as reported on NASDAQ were $[—] and $[—] per share, respectively, and the closing price on that date was $[—].

Under the terms of the merger agreement, we may continue to declare and pay quarterly dividends to our common stockholders not in excess of $0.10 per share with record and payment dates consistent with past practice, without the prior written consent of TD.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR OUR COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our common stock of each of our directors, our chief executive officer and our chief financial officer at the end of our most recently completed year end and our two other most highly compensated executive officers who were serving as executive officers at the end of our most recently completed fiscal year (the “named executive officers”), our directors and executive officers as a group, and each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our common stock. Except as otherwise noted below, (1) the information in this table is given as of December 6, 2012 (the date of the executed merger agreement), (2) the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and (3) information with respect to beneficial ownership was received from the respective stockholders. Also, unless otherwise noted, the business address for each person is c/o Epoch Holding Corporation, 640 Fifth Avenue, New York, New York 10019.

Named Executive Officer, Director, Beneficial Holder or Identity of Group	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Shares Beneficially Owned(2)
Named Executive Officers:
William W. Priest(4)	2,344,670	9.9%
Timothy T. Taussig(5)	1,031,941	4.4%
David N. Pearl(3)(6)	845,613	3.6%
Adam Borak(3)	105,820	*

Directors:
Jeffrey L. Berenson	1,669,411	7.0%
Allan R. Tessler(7)	627,786	2.6%
Peter A. Flaherty	77,980	*
Enrique R. Arzac	63,024	*
John L. Cecil	18,129	*

Beneficial Holders:
Janus Capital Management LLC(8)	2,120,668	8.9%
Keeley Asset Management Corp.(9)	1,889,263	8.0%
General American Investors Company, Inc.(10)	1,666,667	7.0%
GAMCO Investors, Inc. et al(11)	1,313,750	5.5%

All Named Executives and Directors as a group (9 persons)	6,784,374	28.6%

*	Less than one percent of issued and outstanding Epoch common stock.

(1)

Unless otherwise indicated, includes shares owned by a spouse, minor children, relatives sharing the same home, and entities owned or controlled by the named person. In computing the number of shares of Epoch common stock beneficially owned, such persons and entities are also deemed under SEC Rule 13d-3 to beneficially own any shares that they have the right to acquire within sixty (60) days of December 6, 2012 through the exercise of stock options. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)

Based upon 23,719,231 shares of Epoch common stock outstanding as of December 6, 2012. For purposes of computing the percentage of outstanding shares of Epoch common stock beneficially owned by such person or entity, shares of stock subject to the conversion of stock options that are currently exercisable or become exercisable within 60 days of December 6, 2012 are deemed to be outstanding for the holder thereof, but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

(3)	Includes, for the individuals listed below, the following number of shares subject to options exercisable within 60 days from December 6, 2012:

Option Holder	Number of Shares
Mr. Pearl	37,114
Mr. Borak	38,938

(4)	Includes 240,683 shares held by a trust established by Mr. Priest for estate planning purposes, and 528,703 shares held by spouse.

(5)	Includes 721,251 shares held by trusts established by Mr. Taussig for estate planning purposes.

(6)	Includes 514,900 shares held by trusts established by Mr. Pearl for estate planning purposes.

(7)	Includes 300,962 shares held by ART/FGT Family Partners Ltd. and 69,179 shares held by the Tessler Family Limited Partnership.

(8)	Based solely upon a Schedule 13F-HR for the period ended September 30, 2012, filed by Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206 on November 14, 2012.

(9)	Based solely upon a Schedule 13F-HR for the period ended September 30, 2012, filed by Keeley Asset Management Corp., 401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605 on November 14, 2012.

(10)

Based solely upon a Schedule 13F-HR for the period ended September 30, 2012, filed by General American Investors Company, Inc., 100 Park Avenue, 35th Floor, New York, New York 10017 on October 22, 2012.

(11)	Based solely upon Schedule 13D/A filed by GAMCO Investors, Inc. et al, One Corporate Center, Rye, New York, 10580 on December 11, 2012.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed and you would like to submit a proposal for inclusion in our proxy soliciting material for the 2013 annual meeting, the proposal must be submitted to us in writing at the mailing address below and received by [—]. You must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Exchange Act in order for us to consider including your proposal in the 2013 proxy statement.

Stockholder proposals that are intended to be presented at our 2013 annual meeting of stockholders (if one is held), but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at the mailing address below not less than 60 nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to Epoch stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made. Any stockholder who gives notice of any such proposal shall deliver therewith a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and setting forth the stockholder’s name and address as they appear on Epoch’s books, the number and class of all shares beneficially owned by the stockholder on the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder’s notice, a description of any interest of such stockholder in the proposal and a representation that the stockholder is a holder of record of Epoch stock and intends to appear in person or by proxy at the meeting to present the proposal specified in the notice. The chairman of the meeting shall determine whether business was properly brought before the meeting.

Such proposals or nominations should be addressed to Epoch Holding Corporation, 640 Fifth Avenue, 18th Floor, New York, New York 10019, Attention: Corporate Secretary.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Epoch through the Investor Relations section of our website, and the “Financial Information” tab therein. The website address is www.eipny.com. The information on our website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also send a written request to our Corporate Secretary at Epoch Holding Corporation, 640 Fifth Avenue, 18th Floor, New York, New York 10019, Attn: Corporate Secretary, or by calling the Corporate Secretary at (212) 303-7200.

A list of stockholders will be available for inspection by stockholders of record at our executive offices at 640 Fifth Avenue, New York, New York 10019 during ordinary business hours for 10 days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on September 10, 2012;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, filed with the SEC on November 5, 2012;

•	our 2012 Annual Proxy Statement filed with the SEC on October 18, 2012; and

•	our Current Reports on Form 8-K filed with the SEC on October 1, 2012, October 3, 2012, November 13, 2012, November 29, 2012, December 6, 2012, January 4, 2013 and January 7, 2013.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Epoch Holding Corporation

Attention: Corporate Secretary

640 Fifth Avenue

New York, New York 10019

Telephone number: (212) 303-7200

You may also obtain documents incorporated by reference by requesting them by telephone from Morrow & Co., LLC, our proxy solicitation firm, toll free at (800) 278-2141 or collect at (203) 658-9400. Documents should be requested by [—] in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Epoch since the date of this proxy statement or that the information herein is correct as of any later date.

TD and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning TD and Merger Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [—], 2013. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE TORONTO-DOMINION BANK,

EMPIRE MERGER SUB, INC.

AND

EPOCH HOLDING CORPORATION

DATED AS OF DECEMBER 6, 2012

A-i

A-ii

10.10.	Severability	A-47
10.11.	Publicity	A-47
10.12.	Assignment; Third Party Beneficiaries	A-47
10.13.	Construction	A-48

Annex I	Amended and Restated Certificate of Incorporation of Epoch Holding Corporation

A-iii

INDEX OF DEFINED TERMS

$	A-46
Acquisition Proposal	A-28
Advisers Act	A-42
affiliate	A-42
Agreement	A-1
Assets Under Management	A-42
Base Client Run Rate	A-43
Base Client Run Rate Schedule	A-14
Base Date	A-43
Book-Entry Shares	A-4
Business Day	A-43
Certificate of Merger	A-1
Certificates	A-4
Change in Company Recommendation	A-26
Client	A-43
Client Consent	A-43
Client Notice	A-33
Client Securities	A-7
Closing	A-2
Closing Client Run Rate	A-43
Closing Date	A-2
Code	A-11
Common Stock	A-2
Company	A-1
Company Board	A-1
Company Contract	A-18
Company Disclosure Schedule	A-6
Company Employees	A-12
Company Option	A-3
Company Recommendation	A-26
Company Reports	A-8
Company Restricted Share	A-3
Company Stock Plan	A-3
Company Stockholder Approval	A-14
Company Stockholders Meeting	A-26
Confidentiality Agreement	A-25
Contract	A-8
control	A-43
DGCL	A-1
Dissenting Shares	A-4
dollars	A-46
Effective Time	A-2
Employment Contracts	A-24
End Date	A-39
Environmental Laws	A-20
ERISA	A-12
ERISA Affiliate	A-13
ERISA Client	A-17
Exchange Act	A-8
Excluded Client	A-44

Exempt Fund Client	A-44
Exempt Fund Client Investor	A-35
Exempt Sub-Advised Fund	A-44
Foreign Corrupt Practices Act	A-14
Fund Board Approval	A-44
Funds	A-44
Governmental Entity	A-8
HSR Act	A-8
HSR Condition	A-37
Indemnified Parties	A-31
Insurance Amount	A-32
Intellectual Property	A-20
Investment Company Act	A-44
Investment Management Services	A-44
Investment Management Subsidiary	A-44
knowledge	A-46
Law	A-8
Leases	A-19
Liens	A-7
Management Contract	A-44
Material Adverse Effect	A-44
Materials of Environmental Concern	A-45
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Negative Consent Notice	A-33
Notice Period	A-26
Opinion	A-20
Option Consideration	A-3
Parent	A-1
Parent Material Adverse Effect	A-45
Parent Plans	A-30
Paying Agent	A-4
Permit	A-14
person	A-46
Plan	A-12
PPM	A-17
Preferred Stock	A-6
Proxy Statement	A-8
Public Fund	A-45
QPAM Exemption	A-17
Representatives	A-25
Requisite Regulatory Approvals	A-37
Revenue Run Rate	A-45
Run Rate Report	A-32
Securities Act	A-8
Shares	A-2
Specified Stockholders	A-1
Sub-Advised Fund	A-45
Sub-Advised Fund Board	A-45

A-iv

Subsidiary	A-45
Superior Proposal	A-28
Superior Proposal Notice Period	A-28
Surviving Company	A-1
Tax	A-12
Tax Return	A-12

Taxes	A-12
Termination Payment	A-40
Transferred Employees	A-30
U.S. GAAP	A-44
UCITS	A-46
Voting and Support Agreements	A-1

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Empire Merger Sub, Inc., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”) and Epoch Holding Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub and the stockholder of Merger Sub;

WHEREAS, Parent, Merger Sub and certain stockholders of the Company (the “Specified Stockholders”) have entered into Voting and Support Agreements, dated as of the date hereof (the “Voting and Support Agreements”), providing that, among other things, subject to the terms and conditions set forth therein, the Specified Stockholders will support the Merger and the other transactions contemplated hereby, including by voting to adopt this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1.          The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws of the State of Delaware.

1.2.          Effective Time.    On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3.          Closing of the Merger.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on (i) a date specified by Parent that is no later than the date that is the third (3rd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon in writing by the parties.

1.4.          Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

1.5.           Certificate of Incorporation.    The certificate of incorporation of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in its entirety as set forth in Annex I, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6.          Bylaws.    The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Epoch Holding Corporation”, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and of applicable Law.

1.7.           Board of Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8.           Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION

2.1.          Effect on Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”):

(a)    Other than Shares held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity, for the benefit of customers, clients or mutual funds or other pooled investment vehicles, all shares of Common Stock that are (i) owned directly by the

Company or (ii) owned directly by Merger Sub shall be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor. All shares of Common Stock that are owned by any wholly owned Subsidiary of the Company, by Parent or by any wholly owned Subsidiary of Parent (other than any Subsidiary of Parent described in Section 2.1(a)(ii)) other than shares of Common Stock held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity, for the benefit of customers, clients or mutual funds or other pooled investment vehicles, shall remain outstanding, and no cash or other consideration shall be delivered in exchange therefor.

(b)     Except as otherwise provided in Section 2.1(a), each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and converted into the right to receive $28.00 in cash (the “Merger Consideration”), without interest.

2.2.          Merger Sub Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, the shares of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall (in consideration for the shares of Merger Sub and the payment of the Merger Consideration) be converted into and become a number of shares of common stock of the Surviving Company equal to the number of shares of Common Stock of the Company which were cancelled pursuant to Sections 2.1(a) or 2.1(b) above.

2.3.          Treatment of Options and Other Stock Based Awards.     (a) At the Effective Time, each outstanding option to purchase shares of Common Stock (each a “Company Option”) granted pursuant to the Company’s Amended and Restated 2004 Omnibus Long-Term Incentive Compensation Plan or any other plan or arrangement (collectively, the “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall not be assumed by Parent and automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive, in full satisfaction of the Company’s obligations with respect to any such Company Option, as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such Company Option (the “Option Consideration”). For the avoidance of doubt, Parent and the Company acknowledge and agree that any Company Option that is outstanding immediately prior to the Effective Time and has an exercise price greater than the Merger Consideration shall expire upon the Effective Time without being converted into the right to receive any consideration in respect thereof. Notwithstanding the foregoing, the Company shall, as required by the terms of the Company Stock Plan, provide each holder of outstanding Company Options written notice of the Merger a reasonable period of time prior to the Effective Time in order that any holder of a Company Option has a reasonable period of time in which to exercise in full all such Company Options prior to the Effective Time.

(b)        At the Effective Time, each share of Common Stock granted subject to vesting or other lapse restrictions (each, a “Company Restricted Share”) pursuant to the Company Stock Plan which is outstanding immediately prior to the Effective Time shall not be assumed by Parent and as such shall become fully vested immediately prior to the Effective Time, such that each such share of Common Stock shall be outstanding immediately prior to the Effective Time and otherwise treated in accordance with the provisions of Section 2.1 above.

2.4.          Withholding.     Parent or any of its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from any payment otherwise payable pursuant to the Merger such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.5.          Certain Adjustments.    Notwithstanding anything herein to the contrary but without limiting the effect of Sections 8.2(a) and 8.2(b), if: between the date of this Agreement and the Effective Time, the number of Shares or the number of shares of Common Stock issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company or any of its Subsidiaries are changed into a different number or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or non-cash distribution, recapitalization, or other similar transaction, then the Merger Consideration and any other dependent items, as applicable, shall be appropriately and proportionately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable. For avoidance of doubt, the payment of the special dividend described in Section 6.2(a) shall not result in any adjustment of the Merger Consideration pursuant to this Section 2.5.

2.6.          Dissenting Shares.    (a) Notwithstanding anything to the contrary contained herein, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted as provided in Section 2.1, and such holders shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been eligible for conversion as provided in Section 2.1 and to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in Section 2.1, without interest and after giving effect to any required Tax withholdings as provided herein, and such holder thereof shall cease to have any other rights with respect thereto.

(b)        The Company shall give Parent (i) prompt notice of any written notices received by the Company with respect to any intent to demand, or written demands for, appraisal with respect to any shares of Common Stock, attempts to withdraw such notices or demands and any other instruments or notices served pursuant to Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights and (ii) the right to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, make any payment or other commitment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE III

PAYMENT OF MERGER CONSIDERATION

3.1.          Parent to Make Merger Consideration Available.    At or immediately prior to the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with a paying agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the “Paying Agent”), for the benefit of the holders of certificates that immediately prior to the Effective Time evidenced shares of Common Stock (the “Certificates”) and the holders of uncertificated shares of Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article III cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1.

3.2.          Exchange of Certificates.    (a) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate and, if applicable, each holder of Book-Entry Shares immediately prior to the Effective Time whose shares of Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(b)          As soon as reasonably practicable after the Effective Time, or, if applicable, receipt by the Paying Agent of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1 of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable in respect of such Book-Entry Shares.

(c)          If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor or the registered holder of Book-Entry Shares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or such Book-Entry Shares shall be properly transferred, and that the person requesting such payment shall pay to the Paying Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(d)          At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e)          Any portion of the property deposited with the Paying Agent pursuant to Section 3.1 (including interest thereon) that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be paid, at the request of Parent, to or as directed by Parent. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration in respect of each share of Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company Reports filed with, or furnished to, the SEC since July 1, 2012 and prior to the date hereof (other than such disclosures in such Company Reports (a) contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or (b) otherwise predictive or forward looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 4.2, 4.3, 4.7 and

4.8(i)) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1.           Corporate Organization.    (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. The Company is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b)           Section 4.1 of the Company Disclosure Schedule sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests (other than any shares of capital stock or equity interests held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity for the benefit of customers, clients or mutual funds or other pooled investment vehicles). Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

4.2.           Capitalization.    (a) The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”). As of the date of this Agreement, there were 23,719,231 shares of Common Stock outstanding, no shares of Preferred Stock outstanding and 874,601 shares of Common Stock held in the Company’s treasury. No other shares of Common Stock or Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of Common Stock or Preferred Stock were reserved for issuance, except for an aggregate of 196,998 shares of Common Stock reserved for issuance upon the exercise of Company Options and the grant of Company Restricted Shares pursuant to the Company Stock Plan. All of the issued and outstanding shares of Common Stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Common Stock (other than Shares held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity, for the benefit of customers, clients or mutual funds or other pooled investment vehicles). Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its

Subsidiaries to (A) issue, vote, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) otherwise make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other person.

(b)           Section 4.2(b) of the Company Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and Company Restricted Shares and all other equity or equity-based awards relating to Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company or its Subsidiaries, the date each such Company Option or other award was granted, the number of shares of Common Stock subject to each such Company Option or underlying each such other award. All Company Options have been granted with a per share exercise price at least equal to the fair market value of one share of Common Stock on the date of grant of each of the foregoing.

(c)           Section 4.2(c) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary of the Company. Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of and all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, licenses, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d)           Except for the ownership of the Company’s Subsidiaries and for securities held, directly or indirectly, (x) in trust, managed, brokerage, custodial, nominee or other customer accounts or (y) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed and/or advised or sub-advised by the Company or its Subsidiaries (such securities held in the capacities described in clauses (x) and (y), “Client Securities”), the Company and its Subsidiaries do not beneficially own or control, directly or indirectly, shares of stock or other equity interests in the person identified on Section 4.2(d) of the Company Disclosure Schedule.

(e)           The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

4.3.           Authority; No Violation.    (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company and no other corporate or stockholder proceedings (subject, in the case of the consummation of the Merger, to the Company Stockholder Approval), on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any license, lease, agreement, contract, understanding, permit, concession, franchise, note, bond, mortgage, indenture, deed of trust or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which would not have, individually or in the aggregate, a Material Adverse Effect.

4.4.           Consents and Approvals.    Except for (i) the Client Consents, (ii) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholders Meeting (the “Proxy Statement”), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such other Governmental Entities as required by the DGCL, (iv) the Company Stockholder Approval, (v) the other consents and approvals set forth in Section 4.4(v) of the Company Disclosure Schedule, (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, and (vii) the consents, authorizations, approvals, filings and registrations of third parties, the failure of which to obtain or make would not have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation of the Merger and the other transactions contemplated hereby.

4.5.           SEC Documents; Other Reports; Internal Controls.    (a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since June 30, 2009 (the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)           The Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 2009 with any Governmental Entity (other than the Company Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries or as set forth in Section 4.5(b) of the Company Disclosure Schedule, since

June 30, 2009, no Governmental Entity has initiated or threatened any proceeding with respect to or, to the knowledge of the Company, is contemplating an investigation into the business or operations of the Company or any of its Subsidiaries. Except as set forth in Section 4.5(b) of the Company Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

(c)           The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board and in Section 4.5(c) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)           The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

(e)           The Company has established and maintains disclosure controls and procedures (within the meaning of Rules 13a-15 and 15d-15 of the Exchange Act), and such controls and procedures are reasonably designed to ensure that material information relating to the Company and its Subsidiaries required to be disclosed by the Company in reports filed or furnished pursuant to the Exchange Act is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f)           Since June 30, 2009, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of any Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

4.6.           Financial Statements; Undisclosed Liabilities.    (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, the Securities Act and the Exchange Act, and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein and, in the case of the unaudited financial statements, as permitted by the SEC), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)           Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, as filed with the SEC, (ii) obligations incurred pursuant to the terms of this Agreement or in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent and whether due or to become due and whether or not of a nature required by U.S. GAAP to be disclosed, reflected or reserved for in a consolidated balance sheet or the notes thereto).

4.7.           Broker’s Fees.    Except for Credit Suisse Securities (USA) LLC, neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Credit Suisse Securities (USA) LLC relating to any such fees or commissions (or otherwise relating to the transactions contemplated by this Agreement) have been furnished to Parent prior to the date hereof.

4.8.           Absence of Certain Changes or Events.    (i) Since June 30, 2012, no event, change, effect or occurrence has occurred or fact or circumstance has arisen which has had or would have, individually or in the aggregate, a Material Adverse Effect, and (ii) since September 30, 2012, none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement (except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Schedule) and (iii) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice.

4.9.           Legal Proceedings.    (a) There are no suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations pending or threatened or, to the knowledge of the Company, contemplated against the Company or any of its Subsidiaries or any Exempt Fund Client, other than any such suit, litigation, claim, action, proceeding, arbitration, mediation or investigation that would not have, individually or in the aggregate, a Material Adverse Effect. There is no injunction, writ, order, award, judgment, settlement or decree imposed upon or entered into by the Company, any of its Subsidiaries or any Exempt Fund Client or the material properties, rights or assets of the Company or any of its Subsidiaries or any Exempt Fund Client.

(b)           Since June 30, 2009, (i) there have been no subpoenas, written demands, written inquiries or written information requests received by the Company or any of its Subsidiaries or any Exempt Fund Client from any Governmental Entity, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries or any Exempt Fund Client enter into a settlement negotiation or tolling agreement with respect to (1) any matter related to any such subpoena, written demand, inquiry or information request or (2) any other possible legal action.

4.10.           Taxes.    Except as set forth in Section 4.10 of the Company Disclosure Schedule:

(a)           (i) No examinations, audits or other proceedings in respect of any material Tax liability of the Company or any of its Subsidiaries is being conducted or has been threatened in writing by a taxing authority or is, to the knowledge of the Company, contemplated; (ii) all income and other material Tax Returns (as hereinafter defined) required to be filed by, or on behalf of, the Company or its Subsidiaries have been filed (including pursuant to applicable extensions granted without penalty), and such Tax Returns are true, correct and complete in all material respects; (iii) each of the Company and its Subsidiaries has timely paid in full all material Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns, or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes; (iv) no deficiencies that remain unpaid for any material Taxes have been proposed, threatened, asserted or assessed by a taxing authority against the Company or any of its Subsidiaries or any of their assets or properties; and (v) there are no material Liens for Taxes upon the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due or payable.

(b)           Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of entities (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(c)           Neither of the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar Contract or arrangement.

(d)           No closing agreement pursuant to Section 7121 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e)           Neither of the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f)           All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been properly paid to the relevant taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision of state, local or foreign Law).

(g)           Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax, which waiver or extension is still in effect.

(h)           Neither the Company nor any of its Subsidiaries has entered into, or has been a material advisor with respect to, any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision of state or local Law) or the Treasury Regulations thereunder.

(i)           None of Parent, the Company or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax Law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) prepaid amount received or paid prior to the Closing Date, (v) deferred gains arising prior to the Closing Date, (vi) deferred cancellation of indebtedness income, or (vii) election or transaction which reduced any Tax attribute (including basis in assets). Neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or assets.

(j)           Neither the Company nor any of its Subsidiaries is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)           The Company has provided Parent with complete and accurate information regarding all material Financial Accounting Standards Board (FASB) Interpretation No. 48 matters with respect to the Company and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

(l)           No written claim has ever been made by any taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that any such entity is or may be subject to taxation by that jurisdiction.

(m)           For purposes of this Agreement:

(i)           “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii)           “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.

4.11.           Employees; Employee Benefit Plans.    (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean each and any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, retention, consulting, employment, employee, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, commission, restricted stock, health and welfare, retirement, supplemental retirement, retiree medical, life insurance plans and all other employee compensation or benefit plans, Contracts, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has had any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future liability.

(b)           With respect to each Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided (or to be provided) under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c)           (i) Each Plan has been established and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (v) except as set forth in Section 4.11(c)(v) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (vi) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (vii) no Plan provides any Company Employees with any amount of compensation that is or would reasonably be expected to be subject to the excise taxes applicable under Section 409A of the Code.

(d)           None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability with respect to a multiemployer plan within the preceding six (6) years that remains unsatisfied.

(e)           With respect to any Plan, except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, or to the knowledge of the Company, contemplated, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending or threatened or to the knowledge of the Company, contemplated.

(f)          Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to: (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans or (iii) give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

4.12.          Board Approval; Stockholder Vote Required.    (a) The Company Board, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) subject to the terms of this Agreement recommended that the Company’s stockholders adopt this Agreement, and (iv) directed that the Agreement be submitted for adoption by the stockholders of the Company at the Company Stockholders Meeting. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (including Section 203 of the DGCL), federal Law or the Laws of any other state in the United States is applicable to this Agreement, the Merger, the Voting and Support Agreements or the other transactions contemplated hereby and by the Voting and Support Agreements.

(b)          The affirmative vote of the holders of a majority of the outstanding shares of Common Stock to adopt this Agreement, at the Company Stockholders Meeting (the “Company Stockholder Approval”), is the only action of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.13.          Compliance With Applicable Law.    (a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries and each Exempt Fund Client hold, and have at all times since June 30, 2009 held, all licenses, franchises, permits, approvals, registrations, consents, exemptions, variances, waivers and authorizations (each, a “Permit”) which are required for the conduct of their respective businesses and ownership of their respective properties, rights and assets, except where the failure to hold any such Permit would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries and each Exempt Fund Client have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including, all applicable Laws related to data protection or privacy, the USA Patriot Act, the Sarbanes-Oxley Act and all other applicable Laws relating to investment advisors and the terms of all Permits, and (ii) any internal privacy policies (including privacy policies provided to any client by the Company or its Subsidiaries) relating to privacy and the protection of personal information. Neither the Company nor any of its Subsidiaries nor any Exempt Fund Client has received written, or to the knowledge of the Company, oral notice of, any material default or violation of any applicable Law or of any Permit. The Company has made available to Parent complete and correct copies of all (i) reports related to any investigation, examination, audit or inspection reports provided by any Governmental Entity in respect of the Company or any of its Subsidiaries or any Exempt Fund Client, (ii) material written responses to any such reports made by the Company or any of its Subsidiaries or any Exempt Fund Client and (iii) other material correspondence relating to any investigation, examination, audit or inspection of the Company or any of its Subsidiaries or any Exempt Fund Client by any Governmental Entity, in the case of each of clauses (i), (ii) and (iii), since June 30, 2009.

(b)          Each Management Contract (i) is in material compliance with the Investment Company Act and/or the Advisers Act (as applicable) and any other applicable Law and (ii) has been performed by the Investment Management Subsidiary in accordance with its terms, the Investment Company Act and/or the Advisers Act (as applicable) and other applicable Laws and, in the case of each Exempt Fund Client, the organizational documents of the Client, in each case, in all material respects. Each Client account has been managed and advised (and the fees and expenses payable thereunder have been calculated and charged) in compliance with the terms of the applicable Management Contract, the Investment Company Act and/or the Advisers Act (as applicable) and other applicable Laws and, in the case of each Exempt Fund Client, the organizational documents of the Client, in each case, in all material respects.

(c)          Section 4.13(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or any of its Subsidiaries or any Exempt Fund Client holds membership or has been granted trading privileges.

(d)          The Company and each of its Subsidiaries (i) is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”) and any other similar applicable U.S. or foreign Laws and (ii) between June 30, 2009 and the date of this Agreement, none of the Company and its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Entity with respect to any violation by the Company or any of its Subsidiaries of the Foreign Corrupt Practices Act or any other similar applicable U.S. or foreign Laws or any investigation with respect to the foregoing.

4.14.          Investment Advisory Activities.

(a)          Section 4.14(a) of the Company Disclosure Schedule (the “Base Client Run Rate Schedule”) sets forth a true and complete list showing (i) the name of each Client (and specifying whether the

Client is a Sub-Advised Fund, an Exempt Fund Client, or an Excluded Client) as of the Base Date, (ii) the aggregate Assets Under Management with respect to such Client as of 4:00 p.m. New York City time on the Base Date, (iii) the investment advisory, investment management and sub-advisory fee rate in effect as of the Base Date with respect to such Client (or, if different, each account of each such Client) and (iv) a calculation of the Revenue Run Rate for all such Clients (other than Excluded Clients) as of the Base Date.

(b)          The Company has made available to Parent copies of each Management Contract in effect as of the date hereof for each Client as of the date hereof.

(c)          (i) Each Management Contract and any amendment, continuance or renewal thereof, is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, except as may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability, (ii) to the knowledge of the Company, each of the other parties thereto has performed all obligations required to be performed by it to date under each Management Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Management Contract.

(d)          None of the Company, the Investment Management Subsidiary nor any “person associated with” (as defined in the Advisers Act) any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, or ineligible pursuant to Rule 206(4)-3 under the Advisers Act except where the Company or such Subsidiary has received exemptive relief from the SEC with respect to any such ineligibility. The Company has made available to Parent a copy of any exemptive relief issued by the SEC or its staff in respect of any such ineligibility. There is no proceeding or investigation pending or to the knowledge of the Company, threatened or contemplated that would reasonably be expected to become the basis for any such ineligibility. None of the Company, its Subsidiaries or any “affiliated person” (as defined under the Investment Company Act) thereof is ineligible to serve as an investment adviser to or ineligible to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act except where such person has received exemptive relief from the SEC with respect to any such ineligibility. The Company has made available to Parent a copy of any exemptive order issued by the SEC in respect of any such ineligibility. There is no proceeding or investigation pending or, to the knowledge of the Company, threatened or contemplated that would reasonably be expected to become the basis for any such ineligibility. None of the Company or any of its Subsidiaries is subject to any disqualification under any applicable Law limiting the operation of the Company’s business as currently conducted, other than any disqualification that would not have, individually or in the aggregate, a Material Adverse Effect.

(e)          Except as reflected in the Base Client Run Rate Schedule or as set forth on Section 4.14(e) of the Company Disclosure Schedule, as of the date hereof there are no Contracts or arrangements pursuant to which the Company or its Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce the fees or charges payable by or with respect to any of the Clients. To the knowledge of the Company, as of the date hereof no Client (or, in the case of any Clients that are collective or pooled investment vehicles, underlying investors therein, as applicable) has expressed to the Company or any of its Subsidiaries (or, in the case of a Client for which the Company or any of its Subsidiaries acts as a sub-advisor, to the advisor or manager thereof to the knowledge of the Company) an intention to terminate or materially reduce its investment relationship with the Company or such Subsidiary, or adjust the fee schedule with respect to any Management Contract in a manner which would reduce the fees payable to the Company or such Subsidiary in connection with such Client relationship.

(f)          To the knowledge of the Company, no controversy or disagreement exists between the Company or its Subsidiaries and any Client that would have, individually or in the aggregate, a Material Adverse Effect.

4.15.          Registration as Investment Adviser.

(a)          The Investment Management Subsidiary is (and at all times since January 1, 2010 has been) duly registered as an investment adviser under the Advisers Act and the rules and regulations thereunder and is qualified as an investment adviser in each State and other jurisdiction listed in Section 4.15(a) of the Company Disclosure Schedule, which States and other jurisdictions are the only States or jurisdictions wherein such person is required to qualify as of the date of this Agreement, except where the failure to so qualify would not be material. Neither the Company nor any of its Subsidiaries (other than the Investment Management Subsidiary) is required to be registered as an investment adviser, a registered representative, or a transfer agent with any Governmental Entity, except where such failure to register would not be material.

(b)          The Investment Management Subsidiary has filed a Form ADV with the SEC in accordance with the Advisers Act in all material respects, which Form ADV (including Part II thereof) at the time of filing was, and as amended and supplemented as of the date hereof is, in effect pursuant to and in compliance with the requirements of the Advisers Act in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available to Parent a true and complete copy of the Form ADV (as amended or supplemented) in effect as of the date hereof. The Investment Management Subsidiary and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) has all Permits required in order for them to lawfully conduct its business and operations in the manner presently conducted, and all such Permits are in full force and effect and are being complied with in all respects, in each case except to the extent the failure to have such Permits or the failure to comply with any such Permit or of such Permit to be in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect. None of the Company, the Investment Management Subsidiary or, to the knowledge of the Company any of their investment adviser representatives is subject to any material limitation imposed in connection with one or more of its Permits. Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, and except to the extent there is a change in Law, following the date hereof, none of the Company, its Subsidiaries or, to the knowledge of the Company, in connection with their service to the Company or its Subsidiaries, any of their respective directors, officers or employees is registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a transfer agent, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA, the securities commission of any state or any other self-regulatory body, except where the failure to be so registered would not be material. Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, as of the date hereof, no person, other than full-time employees of the Company or its Subsidiaries, renders Investment Management Services to or on behalf of Clients or solicits Clients with respect to the provision of Investment Management Services by the Company or its Subsidiaries.

(c)          The Company and each of its Subsidiaries has adopted a written policy regarding insider trading and a code of ethics, dated as of October 2012, which complies in all material respects with all applicable provisions of the Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the Investment Company Act (including Section 17(j) thereof), copies of which have been made available to Parent. All employees of the Company and its Subsidiaries have executed acknowledgments that they are bound by the provisions of such code of ethics and insider trading policies. Since June 30, 2009, there have been no material violations or allegations of material violations of such Codes of Ethics or insider trading policies of the Company and its Subsidiaries. The Company and its Subsidiaries have adopted a written compliance program regarding the Company’s and its Subsidiaries’ satisfaction in all material respects of Rule 206(4)-7 under the Advisers Act.

(d)          Any of the Company or any of its Subsidiaries that has the power to acquire, manage or dispose of, or renders “investment advice” (within the meaning of 29 C.F.R. § 2510.3-101(c)) for a fee or other compensation with respect to, the assets of (i) any Client that in the case of a Client that is an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA or Section 4975 of the Code, (ii) a person acting on behalf of such a plan or (iii) an entity whose underlying assets are deemed to constitute the assets of such a plan for purposes of Title I of ERISA or Section 4975 of the Code (each such Client hereinafter referred to as an “ERISA Client” and listed on Section 4.15(d) of the Company Disclosure Schedule), is, with respect to each ERISA Client, in compliance in all material respects with the applicable requirements of Title I of ERISA and Section 4975 of the Code. The Investment Management Subsidiary meets the definition of a qualified professional asset manager set forth in Prohibited Transaction Class Exemption 84-14, as amended) (the “QPAM Exemption”), and is not disqualified from relying on the QPAM Exemption for transactions negotiated on behalf of an ERISA Client due to the application of Section I(g) of the QPAM Exemption.

4.16.          Fund Matters.

(a)          The private placement memorandum or other principal offering document (each as amended or supplemented through the date hereof, a “PPM”) relating to each Exempt Fund Client in existence on the date hereof has been made available to Parent. Each such PPM, as amended or supplemented, complies as to form with the applicable requirements of the Securities Act, the Investment Company Act, and the applicable rules of FINRA, except where failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

(b)          Except for the applicable Client Consents, no approval of the shareholders (or similar equityholders) of the Exempt Fund Clients is required in connection with the consummation of the transactions contemplated by this Agreement, including the assignment (as defined under the Advisers Act) of the relevant Management Contract as a result thereof.

(c)          There are no investment companies registered under the Investment Company Act for which the Company or any of its Subsidiaries acts as investment adviser (other than investment sub-adviser) or sponsor.

4.17.          Exempt Fund Clients.

(a)          Each Exempt Fund Client (i) has been duly organized and is validly existing under the Laws of the jurisdiction of its organization, (ii) is in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company or similar power and authority necessary to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified or licensed to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect, and (iii) is in compliance in all material respects with the terms and conditions of its constituent documents.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) all outstanding shares or units of each Exempt Fund Client have been issued and sold in compliance with applicable Law and (ii) each Exempt Fund Client, since inception of its operations, has been operated and is currently operating in compliance with its respective investment objectives and policies and applicable Law.

(c)          Section 4.17(c) of the Company Disclosure Schedule sets forth the rate of carried interest or other incentive fee, if any, payable to the Company or any of its Subsidiaries by each Exempt Fund Client.

(d)          No Exempt Fund Client is required to register as an investment company under the Investment Company Act or (except to the extent registered as such and, if so registered as of the date hereof, as such registration is indicated on Section 4.17(d) of the Company Disclosure Schedule) any other similar applicable Law.

(e)          Section 4.17(e) of the Company Disclosure Schedule sets forth, as of the date hereof, the amount of all existing unfunded capital commitments or similar obligations of the Company or any of its Subsidiaries to each Exempt Fund Client.

(f)          Each of the Exempt Fund Clients has timely filed all material Tax Returns required to have been filed by it and has paid in a timely manner all material Taxes that such Exempt Fund Client was required to pay for each prior taxable year. All such Tax Returns are true, correct and complete in all material respects. No Exempt Fund Client has waived under a currently effective waiver, any statute of limitations in respect of material Taxes of such Exempt Fund Client. All material deficiencies or assessments as a result of any proceeding, investigation, audit, claim or examination of an Exempt Fund Client by a taxing authority have been paid in full.

4.18.          Certain Contracts.    (a) Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, a party to or is bound by any Contract (whether written or oral) (i) which is a Management Contract which contains any “most favored nation” or similar provisions providing that the fees charged may be subject to reduction due to any other fee arrangement of the Company or any of its Subsidiaries (or any present or future affiliate thereof) with any other person, (ii) which is a material Contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) or required to be disclosed by the Company on a Current Report on Form 8-K, (iii) which limits (or purports to limit) the freedom of the Company or any of its Subsidiaries (or any of their present or future affiliates) to compete in any line of business, in any geographic area, in any investment strategy or with any person, to solicit any client or to use the name “Epoch” or any variant thereof, or which requires the Company or any of its Subsidiaries (or any of their present or future affiliates) to make referrals of business or requires the Company or any of its Subsidiaries (or any of their present or future affiliates) to make available investment opportunities or provide products or services to any person on a priority or exclusive basis, (iv) which relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vi) which limits the payment of dividends by the Company or any of its Subsidiaries, (vii) which relates to a joint venture, strategic relationship or other similar agreement or arrangement entered into by the Company or one of its Subsidiaries (for its own account), (viii) which relates to an acquisition, divestiture, merger or similar transaction by the Company or one of its Subsidiaries (for its own account) and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (ix) which involves annual payments by the Company or its Subsidiaries in excess of $300,000 and which provides for a right of termination upon a change in control thereof, (x) which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (xi) which is a consulting agreement or data processing, software programming or licensing Contract involving the payment by the Company or its Subsidiaries of more than $300,000 per annum (other than any such Contracts which are terminable by the Company or its applicable Subsidiary on 90 days or less notice without any required payment or other conditions (other than the condition of notice)), (xii) which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year 2012, or which could reasonably be expected to involve such payments during fiscal year 2013, of more than $500,000, (xiii) which relates to Intellectual Property that is material to the business of the Company or any of its Subsidiaries and that (a) involves the right to use the name “Epoch” or any variant thereof or (b) requires payment by the Company or its Subsidiaries of more than $300,000 per annum, (xiv) with any investment or research consultant, solicitor or sales agent or otherwise with respect to the referral of business to the Company or any of its Subsidiaries involving annual payments by the Company or its Subsidiaries in excess of $100,000 or (xv) which relates to a material securities lending or repurchase agreement or master agreement in respect thereof. Each Contract, arrangement or commitment of the type described in this Section 4.18(a) (whether or not in effect on the date hereof), is referred to herein as a “Company Contract”. The Company has made available to Parent true, correct and complete copies of each Company Contract.

(b)          Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, except as may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract, except where such breach or default would not have, individually or in the aggregate, a Material Adverse Effect.

4.19.          Company Information.    The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion (a) in the Proxy Statement, on the date first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto or at the time of the Company Stockholders Meeting, (b) in any filing pursuant to Rule 14a-12 under the Exchange Act, on the date filed, or (c) in any other document filed with any other Governmental Entity in connection herewith, including pursuant to Section 7.12(c), on the date filed, will, in each case, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.20.          Property.    (a) Neither the Company nor any of its Subsidiaries own any real property or interests in real property or any options to acquire such real property or interests therein.

(b)          Section 4.20(b) of the Company Disclosure Schedule identifies all leases, subleases, licenses and other occupancy agreements in effect as of the date hereof pursuant to which the Company or a Subsidiary occupies real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases tangible personal property (“Leases”). Each of the Leases is in full force and effect, valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not have, individually or in the aggregate, a Material Adverse Effect.

(c)          The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as set forth in Section 4.20(c) of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Material Adverse Effect.

4.21.          Insurance.     Section 4.21 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with their material insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and no insurer has refused, denied or disputed coverage of any claim made thereunder. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.22.          Environmental Liability.    Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) there are no Materials of Environmental Concern present at or affecting any real property leased by the Company or its Subsidiaries; and (b) neither the Company nor its Subsidiaries nor any of their predecessors has caused any condition at any location that has resulted in or could reasonably be expected to result in liability or other obligation under any applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, or relating to the protection of human health (“Environmental Laws”) or with respect to any Materials of Environmental Concern.

4.23.          Opinion Of Financial Advisor.    The Board of Directors of the Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Opinion”), to the effect that, as of the date of such Opinion and subject to the review undertaken and assumptions, qualifications, limitations and other matters considered in connection with the preparation of the Opinion, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair from a financial point of view to such holders.

4.24.          Intellectual Property.    Section 4.24 of the Company Disclosure Schedule sets forth a complete and accurate (in all material respects) list of all material intellectual property, including all trademarks, trade dress, trade names, service marks, domain names, patents, trade secrets and copyrights (“Intellectual Property”) registered or applied for in the name of the Company or any of its Subsidiaries. The Company and its Subsidiaries exclusively own their material proprietary Intellectual Property, free and clear of all Liens. Neither the Company nor any of its Subsidiaries is infringing, diluting, misappropriating or otherwise violating the trademark, trade dress, trade name, service mark, domain name, trade secret or copyright rights of any other person, and to the Company’s knowledge, neither the Company nor any of its Subsidiaries is infringing or violating the patent rights of any other person. Neither the Company nor any of its Subsidiaries has received any communications in writing alleging that any of them has infringed, diluted, misappropriated or otherwise violated any Intellectual Property rights of any other person. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or otherwise violating the Intellectual Property of the Company or its Subsidiaries, nor has the Company or any of its Subsidiaries sent any communications in writing alleging that any person has infringed, diluted, misappropriated or otherwise violated the Intellectual Property of the Company or its Subsidiaries. The Company’s and its Subsidiaries’ computers, computer software, systems, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment and all associated documents operate and perform in all material respects in accordance with their documentation and functional specifications as reasonably required by the Company or its Subsidiaries in connection with its business, and have not materially malfunctioned or failed or been materially violated within the past three years in a manner that has not been adequately resolved.

4.25.          Transactions with Affiliates.    Neither the Company, nor any of its Subsidiaries, is party to any Contract with any (i) officer or director of the Company or any of its Subsidiaries, other than as part of such person’s employment or service with the Company or any of its Subsidiaries, (ii) person that is the beneficial owner of five percent (5%) or more of any voting securities of the Company or (iii) affiliate or immediate family member of any such officer, director or stockholder.

4.26.          Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement or Contract with a labor union or labor organization. The Company and each of its Subsidiaries is in material compliance with all applicable Laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees.

4.27.          No Other Representations or Warranties.    Parent and Merger Sub acknowledge and agree that the only representations and warranties made by the Company are the representations and warranties made in this Article IV and any certificate delivered pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

5.1.          Corporate Organization.    Parent is duly organized and validly existing as a bank under the Laws of Canada. Parent has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

5.2.          Authority; No Violation.    (a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of Parent and Merger Sub, and no other corporate or stockholder proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)          Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Parent and Merger Sub or any of the similar governing documents of any of their respective Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.3 are duly obtained or satisfied, (x) violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

5.3.          Consents and Approvals.    Except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the Company Stockholders Meeting, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such other Governmental Entities as required by the DGCL, (iii) the Company Stockholder Approval, the approval set forth in sub-section (I)4 of Section 4.4(v) of the Company Disclosure Schedule and the approval or exemption of the transactions contemplated by this Agreement pursuant to the TSX Company Manual, the TSX Venture Exchange Corporate Finance Manual and the Investment Industry Regulatory Organization of Canada Rule Book, (iv) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of the federal, state or provincial securities Laws or the rules or regulations of any applicable self-regulatory organization, (v) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, and (vi) the consents, authorizations, approvals, filings and registrations of third parties, the failure of which to obtain or make would not have, individually or in the aggregate, a Parent Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any other third party by and on behalf of Parent are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B)  the consummation of the Merger and the other transactions contemplated hereby.

5.4.           Broker’s Fees.    No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.5.          Available Funds.    As of the Closing Date, Parent or one of its Subsidiaries will have available all funds necessary to pay on the Closing Date the aggregate Merger Consideration and other payment obligations of Parent and Merger Sub hereunder (including all fees and expenses to be paid by Parent pursuant to this Agreement) and to enable Parent and Merger Sub to perform all of their respective obligations hereunder and effect the Closing on the terms contemplated by this Agreement.

5.6.          Parent Information.    The information relating to Parent and its Subsidiaries to be provided by Parent for inclusion in the Proxy Statement, on the date first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.7.          No Other Representations or Warranties.    The Company acknowledges and agrees that the only representations and warranties made by the Parent are the representations and warranties made in this Article V and any certificate delivered pursuant to this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1.          Conduct of Business Prior to the Effective Time.    Except as otherwise expressly contemplated or permitted by this Agreement or as set forth on Section 6.1 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its business relationships with Clients, customers, vendors and others doing business with it and retain the services of its officers and key employees in all material respects (provided that the foregoing is not intended to modify, or impose any new or increased obligations with respect to the subject matter of the provisions of Section 7.12 and Section 8.2(c)) and (iii) take no action which would reasonably be expected to adversely affect or materially delay the consummation of the transactions contemplated hereby.

6.2.          Company Forbearances.    Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)          (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Common Stock equal to no more than $0.10 per Share with record and payment dates consistent with past practice and payment of the special dividend equal to $0.75 per Share that was declared on November 12, 2012; provided, however, that no dividend shall be paid by the Company on Common Stock if the Company shall be required to borrow funds to do so; and (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; or (iii) issue or commit to issue any additional shares of capital stock or other equity interests (except pursuant to the exercise of Company Options outstanding as of the date hereof and set forth in Section 4.2(b) of the Company Disclosure Schedule), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interests (including Company Options or Company Restricted Shares);

(b)          enter into any new line of business or change its investment and risk management and other material operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;

(c)          sell, license, lease, transfer, mortgage, encumber or otherwise dispose of rights, assets or properties (including rights under Management Contracts), except for sales, licenses, leases, transfers, mortgages, encumbrances or other dispositions (i) of rights, assets or properties which are not Management Contracts, and for an amount not exceeding $500,000 in the aggregate or (ii) by the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries;

(d)          make any acquisition of or investment in any other person, by purchase or other acquisition of assets, stock or other equity interests (other than for the account of Clients pursuant to Investment Management Services provided in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture, strategic relationship (or similar arrangement) or other business organization or by contributions to capital, other than (i) any such acquisitions or investments not exceeding $1,000,000 in the aggregate or (ii) from the Company or a wholly owned Subsidiary of the Company by the Company or another wholly owned Subsidiary of the Company;

(e)          enter into, renew or extend (i) any loan or Contract that calls for aggregate annual payments by the Company or any Subsidiary of $1,000,000 or more, (ii) any Company Contract (other than (x) any Company Contract of the type referred to in clauses (ii), (iv) and (viii) of Section 4.18(a) to the extent otherwise permitted by the terms of this Section 6.2 and (y) any Management Contract that is a Company Contract of the type referred to in clause (iii) of Section 4.18(a) (other than any such Contract that would impose (or purport to impose) restrictions on Parent or any of its affiliates (other than the Company and its Subsidiaries)), provided that notwithstanding the foregoing, Parent shall be deemed to have consented for purposes of this Section 6.2(e) to the entry into any Management Contract that is a Company Contract of the type referred to in clauses (i) of Section 4.18(a) if Parent fails to provide a written objection to the entry into such contract within five (5) Business Days following the receipt of written notice from the Company of its intent to enter into such contract (along with the expected terms of such contract in reasonable detail) or (iii) any agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any Contract, plan, arrangement or other transaction of the type described in Section 4.25; or make any material change in any of such loans or Contracts, other than in the case of clauses (i) and (ii), renewals of such Contracts for a term of one year or less without material changes to the terms thereof;

(f)          except as required by the terms of any Plan or Contract in effect as of the date hereof and disclosed in Section 4.11(a) of the Company Disclosure Schedule, as contemplated by the employment agreements entered into with certain Company employees as of the date hereof and identified in Section 6.2(f) of the Company Disclosure Schedule (the “Employment Contracts”), or as expressly provided for in Section 2.3 or Section 7.6 of this Agreement: (i) increase the annual total compensation or benefits of any Company Employee, except for increases in the annual total compensation or benefits of Company Employees who are non-executive officers in the ordinary course of business consistent with past practice and consistent with the aggregate estimates previously provided to Parent by the Company; (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee (including any newly hired Company Employee); (iii) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (iv) hire, or terminate the employment of, any Company Employee, except for the hiring or termination of employment, of Company Employees whose annual total compensation is not expected to be in excess of $1,000,000 in the ordinary course of business consistent with past practice; provided that the Company may hire or terminate the employment of Company Employees with annual total compensation expected to exceed $1,000,000 following consultation with Parent; (vi) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Plan or awards made thereunder; or (vii) pay any cash bonus except for annual cash bonuses in respect of 2012 following December 31, 2012, which bonuses shall be calculated and paid in the ordinary course of business consistent with past practice in accordance with the terms of the Plans pursuant to which the opportunities to earn such bonuses have been granted with the aggregate amount of all such bonuses not to exceed the amount set forth in Section 6.2(f) of the Company Disclosure Schedule, except that a portion of such bonuses shall be deferred as described in Section 6.2(f) of the Company Disclosure Schedule;

(g)          (i) make, or commit to make, or otherwise authorize any capital expenditures in excess of (A) $1,000,000 per project or related series of projects or (B) $2,000,000 in the aggregate, except in accordance with the expenditures budgeted in the capital expenditure budget delivered to Parent prior to the date hereof, (ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness of any other person (other than for indebtedness not exceeding $1,000,000 in the aggregate or for indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries) or (iii) enter into any swap or hedging transaction or other derivative agreement;

(h)          except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(h) of the Company Disclosure Schedule, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or any other Company Employees or its directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers, other Company Employees or directors, and, in the case of any such agreements or arrangements relating to compensation, benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to Sections 6.2(a)(iii) and 6.2(f), as applicable;

(i)          (i) settle any claim, action, investigation or proceeding other than solely for monetary damages not in excess of $500,000, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise adversely affecting its business or operations in any material respect;

(j)          adopt or implement any amendment of its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(k)          make any changes in its methods, practices or policies of financial accounting, except as may be required under Law, rule, regulation or U.S. GAAP, in each case as approved in writing by the Company’s independent public accountants;

(l)          decrease, subsidize, rebate, discount, waive or defer the fees chargeable by the Company under the Management Contracts , in each case, which would represent a reduction in the fee rate in respect of such account(s) as compared to the fee rate in effect as of the date hereof in excess of the amount set forth on Section 7.12 of the Company Disclosure Schedule, and other than pursuant to and in accordance with any Contract as in effect as of the date hereof and disclosed to Parent and other than in the ordinary course of business consistent with past practice;

(m)          introduce any material new products (including investment strategies) or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements other than in the ordinary course of business consistent with past practice;

(n)          make or change any material Tax election, file any amended Tax Return, settle or compromise any Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, incur any material liability for Taxes outside the ordinary course of business, make any changes in its methods, practices or policies of Tax accounting; or

(o)          agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.          Access to Information.    (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees and agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or affiliate retained in connection with the transactions contemplated by this Agreement (collectively as to each party, its “Representatives”) of Parent access, during normal business hours, and upon reasonable prior notice, during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and to its officers, employees and Representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities Laws (provided, that any document filed by the Company on the SEC’s EDGAR filing system shall (when publicly available) be deemed to have been made available to Parent for purposes of this Section 7.1) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of, (y) contravene any Law applicable to, or (z) violate any obligation (existing on the date hereof) with respect to confidentiality of, in each case, the institution in possession or control of such information. The parties agree to collaborate to make alternative disclosure arrangements, if appropriate, under circumstances in which the restrictions of the preceding sentence apply.

(b)          Parent shall hold all information furnished by the Company or any of its Subsidiaries or Representatives pursuant to Section 7.1(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated May 27, 2011, between Parent and the Company (the “Confidentiality Agreement”).

(c)          No investigation by Parent or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the Company set forth herein.

7.2.          Stockholder Approval.    (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date the SEC confirms it has no further comments to the Proxy Statement (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and, subject to Section 7.2(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders; provided that if on the date of the Company Stockholders Meeting, the Company has not received proxies representing a sufficient number of shares of Common Stock to obtain the Company Stockholder Approval, the Company shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting until such date as shall be mutually agreed upon by the Company and Parent to solicit additional proxies in favor of adoption of this Agreement. The Company Board shall recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”) in the Proxy Statement and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Parent such Company Recommendation or (y) adopt, approve, or publicly recommend, declare advisable or otherwise endorse the adoption or approval of any Acquisition Proposal (any action or public statement described in clause (x) or (y) being referred to as a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.2(b) provided that the delivery by the Company, the Company Board or any committee thereof of any notice to Parent to the extent required by Section 7.2(b)(ii) or Section 7.4(b) shall not, in and of itself, be deemed to be or constitute a Change in Company Recommendation. Notwithstanding any Change in Company Recommendation, unless this Agreement has been terminated in accordance with Article IX, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Article IX.

(b)          Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, but not after, the Company and the Company Board shall be permitted to effect a Change in Company Recommendation if and only if:

(i)          the Company Board, after consultation with its outside legal advisors, determines in good faith that failure to take such action is more likely than not to result in a violation of its fiduciary duties under applicable Law, and

(ii)          the Company has notified Parent, at least four (4) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying in reasonable detail the reasons therefor, and if the Company Board intends to effect a Change in Company Recommendation in relation to an Acquisition Proposal, (A) such Acquisition Proposal was unsolicited and the Company Board has concluded in good faith that such Acquisition Proposal still constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (C) below, (B) the notice provided by the Company to Parent at the beginning of the Notice Period specifies the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and includes a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 7.2(b) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) Business Days with respect to such revised Superior Proposal. No Change in Company Recommendation shall change the approval of this Agreement by the Company Board, and no Change in Company Recommendation shall have the effect of causing any state corporate takeover statute or other similar statute (including Section 203 of the DGCL) to be applicable to the transactions contemplated by this Agreement (including the Merger).

7.3.          Proxy Statement.    (a) As soon as reasonably practicable following the date of this Agreement (and in any event within twenty-five (25) Business Days after the date hereof), the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to comment on such document or response and shall include any such comments reasonably proposed by Parent.

(b)          Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

7.4.          Acquisition Proposals.    (a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to and shall not authorize or permit its and its Subsidiaries respective other Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to any Acquisition Proposal, (ii) have any discussions or negotiations with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), prior to obtaining the Company Stockholder Approval, but not after, in the event that the Company receives after the date hereof an unsolicited bona fide written Acquisition Proposal and the Company Board concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their directors, officers, employees and Representatives, to take any action described in clause (ii) above if the Company Board, after consultation with its outside legal advisors, determines in good faith that failure to take such action is more likely than not to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement and the Company shall promptly provide to Parent an executed copy of such confidentiality agreement (provided that the standstill in such confidentiality agreement need not prohibit the recipient thereunder from making any Acquisition Proposal of a type that could constitute or result in a Superior Proposal or preclude discussions or negotiations related to any such Acquisition Proposal); and provided, further, that the Company shall promptly (and in any event within 24 hours) provide Parent with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided to Parent (or its Representatives).

(b)          Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, but not after, the Company may terminate this Agreement in accordance with Section 9.1(h) in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a Superior Proposal if and only if: (A) such Acquisition Proposal was unsolicited and the Company Board has concluded in good faith that such Acquisition Proposal still constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (C) below, (B) the Company has notified Parent, at least four (4) Business Days in advance, of such proposed termination (the “Superior Proposal Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Superior Proposal Notice Period, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 7.4(b) with respect to such new written notice, except that the Superior Proposal Notice Period shall be reduced to three (3) Business Days with respect to such revised Superior Proposal.

(c)          For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (i) acquisition, purchase or sale of a business or assets (including rights under Management Contracts) that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Investment Management Subsidiary, (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction.

(d)          For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “20% or more” being deemed to be references to “more than 50%”), which the Company Board concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed on a timely basis.

(e)          The Company will, and will cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to an Acquisition Proposal, and will use its reasonable best efforts to enforce, and will not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder. The Company will promptly (and in all events within 24 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Parent of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent reasonably apprised of any material related developments, discussions and negotiations and the status and terms thereof (including providing Parent with a copy of all material documentation and correspondence relating thereto or a written summary of the material terms and conditions of any such Acquisition Proposals or requests that are not made in writing) on a reasonably current basis. Without limiting the foregoing, the Company shall notify Parent orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any person following the date of this Agreement that prohibits the Company from providing such information to Parent or otherwise complying with the terms of this Agreement.

(f)          Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) complying with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal (provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement); or (ii) making any required factual disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure is more likely than not to result in a violation of its fiduciary duties under applicable Law (provided, that the foregoing will in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement); provided that in no event shall this Section 7.4(f) affect the other obligations of the Company under this Agreement, including under Sections 7.2(b) and this Section 7.4; it being understood that any disclosure pursuant to this Section 7.4(f) (other than a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

7.5.          Reasonable Efforts.    (a) Subject to the other provisions of this Agreement (including any other level of efforts specified in the other Sections of this Agreement with respect to the matters contemplated by such other Sections, including Section 7.12), each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Subject to the other provisions of this Agreement (including any other level of efforts specified in the other Sections of this Agreement with respect to the matters contemplated by such other Sections, including Section 7.12), the parties hereto shall cooperate with each other and use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable after the date hereof (and, in any event, within fifteen (15) Business Days following the date hereof). Parent and the Company shall keep the other party reasonably informed and promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(b)          Subject to the other provisions of this Agreement (including any other level of efforts specified in the other Sections of this Agreement with respect to the matters contemplated by such other Sections, including Section 7.12), each of Parent and the Company agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable efforts to (i) modify or amend any Contracts, plans or arrangements to which Parent or the Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.6.          Employees; Employee Benefit Plans.

(a)          Following the Effective Time, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time (such Company Employees, “Transferred Employees”) shall continue to participate in all employee benefit plans of the Company until the later of December 31, 2013 or such time(s) as the Transferred Employees become eligible to participate in the corresponding employee benefit plans sponsored or maintained by Parent in which similarly situated employees of Parent participate (the “Parent Plans”), to the same extent as such similarly situated employees of Parent so participate (it being understood that inclusion of Transferred Employees in such Parent Plans may occur at different times with respect to different Parent Plans); provided, however, that (i) nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any Company Employee under any equity-based plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require Parent or any of its Subsidiaries to permit a Company Employee who is receiving severance as a result of the transactions contemplated by this Agreement (or together with any other action) pursuant to any employment, severance, change-in-control, consulting or other compensation agreements, plans and arrangements with the Company or any of its Subsidiaries to participate in any severance or change-in-control agreement or plan offered by Parent or any of its Subsidiaries and (iii) nothing contained herein shall require a Company Employee’s participation in Parent’s or any of its Subsidiaries’ post-retirement welfare benefit plans or defined benefit pension plans.

(b)          As soon as practicable after the date of this Agreement but in no event later than the Effective Time, Parent and Company shall cooperate in good faith to cause the adoption, implementation and entry into, for the benefit of the Transferred Employees, certain compensation plans, the material terms of which are described in Section 7.6(b) of the Company Disclosure Schedule, which plan documents shall be in accordance with such material terms and subject to Parent’s final approval of such plan documents (which consent shall not be unreasonably withheld or delayed). For a period beginning at the Effective Time and continuing through December 31, 2013: (i) Parent shall (and shall cause its Subsidiaries to) maintain and keep in full force and effect the Company 401(k) plan in accordance with the terms of such plan, and during this time, without the prior written consent of the plan administrators of such plans and (ii), Parent shall not (and shall cause its Subsidiaries not to) permit or cause the early termination of any such plan or the amendment or modification any such plan in a manner adverse to any beneficiary thereof, in any such case that would be effective during such period, except as may be otherwise required by Law.

(c)          On and after the Effective Time, Parent shall, or cause its Subsidiaries to, provide the Transferred Employees with such cash and equity-based compensation opportunities as are set forth in any such employee’s Employment Contract (which are listed in Section 7.6(c) of the Company Disclosure Schedule), and/or the applicable compensation plans as described in Section 7.6(b) of the Company Disclosure Schedule, and otherwise as shall be agreed between Parent and senior management of the Company.

(d)          With respect to each Parent Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits or “core contributions” under the U.S. tax qualified defined contribution Parent Plan), service with the Company or any Subsidiary shall be treated as service with Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan. Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Transferred Employees shall be given credit for amounts paid under a corresponding Plan of the Company or any Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(e)          The Company and Parent acknowledge and agree that all provisions contained in this Section 7.6 with respect to employees, officers and directors are included for the sole benefit of the Company and Parent and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Parent or any of its affiliates or any continued compensation, employee benefits or other right. Nothing contained herein, whether express or implied, shall be treated as an amendment or modification of any employee benefit plan, program, arrangement or agreement.

7.7.          Indemnification; Directors’ and Officers’ Insurance.    (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) any event or occurrence related to the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee, agent, partner or fiduciary of another corporation, partnership, trust, joint venture, employee benefit plan or other entity (a list of the directors and officers of the Company or any of its Subsidiaries who are serving, as of the date of this Agreement, in any such capacity with another corporation, partnership, trust or other enterprise, and a description of the nature of such service, is set forth in Section 7.7(a) of the Company Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.7 (i) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent in writing thereof, provided, that the failure to so notify shall not affect the obligations of Parent under this Section 7.7 except (and only) to the extent such failure to notify materially prejudices Parent and (ii) shall give Parent or any of its Subsidiaries such information and cooperation as they may reasonably require and as shall be within such Indemnified Party’s power. From and after closing, Parent shall cause the Surviving Company to continue in full force and effect, on the same terms existing on the date of this Agreement, any indemnification agreement in favor of any individual listed on Section 7.7(a) of the Company Disclosure Schedule.

(b)          For a period of six (6) years after the Effective Time, Parent shall cause the persons serving as officers and directors of the Company prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy or policies (providing only for Side A coverage for such persons where the existing policies also include Side B or Side C coverage for the Company) maintained by Parent or one of its Subsidiaries (provided, that Parent’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate and on an annual basis, an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance, which current premiums are set forth in Section 7.7(b) of the Company Disclosure Schedule (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 7.7(b) for an amount per year equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.7(b) shall be deemed to have been satisfied if tail policies have been obtained by Parent or by the Company with Parent’s consent (not to be unreasonably withheld), which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage (on terms not materially less favorable than those of the policies in effect as of the date of this Agreement) for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, that such tail policies shall not be obtained at an annual cost that is higher than the Insurance Amount. If such prepaid policies have been obtained by the Company prior to the Effective Time with Parent’s consent, Parent shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

(c)          The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

7.8.          Advice of Changes.    The Company shall promptly advise Parent of any change or event which, individually or in the aggregate with other such changes or events, has or would have a Material Adverse Effect or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.9.          Financial Statements and Other Current Information; Revenue Run Rate Reports.    As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and (d) in respect of the month of February 2013 and each calendar month thereafter, statements (each report, a “Run Rate Report”) that set forth the Revenue Run Rate as of the last Business Day of such month for the Company and its Subsidiaries with respect to the Assets Under Management of all Clients from or in respect of whom the Company shall have received a Client Consent on or prior to such date, together with reasonable supporting detail with respect to such Run Rate Report. All information furnished by the Company to Parent pursuant to this Section 7.9 shall be held in confidence to the same extent of Parent’s obligations under Section 7.1(b).

7.10.          Takeover Laws.    If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger, the Voting and Support Agreements or any of the other transactions contemplated by this Agreement or the Voting and Support Agreements, the Company shall use reasonable best efforts to take such actions as necessary so that the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting and Support Agreements and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements.

7.11.          Stockholder Litigation.    The Company shall consult with Parent on a regular basis with respect to, and shall give Parent the opportunity to participate in the defense or settlement of, any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.12. Client Consents.

(a)          As soon as reasonably practicable following the date hereof, the Company agrees to use its reasonable best efforts to obtain all consents and approvals and/or, if necessary, to enter into new Management Contracts with respect to all Clients, in each case in accordance with, and subject to, the terms of this Section 7.12.

(b)          Clients Other than Sub-Advised Funds and Exempt Fund Clients.

(i)          With respect to each Client other than a Sub-Advised Fund or an Exempt Fund Client, if consent is required by applicable Law or by the applicable Management Contract for the “assignment” (as defined under the Advisers Act and/or under such Client’s Management Contract, as applicable) or continuation of the Management Contract with such Client resulting from the consummation of the transactions contemplated by this Agreement, as soon as reasonably practicable following the date hereof (and in any event the Company shall cause such notice to be sent within twenty-five (25) Business Days after the date hereof), the Company shall cause the Investment Management Subsidiary to send a notice (each, a “Client Notice”) to such Client, (A) informing such Client of the transactions contemplated by this Agreement which would result in “assignment” (as defined under the Advisers Act and/or under such Client’s Management Contract, as applicable) of such Client’s Management Contract and (B) either (I) requesting the consent or approval of such “assignment” if Client consent thereto is required under the respective Management Contract or applicable Law or (II) requesting that such Client enter into a new Management Contract (which new Management Contract shall be on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement with the exception of its effective and termination dates, effective from and after the Effective Time, if such Client’s Management Contract would terminate at the Effective Time.

(ii)          The parties hereto agree that, with respect to each Client other than a Sub-Advised Fund or Exempt Fund Client, Client Consent shall be deemed given for all purposes under this Agreement (A) if written consent is expressly required under the respective Management Contract, upon receipt of the written consent requested in the Client Notice or (B) if written consent is not required under applicable Law and the respective Management Contract, (I) upon receipt of a written consent requested in the Client Notice or (II) if no such written consent is received, if 45 days shall have passed since the sending of a written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Client Notice and which Negative Consent Notice shall be sent as soon as reasonably practicable following the date hereof (and in any event within twenty-five (25) Business Days after the date hereof)) informing such Client: (x) of the intention to complete the transactions contemplated by this Agreement, which will result in an “assignment” (as defined in the Advisers Act) of such Client’s Management Contract; (y) of the intention of the Investment Management Subsidiary to continue to provide advisory services pursuant to the existing Management Contract with such Client after the Effective Time if such Client does not terminate such agreement prior to the Effective Time; and (z) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without terminating its Management Contract; provided that, in any case under clauses (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Effective Time such Client notifies the Company or the Investment Management Subsidiary orally or in writing that such Client has not so consented or has terminated or intends to terminate, its Management Contract, (and such notice is not withdrawn or superseded in writing by such Client).

(c)          Sub-Advised Funds.    The Company shall, as promptly as reasonably practicable after the date hereof, use reasonable best efforts to obtain (1) the Fund Board Approvals and (2) except in the case of an Exempt Sub-Advised Fund, the approval of the shareholders of each Sub-Advised Fund, in each case pursuant to the provisions of the Investment Company Act applicable thereto, of the new Management Contract (which new Management Contract shall be on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement with the exception of its effective and termination dates or otherwise acceptable to Parent) for such Sub-Advised Fund approved by the applicable Sub-Advised Fund Board. Without limiting the foregoing, subject in each case to requirements of applicable Law:

(i)          With respect to each Sub-Advised Fund (other than an Exempt Sub-Advised Fund in the case of clauses (B), (C) and (D) below) and the Sub-Advised Fund Board thereof, the Company shall use its reasonable best efforts, (A) to obtain, as promptly as reasonably practicable following the date of this Agreement, the Fund Board Approval from such Sub-Advised Fund Board (and, except in respect of an Exempt Sub-Advised Fund, the agreement of such Sub-Advised Fund Board to recommend that the shareholders of such Sub-Advised Fund approve) a new Management Contract (which new Management Contract shall be on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement, with the exception of its effective and termination dates or otherwise acceptable to Parent); (B) to cause, as promptly as reasonably practicable following receipt of the approval and recommendation described in clause (A) above, such Sub-Advised Fund Board to call a meeting of the shareholders of such Sub-Advised Fund to be held as promptly as reasonably practicable for the purpose of voting upon a proposal to approve (in the requisite manner) such new Management Contract; (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Entities, as promptly as reasonably practicable following receipt of the approval and recommendation described in clause (A) above, all proxy solicitation materials required to be distributed to the shareholders of such Sub-Advised Fund with respect to the actions recommended for shareholder approval by such Sub-Advised Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as reasonably practicable after clearance thereof by the SEC (if applicable); and (D) to cause such Sub-Advised Fund Board to submit, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such Sub-Advised Fund for a vote at a shareholders meeting the proposal described in clause (B) above.

(ii)          The parties hereto agree that a Sub-Advised Fund shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of such Sub-Advised Fund by the Investment Management Subsidiary following the Effective Time if the applicable Fund Board Approval is obtained and, except in the case of an Exempt Sub-Advised Fund, requisite approval is obtained from the shareholders of such Sub-Advised Fund in the manner contemplated by Section 7.12(c)(i), unless at any time prior to the Closing the respective Sub-Advised Fund Board notifies the Company in writing or orally that such Sub-Advised Fund has terminated or intends to terminate its Management Contract (and such notice is not withdrawn or superseded in writing by such Sub-Advised Fund Board).

(iii)          In the event that approval of the shareholders of a Sub-Advised Fund (other than an Exempt Sub-Advised Fund) of the applicable new Management Contract is not obtained by the Effective Time, the Company and its Subsidiaries shall use reasonable best efforts to cause such Sub-Advised Fund Board to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Management Contract for the applicable Sub-Advised Fund to be effective immediately following the Effective Time. For the avoidance of doubt, entry by a Client into an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act shall not be considered a Client Consent for purposes of this Agreement until such time as the applicable Fund Board Approval has been obtained and (except in the case of an Exempt Sub-Advised Fund) the applicable new Management Contract described in Section 7.12(c)(i) has been approved by the shareholders of such Sub-Advised Fund.

(iv)          The Company agrees that the information provided by it or its Subsidiaries (or on its or their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Sub-Advised Fund (other than information that is or will be provided by or on behalf of Parent or its affiliates or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees that the information provided by it or its affiliates (or on its behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Sub-Advised Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it or its affiliates proposed to appear in (A) any proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Authority in connection with the approvals contemplated by this Section 7.12 or (B) any other materials sent or made available to the shareholders of any Sub-Advised Fund in connection with such approvals.

(d)          Approval of Exempt Fund Clients.    As soon as reasonably practicable following the date hereof (and in any event within twenty-five (25) Business Days after the date hereof), the Company and its Subsidiaries, as appropriate, shall send a notice to each investor in each Exempt Fund Client (each, an “Exempt Fund Client Investor”), (i) informing each such Exempt Fund Client Investor of the transactions contemplated by this Agreement which would result in the “assignment” (as defined under the Advisers Act or such Management Contract) of such Exempt Fund Client’s Management Contract and (ii) requesting the consent of such Exempt Fund Client Investor to such “assignment.” The parties hereto agree that, with respect to each Exempt Fund Client, Client Consent shall be deemed given for all purposes under this Agreement if (I) the written consent of the Exempt Fund Client Investors of such Exempt Fund Client representing more than 50% of the total capital accounts of all Exempt Fund Client Investors in such Exempt Fund Client has been obtained (and has not been withdrawn or superseded) or (II) if no such written consent is obtained, if written notice has been sent to the Exempt Fund Client Investors in such Exempt Fund Client (which notice may be included in the notice referred to in the first sentence of this Section 7.12(d)) informing such Exempt Fund Client Investors: (x) of the intention to complete the transactions contemplated by this Agreement, (y) of the intention of the Investment Management Subsidiary to continue to provide advisory services to the Exempt Fund Client after the Effective Time and (z) explaining that each Exempt Fund Client Investor that does not object to the assignment of the applicable Management Contract within 45 days following delivery of such notice will be deemed to have consented to such assignment; provided that, in any case, no consent shall be deemed to have been given for any purpose under this Agreement in respect of an Exempt Fund Client if at any time prior to the Closing Exempt Fund Client Investors in such Exempt Fund Client representing more than 50% of the total capital accounts of all Exempt Fund Client Investors in such Exempt Client Fund notify the Company orally or in writing that they have not so consented (and such notice is not withdrawn or superseded in writing by such Exempt Fund Client Investors). Notwithstanding the foregoing, the Assets Under Management for any Exempt Fund Client shall exclude the Assets Under Management with respect to any Exempt Fund Client Investor who has at any time prior to the Effective Time notified the Company or the Investment Management Subsidiary orally or in writing that such Exempt Fund Client Investor has not so consented or has terminated or intends to terminate, its account (and such notice is not withdrawn or superseded in writing by such Exempt Fund Client Investor).

(e)          UCITS.    The Company shall use its reasonable best efforts to obtain, as promptly as practicable following the later of (x) the date of this Agreement and (y) the launch of any UCITS, any approvals in respect of a UCITS for the continuation of its Management Contract in connection with the transactions contemplated hereby if and to the extent required by the terms of such Management Contract and/or applicable Law. The parties hereto agree that a UCITS shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of such UCITS by the Company or the applicable Subsidiary following the Closing if continued management of such UCITS by such person following the Closing has been approved in accordance with the immediately preceding sentence.

(f)          Parent and Merger Sub shall, and shall cause their affiliates to, cooperate with the Company and furnish to the Company such reasonably necessary information and reasonable assistance as the Company may reasonably request in connection with seeking all Client consents pursuant to this Agreement. The Company shall use reasonable efforts to cause to be amended in the manner set forth in Section 7.12(f) of the Company Disclosure Schedule the Contracts set forth on such schedule.

(g)          In connection with obtaining Client Consents under this Section 7.12, the Company shall deliver (or cause to be delivered) drafts of all consent materials prepared by the Company or its Subsidiaries to Parent a reasonable time prior to the mailing or distribution of such documents to any Client in order to afford Parent an opportunity to review and comment on such documents. The forms of all such consent materials shall be subject to the approval of Parent (not to be unreasonably withheld or delayed).

(h)          Notwithstanding anything herein to the contrary, prior to the Closing, without the prior written consent of the Company (which shall not be unreasonably withheld), other than for communications made by Parent or its affiliates in connection with their ordinary course of business or investor relations activities neither Parent nor Merger Sub shall, directly or indirectly, knowingly contact or communicate with any Client, any shareholder of a Sub-Advised Fund, any Exempt Fund Client Investor or any member of any Sub-Advised Fund Board specifically regarding the transactions contemplated by this Agreement; provided that the consent of the Company pursuant to the foregoing sentence shall not be required in connection with any responses or communications by Parent or Merger Sub or any of their affiliates to any Sub-Advised Fund Board specifically regarding the transactions contemplated by this Agreement (in each case which responses and communications are also promptly provided to the Company) in connection with any requests directed to Parent or Merger Sub relating to the approval by such Sub-Advised Fund Board pursuant to the provisions of Section 15 of the Investment Company Act.

(i)          In connection with obtaining Client Consents under this Section 7.12, each party shall keep the others reasonably informed of the status thereof and the Company shall promptly advise Parent as promptly as practicable if any Client notifies the Company or the Investment Management Subsidiary (or, in the case of a Client which is a Sub-Advised Fund, if the advisor or manager thereof notifies the Company or the Investment Management Subsidiary) orally or in writing that such Client (or the relevant Sub-Advised Fund Board) has not so consented or has terminated, or intends to terminate, its Management Contract, intends to put its account up for bid or intends to materially reduce its investment relationship with the Company or the Investment Management Subsidiary.

7.13.          NASDAQ Delisting.    The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to cause the shares of Common Stock to no longer be listed or quoted on NASDAQ as promptly as practicable after the Effective Time and to be deregistered under the Exchange Act as soon as practicable following such delisting.

7.14.          Section 16 Matters.    Prior to the Effective Time, the Company may take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a)

of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 7.14, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

7.15.          Section 15(f).

(a)          Parent and Merger Sub acknowledge that the Company is entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Parent and Merger Sub shall not take, and shall use reasonable best efforts to cause their respective affiliates not to take any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement with respect to the Sub-Advised Funds. In that regard, Parent and Merger Sub shall conduct their business, and shall use their reasonable best efforts to cause each of their affiliates to conduct their businesses, so as to assure that for a period of not less than three years after the Effective Time, no “interested person” (within the meaning of Section 2(a)(19) of the Investment Company Act) of Parent, Merger Sub or any of their affiliates becomes a member of the board of directors or trustees of such Sub-Advised Funds if doing so would cause less than 75% of the members of the boards of directors or trustees of each such Sub-Advised Fund not to be (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of an investment adviser (within the meaning of Section 2(a)(20) of the Investment Company Act) of such investment company after the Effective Time or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of an investment adviser (within the meaning of Section 2(a)(20) of the Investment Company Act) of such investment company immediately prior to the Effective Time.

(b)          For a period of three years from the Effective Time, Parent and Merger Sub shall use commercially reasonable efforts not to engage, and shall use commercially reasonable efforts to cause the reasonable efforts to cause the Company and its Subsidiaries not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Management Contract between (i) the Company or any of its Subsidiaries and (ii) any such Sub-Advised Fund as of the Effective Time without first obtaining a covenant in all material respects the same as that contained in this Section 7.15; provided that the foregoing shall not apply in the event that Section 15(f) of the Investment Company Act no longer applies to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section 7.15 are intended only for the benefit of such parties and for no other Person.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1.        Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by such party at or prior to the Effective Time of the following conditions:

(a)        Stockholder Approval.    The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement.

(b)        Requisite Regulatory Approvals.    The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated (the “HSR Condition”) and all other regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration and termination of all such waiting periods, together with the HSR Condition, being referred to herein as the “Requisite Regulatory Approvals”).

(c)        No Injunctions or Restraints; Illegality.    No injunction, writ, order, award, judgment, settlement or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

8.2.        Conditions to Obligations of Parent.    The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.    (i) The representations and warranties of the Company contained in Section 4.2(a) and in clause (i) of Section 4.8 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date, except for any failures of any representations and warranties in Section 4.2(a) that, individually or in the aggregate, are de minimis in nature and amount, (ii) the representations and warranties contained in Section 4.1, Section 4.2(d) and Section 4.3 shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date) and (iii) the other representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except, for purposes of this clause (iii), for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)        Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c)        Closing Client Run Rate.    The Closing Client Run Rate shall be at least eighty percent (80%) of the Base Client Run Rate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

8.3.        Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.    The representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

(b)        Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf Parent by an executive officer of Parent to the foregoing effect.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1.        Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)        by mutual consent of Parent and the Company in a written instrument;

(b)        by either Parent or the Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)        by either Parent or the Company if the Effective Time shall not have occurred on or before October 6, 2013 (the “End Date”), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)        by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e)        by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(f)        by Parent if (i) the Company Board shall have failed to (A) recommend the Merger and the adoption of this Agreement by the stockholders of the Company (including failure by the Company to include in the Proxy Statement when mailed the Company Recommendation), or shall have effected a Change in Company Recommendation (or shall have resolved to do so), whether or not permitted under this Agreement or (B) reaffirm the Company Recommendation within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following receipt by the Company of an Acquisition Proposal, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Parent, or (iii) the Company shall have materially breached its obligations under Section 7.2 by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 7.2;

(g)        by Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board, whether or not permitted to do so under this Agreement, recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(h)        by the Company prior to obtaining the Company Stockholder Approval, but not after, if (1) the Company has not breached its obligations under Section 7.4 in any material respect, (2) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, including Section 7.4(b), to enter into a binding definitive agreement to effect a transaction constituting a Superior Proposal, (3) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Payment and (4) the Company enters into such binding definitive agreement substantially concurrently with such termination.

9.2.        Effect of Termination.

(a)        In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.1(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its “willful and material breach” of any provision of this Agreement; provided that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)        The Company shall pay Parent or its designee (as consideration for termination of Parent’s rights under this Agreement), by wire transfer of immediately available funds, the sum of $20,000,000 (the “Termination Payment”) if this Agreement is terminated as follows:

(i)        if this Agreement is terminated by (1) Parent pursuant to Section 9.1(f) or Section 9.1(g) or (2) the Company pursuant to Section 9.1(h), then the Company shall pay to Parent the entire Termination Payment (A) on the second (2nd) Business Day following such termination, in the case of termination referred to in the immediately preceding clause (1) and (B) prior to or concurrent with the termination, in the case of termination referred to in the immediately preceding clause (2); and

(ii)        if this Agreement is terminated by (A) by either Parent or the Company pursuant to Section 9.1(c) or Section 9.1(e) or (B) Parent pursuant to Section 9.1(d), and in any such case an Acquisition Proposal with respect to the Company shall have been publicly announced or (for purposes of any termination pursuant to Section 9.1(c) or Section 9.1(d)) otherwise communicated or made known to the senior management or the Company Board (or any person shall have publicly announced, or (for purposes of any termination pursuant to Section 9.1(c) or Section 9.1(d)) otherwise communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement, and if within 15 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, the Company Board or the Company approves, or recommends to its stockholders, or the Company or any of its Subsidiaries consummates any transaction contemplated by, any Acquisition Proposal (in each case regardless of whether such Acquisition Proposal was made or consummated before or after the termination of this Agreement), then the Company shall pay the Termination Payment to Parent or its designee on the date of such execution or consummation, provided, however, that solely for the purpose of this clause (ii), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “50% or more”.

(c)        Any Termination Payment or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent. The parties agree and understand that in no event shall the Company be required to pay the Termination Payment on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if Parent receives the

Termination Payment from the Company pursuant to this Article IX, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that the foregoing limitation shall not apply to any willful and material breach of this Agreement by the Company.

(d)        The Company and Parent agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Parent the amounts due under such sections within the time periods specified in such sections, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3.        Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4.        Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1.        Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2.        Expenses.    Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing of the Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Laws shall be shared equally by Parent and the Company. For the avoidance of doubt, the costs and expenses incurred in connection with any proxy solicitation required pursuant to Section 7.12 shall be paid by the Company.

10.3.        Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)        if to Parent or Merger Sub, to:

The Toronto-Dominion Bank

66 Wellington Street West, TD Tower, 4th Floor

Toronto, Ontario, Canada M5K 1A2

Attn: General Counsel

Fax: (416) 308-1943

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017 Attn: Lee A. Meyerson

Fax: (212) 455-2502

(b)        if to the Company, to:

Epoch Holding Corporation

640 Fifth Avenue, 19th Floor

New York, NY 10019

Attn: Timothy T. Taussig

Fax: (212) 937-1930

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Ralph Arditi

Sean C. Doyle

Fax: (212) 735-2000

10.4.        Certain Definitions.    For purposes of this Agreement:

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Assets Under Management” means, with respect to each account of each Client, as of any date, the aggregate amount, expressed in U.S. dollars, of assets under management by the Company and the Investment Management Subsidiary in such account for such Client as of such date, provided that:

(A)        additions and contributions shall be taken into account when actually funded, and withdrawals, redemptions and repurchases shall be taken into account upon the earlier of when notice of such withdrawals, redemptions and repurchases is provided to the Company or its Subsidiaries, as applicable, or when they are actually funded out of such account;

(B)        any assets under management for any account for which the person in question or an affiliate acts as investment adviser and sub-adviser shall be counted only once; and

(C)        any assets under management for any set of accounts one of which invests in the other shall be counted only once if the person in question or an affiliate acts as investment adviser or subadviser to both.

For purposes of calculating the Revenue Run Rate as of any calculation date, “Assets Under Management” (x) means, in the case of a person who was a Client as of the Base Date, the aggregate amount, expressed in U.S. dollars, of Assets Under Management for such Client as of the Base Date, adjusted to give effect, in accordance with the terms set forth in the immediately preceding clauses (A), (B) and (C), to any additions, contributions, withdrawals, redemptions and repurchases that occur following the Base Date and on or prior to the applicable calculation date, (y) means, in the case of a person who was not a Client as of the Base Date, the aggregate amount, expressed in U.S. dollars, of Assets Under Management for such Client as of the date that such person became a Client, adjusted to give effect, in accordance with the terms set forth in the immediately preceding clauses (A), (B) and (C), to any additions, contributions, withdrawals, redemptions and repurchases that occur following the date such person became a Client and on or prior to the calculation date and (z) is intended (1) to exclude any increase or decrease in assets under management solely resulting from market appreciation or depreciation or currency fluctuations (in the case of Assets Under Management that are denominated in a currency other than U.S. dollars) following the Base Date and (2) to be reduced to the extent of any distributions of interest, dividends, income or capital gains from any account that are not reinvested in any account with the Company or the Investment Management Subsidiary.

“Base Client Run Rate” means $101,705,646.

“Base Date” means November 30, 2012.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York, U.S.A. or Toronto, Ontario, Canada are required or authorized by Law to be closed.

“Client” means each person with respect to whom the Company or any of its Subsidiaries provides Investment Management Services, which for the avoidance of doubt shall not include the investors in any Fund.

“Client Consent” means the consent or deemed consent of a Client in accordance with Section 7.12(b), 7.12(c)(i) -7.12(c)(ii), 7.12(d) or 7.12(e) (as applicable); provided that Client Consent shall be deemed not to have been obtained with respect to a particular account of a Client if (x) such Client’s Management Contract in respect of such account would terminate as of a result of the “assignment” (as defined in the Advisers Act) of such Contract in connection with the transactions contemplated by this Agreement, or the consent or approval of such Client is otherwise required for such “assignment” and (y) the fee rate in respect of such new Management Contract (or of any amendments or other modifications to such Client’s Management Contract in connection with such consent or approval) would represent a reduction in the fee rate in respect of such account as compared to the fee rate in effect as of the date hereof in excess of the amount set forth on Section 7.12 of the Company Disclosure Schedule.

“Closing Client Run Rate” means the aggregate Revenue Run Rate as of the fifth Business Day prior to the Closing Date for the Company and its Subsidiaries with respect to the Assets Under Management of all Clients (other than Clients from or in respect of whom the Company shall not have received Client Consent on or prior to such fifth Business Day prior to the Closing Date).

“control” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Excluded Client” means a Client designated as an “Excluded Client” on the Base Client Run Rate Schedule.

“Exempt Fund Client” means each Client that is a pooled investment vehicle for which the Company or one of its Subsidiaries acts as investment advisor and as general partner, managing member or sponsor other than any Public Fund.

“Exempt Sub-Advised Fund” shall mean a Sub-Advised Fund that has obtained (or whose investment adviser has obtained) exemptive relief from the SEC that renders shareholder approval of a new Management Contract for such Sub-Advised Fund unnecessary in connection with the transactions contemplated by this Agreement.

“Funds” shall mean the Exempt Fund Clients and the Public Funds.

“Fund Board Approval” means, with respect to a Client that is a Sub-Advised Fund, the approval by the applicable Sub-Advised Fund Board of a new sub-advisory agreement to be in effect with the Company or the Investment Management Subsidiary from and after the Effective Time on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement with the exception of its effective and termination dates or otherwise acceptable to Parent; provided, however, that no such approval shall be deemed to have been given if prior to the Effective Time the Sub-Advised Fund Board notifies the Company or the Investment Management Subsidiary in writing or orally that it has not so approved or has terminated, or intends to terminate, the relevant Management Contract. For the avoidance of doubt, subject to Section 7.12(c)(iii), entry by a Client into an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act shall not be considered Fund Board Approval for purposes of calculating the Closing Client Run Rate.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Services” means any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act.

“Investment Management Subsidiary” means Epoch Investment Partners, Inc.

“Management Contract” means each investment management, advisory or sub-advisory Contract of the Company or any of its Subsidiaries (and any amendments, waivers, modifications or renewals thereof).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (x) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (y) that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect on the Company and its Subsidiaries to the extent caused by, resulting from or relating to (i) any change after the date of this Agreement in Laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in U.S. generally accepted accounting principles (“U.S. GAAP”), (ii) the announcement of this Agreement or the transactions contemplated hereby, including the identity of Parent and any announced plans or intentions of Parent with respect to the Company or the business of the Company and its Subsidiaries following the Closing; (iii) any changes after the date of this Agreement in general economic conditions or in prevailing interest rates, currency exchange rates or the financial or capital markets (including changes in securities trading prices and volumes) generally affecting the investment management industry; (iv) the failure by the Company and its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the underlying reasons therefore or causes thereof); (v) hurricanes, earthquakes, floods or other natural disasters; (vi) actions taken, or failure to take any action, which Parent has requested in writing; (vii) the commencement of a war, armed hostilities or acts of terrorism; or (viii) any termination of Client accounts or Management Contracts or reduction in Assets Under Management or the Revenue Run Rate of any Client account (but not the underlying reasons therefore or causes thereof); provided, that the effect of such changes described in clauses (iii), (v) or (vii) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries (relative to other companies their industry).

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Parent’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

“Public Fund” means each Sub-Advised Fund and each UCITS.

“Revenue Run Rate” means, with respect to any account of any Client, as of any date, the aggregate annualized investment advisory, investment management and sub-advisory fees for such account payable to the Company or any of its Subsidiaries as of such date, determined by multiplying the Assets Under Management for such account of such Client as of such date by the applicable annual fee rate under the applicable Management Contract at such date. For purposes of this definition, the “applicable annual fee rate” for each account shall not include the effect of any performance-based, incentive or similar fees (including any carried interest or profits interest) or adjustments thereto, and shall be net of any then applicable fee or expense waiver, cap, reimbursement, rebate or similar offset, any administration, shareholder servicing fees or expenses or any 12b-1, distribution or sales or other such fees in connection with such account (including any such amount deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Company or any of its Subsidiaries under the applicable Management Contract) and shall be net of any subadvisory (or similar) fee paid to any person other than the Company or one of its Subsidiaries. The calculation of the applicable annual fee rates used in the Closing Client Run Rate shall be made in a manner consistent with the methodologies used for the calculation of the applicable annual fee rates used in the Base Client Run Rate.

“Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof; provided, that no Fund or controlled affiliate thereof shall be deemed to be a Subsidiary of the Company.

“Sub-Advised Fund” means each investment company (within the meaning of the Investment Company Act) (or series thereof) registered under the Investment Company Act for which the Company or any of its Subsidiaries acts as an investment sub-adviser.

“Sub-Advised Fund Board” means the board of directors or trustees or comparable body (as applicable) of a Sub-Advised Fund.

“UCITS” shall mean a collective investment scheme governed by the regulations on Undertakings for the Collective Investment of Transferable Securities for which the Company or one of its Subsidiaries acts as investment advisor and sponsor.

10.5.        Interpretation.    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement means, with respect to the Company, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.5 of the Company Disclosure Schedule

10.6.        Counterparts.    This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7.        Entire Agreement.    This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 7.1(b).

10.8.        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.    (a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(b)        Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) except as set forth below, agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware state or federal courts within the State of Delaware, as described above.

(c)        Each of Parent, Merger Sub and the Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.3, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(d)        EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.9.        Specific Performance.    Each of Parent, Merger Sub and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent, Merger Sub and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.8 above, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10.        Severability.    Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.11.        Publicity.    Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of NASDAQ, the New York Stock Exchange or the Toronto Stock Exchange. Without limiting the reach of the preceding sentence, Parent and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall, subject to Section 7.12, (a) consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby and (b) provide Parent with stockholder lists of the Company from time to time as requested by Parent.

10.12.        Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any affiliate without the prior written consent of the Company; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise set forth in the provisions of (A) Articles I and II (which, from and after, the Effective Time (but not unless the Effective Time occurs), shall be for the benefit of holders of Shares, Company Options and Company Restricted Shares) and (B) Section 7.7 (which, from and after the Effective Time (but not unless the Effective Time occurs), shall be for the benefit of the Indemnified Parties), hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.13.        Construction.    This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE TORONTO-DOMINION BANK

By:	/s/ Stephen Boyle
Name: Stephen Boyle
Title: Executive Vice President

EMPIRE MERGER SUB, INC.

By:	/s/ Stephen Boyle
Name: Stephen Boyle
Title: Treasurer

EPOCH HOLDING CORPORATION

By:	/s/ William W. Priest
Name: William W. Priest
Title: CEO

ANNEX I

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EPOCH HOLDING CORPORATION

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Epoch Holding Corporation.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 61,000,000 (SIXTY-ONE MILLION), all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: The name and mailing address of the incorporator is Michael Juhlin, c/o Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

(b)        Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law of the State of Delaware upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law of the State of Delaware and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law of the State of Delaware. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the General Corporation Law of the State of Delaware shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

ANNEX B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

December 5, 2012

Epoch Holding Corporation

640 Fifth Avenue

New York, NY 10019

Attention: Members of the Board of Directors

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Epoch Holding Corporation (the “Company”), from a financial point of view, of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and between The Toronto-Dominion Bank (the “Acquiror”), Empire Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $28.00 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed a draft, dated December 4, 2012, of the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other companies with publicly held securities in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company reviewed by us, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and we express no opinion with respect to such forecasts or the assumptions upon which they are based. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. With your consent we have also assumed that the final form of the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise (including any employment, compensation, investment, reinvestment or other agreements or arrangements entered into by the Company or the Acquiror with management of the Company in connection with the Merger), including, without limitation, any aspect or implication of any such other agreements, arrangements or understandings on the Consideration to be

B-1

received by the holders of Company Common Stock in the Merger. Our opinion also does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Acquiror and certain of its affiliates including, during the last two years, having acted as a co-managing underwriter of various offerings of debt securities by the Acquiror and/or certain of its affiliates. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. As you are aware, certain executive officers of the Company were previously employees of our asset management division. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EPOCH HOLDING CORPORATION 640 5TH AVENUE NEW YORK, NY 10019 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M51847-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EPOCH HOLDING CORPORATION The Board of Directors recommends you vote FOR proposals 1, 2 and 3. 1. To adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of December 6, 2012, by and between Epoch Holding Corporation (“Epoch”), The Toronto-Dominion Bank (“TD”) and Empire Merger Sub, Inc. (“Merger Sub”), which provides for the merger of Merger Sub, a wholly owned subsidiary of TD, with and into Epoch, with Epoch continuing as the surviving corporation (the “merger”), and the conversion of each outstanding share of common stock of Epoch (other than shares owned by Epoch, TD or Merger Sub and dissenting shares under Delaware law) into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes. 2. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to Epoch’s named executive officers in connection with the consummation of the merger. 3. To approve the adjournment of the special meeting, if necessary or appropriate in the view of the Epoch Board of Directors, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. NOTE: To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX]

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. M51848-TBD EPOCH HOLDING CORPORATION Special Meeting of Stockholders Date and Time TBD This proxy is solicited by the Board of Directors The undersigned stockholder of Epoch Holding Corporation, a Delaware corporation (the “Company”) hereby appoints Allan R. Tessler and Adam Borak, or either of them, voting singly, in the absence of others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common Stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company on DATE TBD, or any adjournment or postponements thereof, in accordance with the instructions provided herewith. Any and all proxies heretofore given are hereby revoked. This proxy, when properly executed, will be voted as directed herein. If no specification is made, this proxy will be voted”FOR” proposals 1, 2 and 3. Continued and to be signed on reverse side